Exhibit 10.2

[GRYPHON JV,] L.P.

a Delaware limited partnership

LIMITED PARTNERSHIP AGREEMENT
Dated as of [●]

DISCLAIMER: THIS IS A PROPOSED FORM LIMITED PARTNERSHIP AGREEMENT ONLY, AND NOT AN OFFER THAT CAN BE ACCEPTED. UNTIL THE AUTHORIZED REPRESENTATIVES OF SL INVESTOR AND INDIGO AGREE TO AND EXECUTE A DEFINITIVE WRITTEN AGREEMENT, NEITHER SL INVESTOR NOR INDIGO HAS ANY OBLIGATION (LEGAL OR OTHERWISE) TO CONCLUDE A TRANSACTION. UNLESS INCLUDED IN A DEFINITIVE WRITTEN AGREEMENT, COMMUNICATIONS (WRITTEN OR ORAL) SHALL NOT CREATE ANY OBLIGATIONS WHATSOEVER ON SL INVESTOR OR INDIGO, AND NO PERSON MAY RELY ON THEM AS A BASIS FOR TAKING OR FOREGOING ANY ACTION OR OPPORTUNITY, OR FOR INCURRING ANY COSTS. SL INVESTOR AND INDIGO RESERVE THE RIGHT TO REJECT ANY OR ALL PROPOSALS FOR ANY REASON WHATSOEVER AND TO NEGOTIATE SUCH PROPOSAL IN ANY MANNER IT DEEMS APPROPRIATE, AND FURTHER RESERVES THE RIGHT TO REVISE AND COMMENT UPON THIS PROPOSED FORM LIMITED PARTNERSHIP AGREEMENT AFTER THE DATE HEREOF. THE EFFECT OF THIS LEGEND MAY NOT BE CHANGED BY ANY ACTION OF THE PARTIES.

THE SECURITIES DESCRIBED HEREIN HAVE NOT BEEN REGISTERED OR QUALIFIED UNDER ANY FEDERAL OR STATE SECURITIES LAWS. SUCH SECURITIES ARE SUBJECT TO THOSE RESTRICTIONS ON TRANSFER CONTAINED HEREIN, IN [GRYPHON JV,] L.P.’S CERTIFICATE OF LIMITED PARTNERSHIP AND IMPOSED BY LAW. THE SECURITIES ARE BEING SOLD IN RELIANCE UPON EXEMPTIONS FROM SUCH REGISTRATION OR QUALIFICATION REQUIREMENTS. THE SECURITIES CANNOT BE SOLD, TRANSFERRED, ASSIGNED OR OTHERWISE DISPOSED OF EXCEPT IN COMPLIANCE WITH THE RESTRICTIONS ON TRANSFERABILITY CONTAINED IN THIS AGREEMENT, THE CERTIFICATE OF LIMITED PARTNERSHIP OF [GRYPHON JV,] L.P., CERTAIN OTHER AGREEMENTS TO WHICH [GRYPHON JV], L.P. IS A PARTY AND APPLICABLE FEDERAL AND STATE SECURITIES LAWS.

Table of Contents
Page
ARTICLE I DEFINITIONS    2
SECTION 1.1.    Definitions    2
SECTION 1.2.    Interpretation    23
ARTICLE II THE COMPANY    23
SECTION 2.1.    Formation    23
SECTION 2.2.    Name        24
SECTION 2.3.    Term        24
SECTION 2.4.    Purpose; Powers    24
SECTION 2.5.    Foreign Qualification    24
SECTION 2.6.    Registered Office; Registered Agent; Principal Place of Business    24
SECTION 2.7.    Ownership of Property    25
ARTICLE III PARTNERS; UNITS    25
SECTION 3.1.    Units Generally    25
SECTION 3.2.    Authorization and Issuance of Units    25
SECTION 3.3.    Admission of Limited Partners    26
SECTION 3.4.    Substitute Partners and Additional Partners    26
SECTION 3.5.    Spouses of Partners    27
SECTION 3.6.    Voting Rights    27
SECTION 3.7.    Representations and Warranties    27
ARTICLE IV MANAGEMENT AND BOARD OF DIRECTORS    29
SECTION 4.1.    Management of the Company; Delegation of Authority and Duties      30
SECTION 4.2.    Management Matters    31
SECTION 4.3.    Board Composition    33
SECTION 4.4.    Chair        34
SECTION 4.5.    Committees    34
SECTION 4.6.    Quorum    34
SECTION 4.7.    Action of the Board    35
SECTION 4.8.    Removal    35
SECTION 4.9.    Resignation    36
SECTION 4.10.    Vacancies    36
SECTION 4.11.    Compensation; No Employment    36
SECTION 4.12.    Board Observers    36
SECTION 4.13.    Actions Requiring Indigo Consent    37
SECTION 4.14.    Conflicts of Interest; Access to Information    40
SECTION 4.15.    Subsidiaries    40

SECTION 4.16.    Termination    40
ARTICLE V CAPITAL CONTRIBUTIONS; ALLOCATIONS; DISTRIBUTIONS    41
SECTION 5.1.    Capital Contribution    41
SECTION 5.2.    Allocations of Profits and Losses    42
SECTION 5.3.    Distributions    45
ARTICLE VI TRANSFERS OF UNITS    50
SECTION 6.1.    General Restrictions on Transfer    50
SECTION 6.2.    Permitted Transfers    52
SECTION 6.3.    Tag-Along Rights    52
SECTION 6.4.    Drag-Along Rights    57
SECTION 6.5.    Other Transfer-Related Matters    61
SECTION 6.6.    Preemptive Rights    64
SECTION 6.7.    Call Rights    67
SECTION 6.8.    Termination    69
ARTICLE VII MISCELLANEOUS COVENANTS AND AGREEMENTS OF THE PARTNERS    69
SECTION 7.1.    Initial Public Offering    69
SECTION 7.2.    Post-IPO Transfers    70
SECTION 7.3.    Confidentiality    72
SECTION 7.4.    Non-Solicitation    75
SECTION 7.5.    Public Announcements    76
SECTION 7.6.    Contingent Consideration    76
ARTICLE VIII BOOKS AND RECORDS; TAX MATTERS; INFORMATION RIGHTS     78
SECTION 8.1.    Books of Account    78
SECTION 8.2.    Information Rights    79
SECTION 8.3.    Certain Tax Matters    80
ARTICLE IX LIMITATION ON LIABILITY, ELIMINATION OF FIDUCIARY DUTIES, EXCULPATION, INDEMNIFICATION AND INSURANCE    84
SECTION 9.1.    Limitation on Liability    84
SECTION 9.2.    Certain Duties and Liabilities of Covered Persons    84
SECTION 9.3.    Exculpation    86
SECTION 9.4.    Indemnification    86
SECTION 9.5.    Advancement of Expenses    88
SECTION 9.6.    Insurance    88
ii

ARTICLE X DISSOLUTION AND TERMINATION    88
SECTION 10.1.    Dissolution    88
SECTION 10.2.    Winding Up of the Company    89
SECTION 10.3.    Termination    80
SECTION 10.4.    Survival    90
ARTICLE XI MISCELLANEOUS    90
SECTION 11.1.    Further Assurances    90
SECTION 11.2.    Expenses    90
SECTION 11.3.    Notices    91
SECTION 11.4.    Headings    92
SECTION 11.5.    Counterparts and Exchanges    92
SECTION 11.6.    Governing Law; Venue; Jurisdiction; Waiver of Jury Trial    92
SECTION 11.7.    Dispute and Deadlock Resolution    93
SECTION 11.8.    Successors and Assigns    93
SECTION 11.9.    Specific Performance    94
SECTION 11.10.    Waiver    94
SECTION 11.11.    Amendment    94
SECTION 11.12.    Severability    95
SECTION 11.13.    Entire Agreement    95
SECTION 11.14.    Other Business; Corporate Opportunities    95
SECTION 11.15.    No Employment or Service Contract    96
SECTION 11.16.    Construction    96
SECTION 11.17.    Disclosure of Information    96
SECTION 11.18.    Non-Recourse    97
SECTION 11.19.    Conflicts and Privileges    97
SECTION 11.20.    Remedies Cumulative    98
Schedule I    Schedule of Partners
Exhibit A    Form of Joinder Agreement
Exhibit B    Form of Spousal Consent
Exhibit C    Services Agreement
Exhibit D    Registration Rights Agreement
iii

LIMITED PARTNERSHIP AGREEMENT1
OF
[GRYPHON JV,] L.P.
a Delaware limited partnership
THIS LIMITED PARTNERSHIP AGREEMENT (this “Agreement”) of [Gryphon JV,] L.P., a Delaware limited partnership (the “Company”), dated and effective as of [●] (the “Effective Date”), is being entered into by Gryphon GP, L.L.C., a Delaware limited liability company (the “General Partner”), as General Partner, Intel Corporation, a Delaware corporation (“Indigo” and, together with any of its Permitted Transferees that acquire Units, the “Indigo Partners” and each an “Indigo Partner”), SLP VII Gryphon Aggregator, L.P., a Delaware limited partnership (the “SL Investor” and, together with any of its Permitted Transferees that acquire Units, the “SL Partners” and each an “SL Partner”), and each other Person who hereinafter becomes a Partner in accordance with the terms and conditions of this Agreement.
WHEREAS, the Company was formed as a Delaware limited partnership on [●] (the “Formation Date”), pursuant to a certificate of limited partnership (the “Certificate”), which was executed by the General Partner and filed for recordation in the office of the Secretary of State of the State of Delaware on the Formation Date;
WHEREAS, pursuant to the Transaction Agreement, dated as of [●], by and among Altera Corporation, Indigo, Intel Americas, Inc., a Delaware corporation and wholly owned subsidiary of Indigo (“Indigo Americas”), and SL Investor (the “Transaction Agreement”), on the date hereof, the SL Investor has purchased from Indigo and Indigo Americas 51% of the issued and outstanding shares of common stock of Altera Corporation, a Delaware limited liability company (“Gryphon”), and immediately thereafter, Indigo and the SL Investor each contributed all of their respective shares of common stock of Gryphon to the Company in exchange for Class A Units (the “Transaction”); and
WHEREAS, the parties wish to enter into this Agreement setting forth certain terms, conditions and rights of the Partners in respect of their ownership of Units.
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1     Note to Draft: In accordance with Exhibit B of the Transaction Agreement, the LPA will be updated, as needed, during the period between signing and closing to reflect the terms of the debt-like preferred equity in a corporate subsidiary of the Company. Relevant ancillary documents, including a Certificate of Designation for such subsidiary and a preferred purchase agreement, will also be prepared during the interim period and executed at or prior to closing.

ARTICLE I

DEFINITIONS
SECTION 1.1.    Definitions. The following terms shall have the following meanings for purposes of this Agreement:
“Acceptance Notice” has the meaning set forth in Section 6.6(c).
“Act” means the Delaware Revised Uniform Limited Partnership Act, 6 Del. C. §§ 17-101 et seq.
“Additional Partner” means any Person admitted as a partner (as such term is defined in the Act) pursuant to Section 3.4 in connection with the issuance of new Units to such Person after the Effective Date.
“Adjusted Capital Account” means, with respect to any Partner, the balance in such Partner’s Capital Account as of the end of the relevant Fiscal Year or other period, after giving effect to the following adjustments:
(a)    increased for any amounts that such Partner is obligated to contribute to the Company upon liquidation of such Partner’s Units;
(b)    increased for any amounts that such Partner is obligated to restore pursuant to this Agreement or is deemed to be obligated to restore pursuant to Treasury Regulations Section 1.704-1(b)(2)(ii)(c) or the penultimate sentence of each of Treasury Regulations Sections 1.704-2(i)(5) and 1.704-2(g)(1); and
(c)    reduced by any items described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6).
The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.
“Affiliate” means, with respect to any Person, any other Person who, directly or indirectly (including through one or more intermediaries), controls, is controlled by, or is under common control with, such Person. For purposes of this definition, the term “control,” when used with respect to any specified Person, means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or partnership or other ownership interests, by contract, or otherwise; and the terms “controlling” and “controlled” shall have correlative meanings. Notwithstanding the foregoing, the term “Affiliate” does not, (a) when used with respect to a Limited Partner, include any Company Entity, and (b) when used with respect to any SL Partner, subject to Section 4.13(g), include any (i) portfolio company in which the SL Partners, their Affiliates or any of their affiliated investment funds have made a debt or equity investment (or vice versa), and (ii) limited partner, non-managing member or other similar direct or indirect investor of the SL Partners, their Affiliates or any of their affiliated investment funds.
“Agreement” has the meaning set forth in the Preamble.
“Applicable Distribution” has the meaning set forth in Section 5.3(b)(i)(B).
“Applicable Law” means any applicable federal, state or local law, statute, rule or regulation issued, enacted or promulgated by any Governmental Authority.
“Applicable Payor” means (a) with respect to a MoM Measurement Event that is a Cash Company Sale, the SL Partners and (b) with respect to any MoM Measurement Event that is not a Cash Company Sale, one or more Company Entities designated by the SL Partners.
“Award Agreement” means any agreement pursuant to which any Class B Units are granted in accordance with the Equity Incentive Plan and this Agreement.
“Base Amount” has the meaning set forth in Section 6.6(b)(iv).
“Board” means the board of directors of the General Partner. Each such director is referred to herein as a “Director.”
“Business Day” means a day other than (a) a Saturday, Sunday or official public holiday in the United States; or (b) a day on which banks are authorized or required by Applicable Law to close in Santa Clara, California.
“Callable Equity” has the meaning set forth in Section 6.7(a).
“Call Consideration” has the meaning set forth in Section 6.7(a).
“Call Exercise Date” has the meaning set forth in Section 6.7(a).
“Call Event” has the meaning set forth in Section 6.7(a).
“Call Repurchase Date” has the meaning set forth in Section 6.7(b).
“Call Right” has the meaning set forth in Section 6.7(a).
“Call Right Notice” has the meaning set forth in Section 6.7(a).
“Call Right Period” has the meaning set forth in Section 6.7(a).
“Capital Account” has the meaning set forth in Section 5.1(d).
“Capital Contribution” means, with respect to any Partner, the aggregate amount of cash and the initial Gross Asset Value of any property (other than money) contributed from time to time to the Company by such Partner, whether as an Initial Capital Contribution or as an additional Capital Contribution; provided that, other than the portion of the Deferred

Consideration and Contingent Consideration Obligation actually paid by the SL Partners to the Indigo Partners on or prior to the date of calculation, the Capital Contributions of the SL Partners shall not include the Deferred Consideration or the Contingent Consideration Obligation.
“Cash Company Sale” means a Company Sale occurring before an IPO (as set forth in clause (1) in the definition of “MoM Measurement Event”) in which the consideration paid to the SL Partners consists exclusively of cash.
“Catch-Up Amount” has the meaning set forth in Section 5.3(b)(i)(A).
“CEO Director” has the meaning set forth in Section 4.3(a)(iii).
“Certificate” has the meaning set forth in the Recitals.
“Chosen Courts” has the meaning set forth in Section 11.6(b).
“Claims and Expenses” has the meaning set forth in Section 9.4(a).
“Class A Unit” means a Unit having the rights, privileges and obligations specified with respect to “Class A Units” in this Agreement.
“Class B Unit” means a Unit having the rights, privileges and obligations specified with respect to “Class B Units” in this Agreement.
“Class GP Unit” means the Unit having the rights, privileges and obligations specified with respect to the General Partner in this Agreement.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company” has the meaning set forth in the Preamble.
“Company Counsel” has the meaning set forth in Section 11.19(b).
“Company Entity” means, individually, any of the Company or any Subsidiary of the Company; collectively, these entities are referred to herein as the “Company Entities.”
“Company Minimum Gain” has the meaning ascribed to the term “partnership minimum gain” in Treasury Regulations Sections 1.704-2(b)(2) and 1.704-2(d).
“Company Representative” has the meaning set forth in Section 8.3(c).
“Company Sale” means (a) any transaction or series of transactions that results in the acquisition, directly or indirectly (whether by merger, consolidation, other business combination or otherwise), by any group of Persons (within the meaning of the Exchange Act) or by any Person, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Act) of at least 50% of the issued and outstanding Units (excluding any such Class B Units); or (b) a sale, license, lease, or other disposition of at least 50% of the Company’s assets (including, without limitation, the capital stock or assets of the Company’s Subsidiaries); provided, however, that “Company Sale” shall not include a merger effected exclusively for the purpose of changing the domicile of the Company or any other Company Entity or creating a holding company structure or to implement any other organizational structure, in each case, so long as the SL Partners continue to hold, individually or in the aggregate, directly or indirectly, at least 50% of the issued and outstanding Units (excluding any such Class B Units) immediately following such transaction, in each case, unless otherwise expressly determined by the Indigo Partners and the SL Partners through mutual written consent.
“Confidential Information” means any information concerning any Company Entity or the financial condition, business, operations, prospects, intellectual property rights, customers, clients, suppliers, employees, operations, products, services, strategies or market opportunities of any Company Entity that is furnished or otherwise made available to any Partner or its Affiliates or their respective Representatives (whether before, on or after the Effective Date, including by virtue of any Partner’s present or former right to appoint a Director, and whether or not in such Partner’s (or, if applicable, Director’s or Representative’s) capacity as such), and any information concerning the existence, subject matter or terms of this Agreement, other than information that (a) was or becomes generally available to the public other than as a result of a breach of this Agreement by such Partner or its Affiliates or Representatives, (b) becomes available to such Partner on a nonconfidential basis after the Effective Date and prior to any disclosure to such Partner or its Affiliates or their respective Representatives (i) by the Company or its Affiliates or their respective Representatives or (ii) through its ownership of Units, (c) becomes available to such Partner after the Effective Date from a source other than (i) the Company or its Affiliates or their respective Representatives or (ii) through such Partner’s ownership of Units (provided, that such source is not known by such Partner or its Affiliates to be bound by a contractual, legal, or fiduciary obligation of confidentiality with respect to such information), or (d) is or was independently developed by such Partner without the use of any information obtained from the Company or its Affiliates or their respective Representatives or through the ownership of Units.
“Contingent Consideration Obligation” means $250,000,000.
“Contingent Consideration Payment” has the meaning set forth in Section 7.6(a).
“Continuing Intercompany Agreement” has the meaning given to it in the Transaction Agreement.
“Contract” means any written, oral or other agreement or contract that is legally binding.
“Conversion Share Distribution” has the meaning set forth in Section 7.2(b).
“Conversion Share Transfer Notice” has the meaning set forth in Section 7.2(b).
“Conversion Shares” has the meaning set forth in Section 7.1(b).

“Corporate Opportunity” has the meaning set forth in Section 11.14(c).
“Covered Person” means (a) each Limited Partner and the Company Representative (and any Designated Individual appointed by the Company Representative), in each case, in such Person’s capacity as such, (b) any Person of which a Limited Partner is a current or former equityholder, controlling Person, officer, director, manager, shareholder, general or limited partner, member, employee, representative or agent, in each case, other than any Company Entity, and (c) any Affiliate (including such Affiliate’s Representatives), current or former equityholder, controlling Person, officer, director, manager, shareholder, general or limited partner, member, employee, other Representative or agent of any of the foregoing, in each case in clauses (a) and (b), whether or not such Person continues to have the applicable status referred to in such clauses; provided, that in no event shall any Person holding indebtedness, bonds, debt securities or similar instruments issued by the Company be considered a “Covered Person” solely in such Person’s capacity as a holder of such indebtedness, bonds, debt securities or other instruments.
“Default Event” has the meaning set forth in Section 6.7(b).
“Deferred Consideration” has the meaning set forth in the Transaction Agreement.
“Depreciation” means, for each Fiscal Year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization or other cost recovery deduction for such year is zero, Depreciation shall be calculated with reference to such beginning Gross Asset Value using any reasonable method selected by the Board (provided, that, to the extent such selected method could reasonably be expected to result in a material and disproportionate negative impact on any of the Indigo Partners relative to the SL Partners (or vice versa), the consent of such disproportionately affected Partner shall be obtained (which consent shall not be unreasonably withheld, conditioned or delayed)).
“Designated Individual” has the meaning set forth in Section 8.3(c).
“Director Indemnification Agreement” means any one or more indemnification agreements with the General Partner or any Company Entity, on one hand, and any Director or any member of the board of directors (or equivalent governing body) of any Company Entity, on the other hand, in a form acceptable to the Board, providing for indemnity or expense advancement rights in favor of such individuals in connection with the exercise of their director (or equivalent) duties.
“Disabling Conduct” means, in respect of any Person, any act or omission (a) that is a criminal act by such Person that such Person had reasonable cause to believe was unlawful,

(b) that was knowingly taken or omitted with the intention to breach this Agreement or (c) that constitutes a bad faith violation of the implied contractual covenant of good faith and fair dealing; provided, however, that the sharing by a Director of information received in his or her capacity as such to the Partner(s) entitled to appointed him or her shall not, in and of itself, constitute “Disabling Conduct.”
“Discretionary Distribution” has the meaning set forth in Section 5.3(b)(ii).
“Dissolution Event” has the meaning set forth in Section 10.1(c).
“Distributable Assets” has the meaning set forth in Section 5.3(a).
“Distribution” has the meaning set forth in Section 5.3(a).
“Distribution Threshold” means, with respect to a Class B Unit, as of the date of grant of such Class B Unit, the dollar amount set forth in the applicable Award Agreement with respect to the issuance of such Class B Unit, which dollar amount shall be an amount determined by the Board to be equal to at least the amount of cumulative distributions that would be required to be made to the Partners with respect to all Units outstanding immediately after the issuance of such Class B Unit (other than such Class B Unit) in order for such Class B Unit to have a Positive Liquidation Value of zero, subject to appropriate increase to account for Capital Contributions and adjustment in the case of recapitalizations, Unit splits or other similar events.
“Drag-Along Notice” has the meaning set forth in Section 6.4(b).
“Drag-Along Percentage” has the meaning set forth in Section 6.4(a)(iii).
“Drag-Along Purchaser” has the meaning set forth in Section 6.4(a)(i).
“Drag-Along Sale” has the meaning set forth in Section 6.4(a)(i).
“Dragged Partner” has the meaning set forth in Section 6.4(a)(i).
“Dragging Partner” has the meaning set forth in Section 6.4(a)(i).
“Effective Date” has the meaning set forth in the Preamble.
“Eligible Class B Unit” means any Vested Class B Unit that is designated as an “Eligible Class B Unit” for an applicable purpose in the applicable Award Agreement with respect to the issuance of such Class B Unit.
“Equity Incentive Plan” means any equity incentive plan sponsored by the Company and approved by the Board authorizing the Company to issue Class B Units or any other Units to any Service Provider and setting forth the terms and conditions that shall, in addition to this Agreement and an Award Agreement, govern such Unit issuances.

“Equity Securities” means, with respect to any Person: (a) any capital stock, partnership interests, limited liability company interests, units or any other type of equity interest, or other indicia of equity ownership (including profits interests), (b) any security convertible into or exercisable or exchangeable for, with or without consideration, any of the foregoing, including any option to purchase such convertible security, (c) any warrant or right (or any security carrying such warrant or right) to subscribe to or purchase any security described in clause (a) or clause (b), or (d) any security issued in exchange for, upon conversion of, or with respect to, any of the foregoing securities of such Person.
“Equivalent Price” means with respect to a Drag-Along Sale and any Unit held by a Partner, the amount (if any) determined by the Board that such Partner would be entitled to receive with respect to such Unit in a Liquidation of the Company and a distribution of the proceeds therefrom pursuant to Section 5.3(b) assuming 100% of the Company’s business and assets were sold in an all cash transaction for an implied valuation equal to the aggregate consideration reasonably expected to be received by the Partners (or the Company Entities in the event of a sale of assets) in such Drag-Along Sale and as set forth in the Drag-Along Notice for such Drag-Along Sale, adjusted as necessary to assume a Drag-Along Percentage of 100%; provided, with respect to any Drag-Along Sale that is for less than all of any Partner’s Units, the amount payable with respect to such Partner shall be only that amount payable with respect to the Units actually sold in such Drag-Along Sale; and, provided, further, that with respect to the Indigo Partners, the “Equivalent Price” per Unit of a given type, class and series shall be equal to the price per Unit of the same type, class and series received by the Dragging Partner in the Drag-Along Sale.
“Ethical Rules” has the meaning set forth in Section 11.19(a).
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Exercise Period” has the meaning set forth in Section 6.6(c).
“Exercising Partner” has the meaning set forth in Section 6.6(d).
“Exempted Transfer” means (i) a Permitted Transfer, (ii) a Transfer in an IPO or (iii) any repurchase by the Company of Class B Units pursuant to this Agreement, the Equity Incentive Plan or any Award Agreement.
“Exigent Circumstances Issuance” has the meaning set forth in Section 6.6(g).
“Fair Market Value” means, as determined in good faith by the Board (or, with respect to the SL MoM, the successor board of directors (or equivalent successor governing body) to the Board, as applicable), (a) for any Unit, as of any date of determination, the fair market value of such Unit, which shall be determined assuming an arm’s length sale of all of the Company Entities’ assets and liabilities by a willing seller to a willing buyer in a competitive process and without discounts for minority interests or lack of marketability or liquidity, and (b)

for any securities or other assets for any purpose not covered by clause (a), as of any date of determination, the fair market value of such securities or assets.
“Finally Determined” means finally determined (by a court of competent jurisdiction and after exhausting all appeals or in an arbitration conducted in accordance with this Agreement).
“Financing Default” has the meaning set forth in Section 5.3(b)(iii).
“Fiscal Year” means the fiscal year of the Company, which shall be the calendar year, unless otherwise permitted by the Code and approved by the Board.
“Formation Date” has the meaning set forth in the Recitals.
“Former Permitted Transferee” has the meaning set forth in Section 6.2(b).
“GAAP” means United States generally accepted accounting principles.
“General Partner” has the meaning set forth in the Preamble. The General Partner shall constitute the “general partner” (as such term is defined in the Act) of the Company.
“Governmental Authority” means (a) any transnational, domestic or foreign federal, state, provincial, territorial, regional, municipal or local governmental, legislative, judicial, regulatory or administrative authority, including any department, ministry, court, arbitrator or arbitral body, other tribunal, commission, commissioner, board, subdivision, bureau, agency, division, authority, office or official; or (b) any quasi-governmental, professional association or organization or private body exercising any executive, legislative, judicial, regulatory, taxing or other governmental functions or any stock exchange or self-regulatory organization.
“GP LLC Agreement” means that certain Limited Liability Company Agreement of the General Partner, dated as of the date hereof, as it may be amended, restated or otherwise modified from time to time.
“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:
(a)    The initial Gross Asset Value of any asset contributed by a Partner to the Company shall be the gross Fair Market Value of such asset on the date of contribution.
(b)    The Gross Asset Values of all of the Company’s assets shall be adjusted to equal their respective gross Fair Market Values, as of the following times:
(i)    the acquisition of an additional interest in the Company (other than in connection with the execution of this Agreement) by a new or existing Partner in exchange for more than a de minimis Capital Contribution, if the Board reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Partners in the Company; provided, that, to the extent such determination could reasonably be expected to result in a material and disproportionate negative impact on any of the Indigo Partners relative to the SL Partners (or vice versa), the consent of such disproportionately affected Partner shall be obtained (which consent shall not be unreasonably withheld, conditioned or delayed);
(ii)    the distribution by the Company to a Partner of more than a de minimis amount of the Company’s property as consideration for an interest in the Company, if the Board reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Partners in the Company; provided, that, to the extent such determination could reasonably be expected to result in a material and disproportionate negative impact on any of the Indigo Partners relative to the SL Partners (or vice versa), the consent of such disproportionately affected Partner shall be obtained (which consent shall not be unreasonably withheld, conditioned or delayed);
(iii)    the liquidation or dissolution of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g);
(iv)    the grant of Units (other than a de minimis grant of Units), as consideration for the provision of services to or for the benefit of the Company by an existing Partner acting in a partner capacity, or by a new Partner acting in a partner capacity or in anticipation of becoming a Partner of the Company, if the Board reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Partners in the Company (provided, that, to the extent such determination could reasonably be expected to result in a material and disproportionate negative impact on any of the Indigo Partners relative to the SL Partners (or vice versa), the consent of such disproportionately affected Partner shall be obtained (which consent shall not be unreasonably withheld, conditioned or delayed)); and
(v)    such other times as the Board shall reasonably determine necessary or advisable in order to comply with Treasury Regulations Sections 1.704-1(b) and 1.704-2.
(c)    The Gross Asset Value of any asset of the Company distributed to a Partner shall be the gross Fair Market Value of such asset on the date of distribution.
(d)    The Gross Asset Values of assets of the Company shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m); provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (d) to the extent that the Board determines that an adjustment pursuant to subparagraph (b) of this definition of Gross Asset Value is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (d) (provided, that, to the extent such determination could reasonably be expected to result in a material and disproportionate negative impact on any of the Indigo Partners relative to the SL Partners (or vice versa), the consent of such disproportionately affected Partner shall be obtained (which consent shall not be unreasonably withheld, conditioned or delayed)).
(e)    If the Gross Asset Value of an asset of the Company has been determined or adjusted pursuant to subparagraph (a), (b), or (d) of this definition of Gross Asset Value, then such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Income and Net Losses.
“Imputed Underpayment Amount” has the meaning set forth in Section 8.3(b).
“Indemnification Sources” has the meaning set forth in Section 9.4(b).
“Indemnitee-Related Entities” has the meaning set forth in Section 9.4(b).
“Independent Director” means any Person who (a)(i) satisfies the independence requirements relating to service as a director on a board of directors (or other Person serving in a substantially equivalent role) of the SEC, the Nasdaq Stock Market LLC or the New York Stock Exchange, and (ii) is not an Affiliate of, employed by, or otherwise lacking independence from, any Company Entity or any Partner or any of their respective Affiliates or (b) is otherwise designated as an “Independent Director” by the Board (including consent by at least one (1) Indigo Director (for so long as the Indigo Partners have the right to appoint at least one (1) Director) and at least one (1) Investor Director).
“Indigo” has the meaning set forth in the Preamble.
“Indigo Americas” has the meaning set forth in the Preamble.
“Indigo Confidential Information” means any information concerning Indigo or any of its Subsidiaries (without regard to clause (b) of the definition thereof) (the “Indigo Group”) or the financial condition, business, operations, prospects, intellectual property rights, customers, clients, suppliers, employees, operations, products, services, strategies or market opportunities of any member of the Indigo Group that is or has been furnished or otherwise made available to any Partner (other than a member of the Indigo Group) or its Affiliates or their respective Representatives (whether before, on or after the Effective Date, including by virtue of any Partner’s present or former right to appoint a Director, and whether or not in such Partner’s (or, if applicable, Director’s or Representative’s) capacity as such), other than information that (a) was or becomes generally available to the public other than as a result of a breach of this Agreement by such Partner or its Affiliates or Representatives, (b) was or becomes available to such Partner on a nonconfidential basis prior to, on or after the Effective Date and prior to any disclosure to such Partner or its Affiliates or their respective Representatives (i) by any member of the Indigo Group, the Company or its Affiliates or their respective Representatives or (ii) through such Partner’s ownership of Units, (c) was or becomes available to such Partner prior to, on or after the Effective Date from a source other than (i) any member of the Indigo Group, the

Company or its Affiliates or their respective Representatives or (ii) through such Partner’s ownership of Units (provided, that such source is not known by such Partner or its Affiliates to be bound by a contractual, legal, or fiduciary obligation of confidentiality with respect to such information), or (d) is or was independently developed by such Partner or its Affiliates or their respective Representatives without the use of any information obtained from any member of the Indigo Group, the Company or its Affiliates or their respective Representatives or through the ownership of Units; provided, that, notwithstanding the foregoing, no information, to the extent exclusively concerning the Company Entities, that would otherwise constitute Indigo Confidential Information shall be deemed Indigo Confidential Information for any purpose under this Agreement.
“Indigo Directors” has the meaning set forth in Section 4.3(a)(i).
“Indigo Group” has the meaning set forth in the definition of “Indigo Confidential Information.”
“Indigo Intercompany Information” means any Indigo Confidential Information relating to any arrangement, understanding or Contract between any member of the Indigo Group (or any officer, director or key employee thereof), on the one hand, and any of the Company Entities, on the other hand, in each case, entered into or otherwise in effect as of the Effective Date; provided, that notwithstanding the foregoing, Indigo Intercompany Information shall in all events include the Transaction Agreement and Ancillary Agreements (as defined in the Transaction Agreement).
“Indigo Observer” has the meaning set forth in Section 4.12(a).
“Indigo Partners” has the meaning set forth in the Preamble.
“Indigo Percentage Interest” means, as of any time of determination, the quotient (expressed as a percentage) obtained by dividing (a) the number of Units (excluding any Class B Units) held by all Indigo Partners at such time, by (b) the number of all issued and outstanding Units (excluding any Class B Units) at such time; provided, that, in calculating the Indigo Percentage Interest solely for purposes of (i) determining whether the Indigo Partners are entitled to a Director appointment right in accordance with Section 4.3(a)(i) and (ii) the definition of “Qualifying Partner” (other than as such term is used in Section 6.6), any Units issued after the Effective Date and which were not issued in connection with a Preemptive Issuance shall be excluded from the denominator (unless such Units were issued in circumstances in which the Indigo Partners were given an opportunity to participate on a pro rata basis in such non-Preemptive Issuance or such Units were issued to an Indigo Partner).
“Individual Representations” means, with respect to a Partner that is Transferring Units, customary representations and warranties with respect to itself and its Units regarding (a) the unencumbered ownership of the applicable Units and its ability to Transfer title to such Units to the applicable Transferee, free and clear of any Liens other than those arising as a result of or under the terms of this Agreement or securities laws, (b) due organization, good standing, power, authority, capacity, non-contravention, no conflict and consents (including government consents), enforceability, binding effect and authorization and (c) the absence of (i) claims or other impairments on its ability to sell such Units and (ii) any broker or finder relationships between such Partner and the Company or its Affiliates.
“Initial Capital Contribution” has the meaning set forth in Section 5.1(a).
“Investor Directors” has the meaning set forth in Section 4.3(a)(ii).
“IPO” means: (a) the initial underwritten public offering and sale of Equity Securities of the IPO Entity on Nasdaq or the New York Stock Exchange, or on another internationally recognized securities exchange, (b) any direct listing or similar public listing event on Nasdaq or the New York Stock Exchange, or on another internationally recognized securities exchange or (c) any merger, combination, consolidation or other transaction or series of related transactions (i) with a publicly listed blank check or publicly listed special purpose acquisition company or Person on Nasdaq or the New York Stock Exchange or another internationally recognized securities exchange or (ii) any other publicly listed company or Person, in each case, following which the Equity Securities of the IPO Entity or the Company or its successor or parent are listed for trading on Nasdaq or the New York Stock Exchange or another internationally recognized securities exchange, and in the case of clause (ii) so long as the Limited Partners continue to hold, in the aggregate, directly or indirectly, at least 50% of the issued and outstanding Equity Securities of the Company or its successor or parent immediately following such transaction(s); provided, that the following will not be considered a public offering for the purposes of this definition: (A) any issuance of Units (or securities representing such Units) as consideration for a merger or acquisition or (B) any issuance of Units or rights to acquire Units to existing holders of Units or their Affiliates or to employees of the Company on Form S-4 or Form S-8 (or a successor form adopted by the SEC), in each case, unless otherwise expressly determined by the Indigo Partners and the SL Partners through mutual written consent.
“IPO Entity” has the meaning set forth in Section 7.1(b).
“IRS” means the U.S. Internal Revenue Service.
“Issuance Notice” has the meaning set forth in Section 6.6(b).
“Jointly Indemnifiable Claims” has the meaning set forth in Section 9.4(b).
“Lien” means any charge, claim, community or other marital property interest, option, right of first refusal, mortgage, pledge, lien or other encumbrance.
“Limited Partner” means any limited partner (as such term is defined in the Act) admitted to the Company in accordance with the terms of this Agreement, for so long as such Person remains a limited partner of the Company.
“Liquidation” means a liquidation or winding up of the Company, excluding, for the avoidance of doubt, any liquidation in facilitation of an IPO or a Company Sale.
“Lock-Up Agreement” has the meaning set forth in Section 7.1(a).

“Mandatory Consent” means any approval or the termination of any applicable waiting period pursuant to Applicable Law in any country or the requirements of any Governmental Authority without which a Transfer or issuance of Units would be unlawful or otherwise prohibited or restricted.
“Net Income” or “Net Loss” means for each Fiscal Year of the Company, an amount equal to the Company’s taxable income or loss for such Fiscal Year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:
(a)    any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Income or Net Loss pursuant to this definition of Net Income or Net Loss shall be added to such taxable income or loss;
(b)    any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Income or Net Loss pursuant to this definition of Net Income or Net Loss shall be subtracted from such taxable income or loss;
(c)    in the event the Gross Asset Value of any of the Company’s assets is adjusted pursuant to subparagraph (b) or (c) of the definition of Gross Asset Value, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Income or Net Loss;
(d)    gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;
(e)    in lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, Depreciation shall be taken into account for such Fiscal Year or other period;
(f)    to the extent an adjustment to the adjusted tax basis of any asset of the Company pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Partner’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Income or Net Loss; and
(g)    notwithstanding any other provision of this definition of Net Income or Net Loss, any items which are specially allocated pursuant to Section 5.2(b) hereof shall not be taken into account in computing Net Income or Net Loss. The amounts of the items of income, gain, loss, or deduction of the Company available to be specially allocated pursuant to Section 5.2(b) hereof shall be determined by applying rules analogous to those set forth in this definition of Net Income or Net Loss.
“New Units” has the meaning set forth in Section 6.6(a).
“Non-Exercising Partner” has the meaning set forth in Section 6.6(d).
“Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Sections 1.704-2(b)(1) and 1.704-2(c).
“Non-SL Partner” means any Limited Partner other than an SL Partner.
“Observer” has the meaning set forth in Section 4.12(b).
“Offered Tag Units” has the meaning set forth in Section 6.3(b)(i).
“Officers” has the meaning set forth in Section 4.1(e).
“Organizational Documents” means (a) with respect to a corporation, the charter, articles or certificate of incorporation (including any certificate of designation), as applicable, and bylaws thereof, (b) with respect to a limited liability company, the certificate of formation or organization, as applicable, and the operating or limited liability company agreement thereof, (c) with respect to a partnership, the certificate of formation and the partnership agreement, and (d) with respect to any other Person, the organizational, constituent and/or governing documents and/or instruments of such Person.
“Original Issue Price” means $[●] per Class A Unit, as equitably adjusted for any combinations, splits, reverse splits, recapitalizations or reclassifications.
“Other Business” has the meaning set forth in Section 4.4(b).
“Over-Allotment Exercise Period” has the meaning set forth in Section 6.6(d).
“Over-Allotment Notice” has the meaning set forth in Section 6.6(d).
“Over-Allotment Pro Rata Portion” means, with respect to any Exercising Partner who intends to purchase any portion of the Unsubscribed Allotment Units, the number of Units equal to the product of (a) the total number of the Unsubscribed Allotment Units and (b) a fraction (i) the numerator of which is equal to the number of Units (excluding any Class B Units other than any Eligible Class B Units) then held by such Exercising Partner and (ii) the denominator of which is equal to the number of Units (excluding any Class B Units other than any Eligible Class B Units) then held by all of the Exercising Partners who intend to purchase any portion of the Unsubscribed Allotment Units.
“Parent NewCo” has the meaning set forth in the Recitals.

“Participating Partner” has the meaning set forth in Section 6.6(c).
“Partner” means the General Partner, in its capacity as the general partner of the Company, or any of the Limited Partners, in their capacity as limited partners of the Company, and “Partners” means the General Partner and all of the Limited Partners.
“Partner Nonrecourse Debt Minimum Gain” means an amount with respect to each “partner nonrecourse debt” (as defined in Treasury Regulations Section 1.704-2(b)(4)) equal to the Company Minimum Gain that would result if such Partner nonrecourse debt were treated as a nonrecourse liability (as defined in Treasury Regulations Section 1.752-1(a)(2)) determined in accordance with Treasury Regulations Section 1.704-2(i)(3).
“Partner Nonrecourse Deductions” has the meaning ascribed to the term “partner nonrecourse deductions” set forth in Treasury Regulations Section 1.704-2(i)(2).
“Partner Representative” has the meaning set forth in Section 6.5(a)(i)(E).
“Partnership Audit Rules” means Subchapter C of Chapter 63 of the Code (Code Sections 6221 through 6241), together with any Treasury Regulations or other guidance issued thereunder or successor provisions, and any similar provision of state or local tax laws, regulations or guidance, as amended from time to time.
“Percentage Interest” means, with respect to a Limited Partner as of any time of determination, the quotient (expressed as a percentage) obtained by dividing (a) the number of Units (excluding any Class B Units other than any Eligible Class B Units) held by such Limited Partner at such time, by (b) the number of all issued and outstanding Units (excluding any Class B Units other than any Eligible Class B Units) held by all Limited Partners at such time.
“Permitted Transfer” has the meaning set forth in Section 6.2(a).
“Permitted Transferee” has the meaning set forth in Section 6.2(a).
“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, estate, association, or other entity of any kind.
“Plan Assets Regulations” means the United States Department of Labor Regulations published at 29 C.F.R. Section 2510.3-101.
“Positive Liquidation Value” means, with respect to a Class B Unit, as of the date of grant of such Class B Unit, the amount that the holder of such Class B Unit would be entitled to receive with respect to such Unit under this Agreement if the Company were dissolved, its affairs wound up and its assets sold for cash equal to their Fair Market Value, all liabilities of the Company were satisfied (limited with respect to each non-recourse liability to the Fair Market Value of the assets securing such liability) and the net assets of the Company were distributed in accordance with Section 5.3 to the Partners.

“Preemptive Issuance” has the meaning set forth in Section 6.6(a).
“Promissory Note” has the meaning set forth in Section 6.7(b).
“Property” means an interest of any kind in any real or personal (or mixed) property, including cash, and any improvements thereto, and shall include both tangible and intangible property.
“Proposed Transferee” has the meaning set forth in Section 6.3(a).
“Pro Rata Portion” means, with respect to any Limited Partner, on any issuance date for New Units, the number of New Units equal to the product of (a) the total number of New Units to be issued by the Company on such date and (b) such Limited Partner’s Percentage Interest on such date immediately prior to such issuance.
“Prospective Purchaser” has the meaning set forth in Section 6.6(b).
“Qualifying Affiliate” means, with respect to an Indigo Partner, (a) any other Person (i) who, directly or indirectly (including through one or more intermediaries) is controlled by Indigo, (ii) with respect to whom Indigo owns, directly or indirectly, 50% or more of all ownership interests having voting power to elect a majority of the board of directors (or equivalent governing body) of such Person and (iii) with respect to whom Indigo owns, or has the right to receive, more than 50% of the total economic value of such Person (including upon liquidation and otherwise) or (b) any other Person that owns, directly or indirectly, 100% of the ownership, voting and economic interests of Indigo and the Equity Securities of which are publicly traded on any national securities exchange.
“Qualifying Partner” means, as of any time of determination, any Limited Partner whose Percentage Interest, together with the Percentage Interest of its Permitted Transferees, is five percent (5%) or more and any other Limited Partner who the Board determines to treat as a “Qualifying Partner” for any or all purposes hereunder; provided that any Indigo Partner shall be a Qualifying Partner so long as the Indigo Percentage Interest is five percent (5%) or more.
“Quorum Requirement” has the meaning set forth in Section 4.6.
“Registration Rights Agreement” means a Registration Rights Agreement in substantially the form attached hereto as Exhibit D.
“Regulatory Allocations” has the meaning set forth in Section 5.2(b)(vii).
“Remaining Contingent Consideration” means the difference between (a) the Contingent Consideration Obligation and (b) the sum of all amounts paid to the Indigo Partners pursuant to this Section 7.6 at any time of determination.
“Representation Date” has the meaning set forth in Section 3.7.

“Representatives” means, with respect to any Person, any and all directors, managers, officers, employees, consultants, financial advisors, counsel, accountants, and other agents and representatives of such Person.
“Restrictive Covenant Violation” means a breach by a Service Provider Partner in any material respect of any restrictive covenants (in each case, disregarding any materiality or similar qualifications therein), including any covenant relating to confidentiality, intellectual property, non-competition, non-solicitation, non-interference and non-disparagement, that such Service Provider Partner is subject to by reason of any agreement with the General Partner or any Company Entity.
“Rule 144 Transfer” has the meaning set forth in Section 7.2(c).
“Sale Notice” has the meaning set forth in Section 6.3(b).
“SEC” means the U.S. Securities and Exchange Commission.
“Secretary of State” means the Secretary of State of the State of Delaware.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Selling Partner” has the meaning set forth in Section 6.3(a).
“Service Provider” means an employee, manager, officer, director, consultant, advisor or other individual service provider of any Company Entity or the General Partner, in each case, that is a natural person; provided, that no SL Partner, Indigo Partner or any of their respective Affiliates, nor any Investor Director, Indigo Director, SL Officer or any other individual designated or appointed by an SL Partner or an Indigo Partner, in each case, in such Partner’s capacity as such in accordance with this Agreement, shall be deemed to be a Service Provider.
“Service Provider Partner” means a Partner that: (a) beneficially owns Class B Units; (b) is a Service Provider; or (c) is a Permitted Transferee of any of the Persons identified in the immediately foregoing clauses (a) and (b). In no event shall any SL Partner, Indigo Partner or any of their respective Affiliates, nor any Investor Director, Indigo Director, SL Officer or any other individual designated or appointed by an SL Partner or an Indigo Partner, in each case, in such Partner’s capacity as such in accordance with this Agreement, be deemed to be a Service Provider Partner.
“Services Agreement” means that certain Services Agreement by and between the Company and Silver Lake Management Company VII, L.L.C., dated as of the Effective Date, in the form attached hereto as Exhibit C, and as may be amended, subject to Section 4.13(g)(ii), from time to time.
“SL Investor” has the meaning set forth in the Preamble.

“SL Investor Observer” has the meaning set forth in Section 4.12(b).
“SL MoM” means, as of (1) immediately following the consummation of a Company Sale occurring before an IPO, (2) immediately following the consummation of an IPO, (3) the date that is six months after such IPO referred to in the foregoing clause (2) or (4) the date that is 12 months after such IPO referenced in the foregoing clause (2), (each of the foregoing clauses (1)-(4), a “MoM Measurement Event”), the quotient obtained by dividing (a) the sum of (i) the aggregate cash proceeds and the Fair Market Value of any non-cash consideration the SL Partners and their Permitted Transferees have received in respect of Transfers of Units held by such Persons at or prior to such time, including any such cash proceeds and the Fair Market Value of any such non-cash consideration received pursuant to such IPO or Company Sale (which, in the case of an IPO, shall be deemed to be the initial public offering price thereof, and in the case of a Company Sale in relation to which the relevant Equity Securities are publicly traded at such time, the public trading price (calculated as the thirty (30)-day volume weighted average price ending on the trading day immediately preceding the MoM Measurement Event (as reported by Bloomberg, L.P. (or any successor service) and determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours)), but excluding any such cash proceeds or non-cash consideration received in respect of a Transfer of Units solely between an SL Partner and its Permitted Transferee, plus, without duplication, (ii) the value of any Units or other Equity Securities of the Company that any SL Partner or its Affiliates continue to hold at such time (provided, that, any such Units or other Equity Securities shall be valued at the initial public offering price, in the case of an IPO, or at the public trading price (calculated as the thirty (30)-day volume weighted average price ending on the trading day immediately preceding the MoM Measurement Event (as reported by Bloomberg, L.P. (or any successor service) and determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours)), in the case of a Company Sale in relation to which the relevant Equity Securities are publicly traded at such time, or, in the case of either an IPO or Company Sale, if no such public offering price or public trading price exists, the Fair Market Value thereof, by (b) the sum of (i) the aggregate amount of Capital Contributions made by the SL Partners and their respective Permitted Transferees as of such time, plus (ii) the aggregate purchase price paid by the SL Partners and their respective Permitted Transferees for any Units or other Equity Securities of the Company such Persons acquired following the Effective Date as of such time, if any (without regard to any Transfers solely between an SL Partner and its Permitted Transferee and without duplication of any portion of such aggregate purchase price deemed to be a Capital Contribution of any such Person hereunder).
“SL Officer” means any officer of a Company Entity who is a partner or full-time employee of any SL Partner or one or more of its Affiliates and who otherwise dedicates substantially all of such individual’s business time to the management of any SL Partner or one or more of its Affiliates, including any portfolio companies of such Persons.
“SL Partners” has the meaning set forth in the Preamble.
“SL Related Party Transaction” has the meaning set forth in Section 4.13(g).
“Special Transfer” has the meaning set forth in Section 7.2(a).

“Spousal Consent” has the meaning set forth in Section 3.5.
“Spouse” means, with respect to any natural Person as of any time, the wife, husband or domestic partner of such natural Person.
“Subsequent Applicable Distribution” has the meaning set forth in Section 5.3(b)(iii).
“Subsequently Vested Class B Units” has the meaning set forth in Section 5.3(b)(iii).
“Subsidiary” means, with respect to any Person, any other Person of which ownership interests having voting power to elect a majority of the board of directors or others performing similar functions are directly or indirectly owned by the first Person. Notwithstanding the foregoing, the term “Subsidiary” does not, (a) when used with respect to a Limited Partner, include any Company Entity unless explicitly noted otherwise, and (b) when used with respect to Indigo or any Indigo Partner or any of its or their Permitted Transferees, include any Person of which Indigo owns (directly or indirectly) less than 100% of the voting or equity interests thereof (including, but not limited to, Mobileye Global Inc. and IMS Nanofabrication Global, LLC).
“Substitute Partner” means any Person admitted as a partner (as defined in the Act) pursuant to Section 3.4 in connection with the Transfer of a then-existing Unit to such Person after the Effective Date.
“Tag-Along Notice” has the meaning set forth in Section 6.3(c)(i).
“Tag-Along Partner” has the meaning set forth in Section 6.3(c)(i).
“Tag-Along Period” has the meaning set forth in Section 6.3(c)(i).
“Tag-Along Portion” has the meaning set forth in Section 6.3(b)(ii).
“Tag-Along Sale” has the meaning set forth in Section 6.3(a).
“Tax Distribution” has the meaning set forth in Section 5.3(c).
“Tagged Units” has the meaning set forth in Section 6.3(c)(i).
“Technical Employee” means any employee who is an architect, principal engineer or fellow or is employed in a similar technical role.
“Termination” means, with respect to a Service Provider Partner, the termination of such Service Provider Partner’s employment or services, as applicable, with any Company Entity for any reason or, if determined by the Board, any other instance in which such Service Provider Partner ceases to be a full-time employee of the Company Entities.

“Transaction” has the meaning set forth in the Recitals.
“Transaction Agreement” has the meaning set forth in the Recitals.
“Transaction Expenses” has the meaning set forth in Section 6.5(a)(ii).
“Transfer” means (a) any sale, transfer, assignment, conveyance, gift, bequest, exchange, pledge, encumbrance, hypothecation, or other disposition or disposal, directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, of (i) any Equity Securities or any interest (pecuniary or otherwise) (including a beneficial interest or any direct or indirect economic or voting interest) in any Equity Securities, or (ii) any equity, ownership or economic interests in any other entity that holds, directly or indirectly, such Equity Securities, or (b) entry into any Contract, option, or other arrangement, commitment or understanding with respect to the foregoing; provided that notwithstanding the foregoing or anything to the contrary in this Agreement, in no event shall (x) any Transfer (whether directly or indirectly) of any (i) equity, ownership or economic interests (including any limited partnership interest, limited liability company interest or equivalent interest) in, Equity Securities of, or other rights to acquire any such interest in or Equity Securities of, any SL Partner or its Affiliates or their respective direct or indirect equityholders that are private equity funds or similar investment funds (or any investment funds or vehicles organized to make investments in parallel, or to coinvest, with any of the foregoing) or any direct or indirect equityholders of any of the foregoing (each of the foregoing Persons described in this clause (x)(i), an “SL Related Person”) constitute a “Transfer” for purposes of this Agreement; provided, that: any direct Transfer of Equity Securities in an SL Related Person that is not a private equity fund or similar investment fund (or any investment fund or vehicle organized to make investments in parallel, or to coinvest, with any of the foregoing) or any direct or indirect equityholder of any of the foregoing, in each case, to a Person that is not an Affiliate of such SL Related Person shall be deemed a Transfer for purposes of Section 6.3, and the Tag-Along Portion for any such Transfer shall be a fraction (A) the numerator of which is the number of the type, class and series of Units indirectly Transferred as a result of the direct Transfer of such SL Related Person’s Equity Securities (which shall be equal to the percentage of such SL Related Person’s Equity Securities directly Transferred, multiplied by the percentage of such SL Related Person’s assets directly or indirectly consisting of Units, multiplied by the number of Units directly or indirectly held by such SL Related Person) and (B) the denominator of which is equal to the total number Units of the same such type, class and series directly held by the SL Partners as of immediately prior to such Transfer; provided, however, that any Transfer of the type contemplated by clause (x)(i) that is consummated within 180 days of the Effective Date (the “Syndication Period”) shall not be deemed a Transfer for any purpose under this Agreement so long as (1) the consideration payable in connection with such Transfer does not exceed the Original Issue Price plus customary interest expense charged by an SL Partner or any of its Affiliates to, and expenses reimbursed by, the Transferee of such Equity Securities and (2) such Transfer would not cause the aggregate number of Units indirectly Transferred by the SL Partners during the Syndication Period to exceed 20% of the aggregate Units held by the SL Partners as of the Effective Date, (ii) Equity Securities of Indigo that are, or are exchangeable, redeemable or convertible for or into securities that are, publicly traded on any national securities exchange constitute a “Transfer” for purposes of this Agreement, or (iii) Equity Securities of any Indigo Partner to the Company pursuant to Section 2(a)(v)(B) of the Registration Rights Agreement (or a substantially equivalent provision of the Registration Rights Agreement) or to any Subsidiary of Indigo constitute a “Transfer” for purposes of this Agreement, or (y) any granting of a Lien, including any pledge or other grant of a security interest, by an SL Partner or Indigo Partner or their respective Affiliates or their respective direct or indirect equityholders in connection with any direct or indirect financing (or refinancing) involving any Units (and any related foreclosure or exercise of remedies in connection therewith) constitute a “Transfer” for purposes of this Agreement. “Transfer” when used as a verb, “Transfers,” “Transferring” and “Transferred” shall have correlative meanings. “Transferor” and “Transferee” mean a Person who makes or receives a Transfer, respectively.
“Transfer Pro Rata Portion” has the meaning set forth in Section 7.2(a).
“Treasury Regulations” means the income tax regulations, including temporary regulations, promulgated under the Code.
“Transfer Restriction Period” has the meaning set forth in Section 7.2(a).
“Unit” means a unit representing part or all of an Equity Security of the Company and includes all types and classes or series of Units (including the Class A Units and the Class B Units); provided, that any type, class or series of Units shall have the designations, preferences or special rights as determined by the Board in accordance with this Agreement; provided, further, that any reference to a Unit shall be deemed to include (i) a portion of such Unit and (ii) fractional Units. With respect to any particular class of Units, such class shall be deemed to include, to the extent applicable, any Conversion Shares exchanged for such class of Units in accordance with Section 7.1 or any other Units received by the Partners in connection with any combination of equity interests, recapitalization, merger, consolidation, or other reorganization, or by way of interest split, interest dividend or other distribution, in each case, in respect of such class of Units or Conversion Shares.
“Unpaid Amount” has the meaning set forth in Section 5.3(b)(iii).
“Unpaid Amount Deficit” has the meaning set forth in Section 5.3(b)(iii).
“Unsubscribed Allotment Units” has the meaning set forth in Section 6.6(d).
“Unvested Class B Unit” means any Class B Unit that has not vested as of the date of determination pursuant to the terms of the applicable Award Agreement pursuant to which such Class B Unit was granted.
“Vested Class B Unit” means any Class B Unit that has vested as of the date of determination pursuant to the terms of the applicable Award Agreement pursuant to which such Class B Unit was granted.
“Waiving Partners” has the meaning set forth in Section 8.2(a).
“Withholding Advances” has the meaning set forth in Section 8.3(d)(ii).

SECTION 1.2.    Interpretation. For purposes of this Agreement: (a) the words “include,” “includes,” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto,” and “hereunder” refer to this Agreement as a whole. The definitions given for any defined terms in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine, and gender-neutral forms. Unless the context otherwise requires, references in this Agreement: (i) to Articles, Sections, and Exhibits mean the Articles and Sections of, and Exhibits attached to, this Agreement; (ii) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, or modified from time to time to the extent permitted by the provisions thereof; and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Exhibits and Schedules referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein. If any time period for giving notice or taking action hereunder expires on a day that is a not a Business Day, then the time period will automatically be extended to the next Business Day. Currency amounts referenced herein are in U.S. Dollars. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP. References to “written” or “in writing” include documents in electronic form or transmission by email. Where this Agreement refers to consents, approvals, notifications, revocations, elections, determinations, announcements, disclosures or requests being required or given by the SL Partners or the Indigo Partners or any other similar exercise by the SL Partners or the Indigo Partners of any of their rights under this Agreement, it shall be sufficient that such consents, approvals, notifications, revocations, elections, determinations, announcements, disclosures or requests are given by or to, or such rights are exercised by, one of the SL Partners or one of the Indigo Partners, respectively (and not each SL Partner or each Indigo Partner, respectively) without the need for any further inquiry or any further consent or action of any other SL Partner or any other Indigo Partner, respectively; provided, that the SL Investor and Indigo may designate the applicable SL Partner and Indigo Partner, respectively, for such purpose (and to designate another SL Partner or another Indigo Partner to be the designating party pursuant to this proviso) by written notice to the General Partner.
ARTICLE II

THE COMPANY
SECTION 2.1.    Formation. The Company has been formed as a Delaware limited partnership by the execution and filing of the Certificate under and pursuant to the Act. The General Partner and each of the Limited Partners shall be deemed to have notice of, and be bound by, the terms and conditions set forth in this Agreement. Except as expressly provided herein and to the fullest extent permitted by the Act, the rights, powers, duties, obligations and liabilities of the General Partner and each of the Limited Partners and the administration and termination of the Company shall be governed by the Act. The General Partner or any Person designated by the Board is hereby designated as an authorized person to execute, deliver and file any certificates, notices or other documents and any amendments or restatements thereof necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business. To the extent that the rights, powers, duties, obligations and liabilities of any Partner are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the fullest extent permitted by the Act, control.
SECTION 2.2.    Name. The name of the Company is “[Gryphon JV,] L.P.” and all business of the Company shall be conducted in that name or in such other names that comply with Applicable Law as the Board may select from time to time. The Board may change the name of the Company from time to time in accordance with Applicable Law and will give written notice of any such change to the Limited Partners.
SECTION 2.3.    Term. The term of the Company commenced on the Formation Date upon the filing of the Certificate with the office of the Secretary of State and shall continue in existence indefinitely until dissolved, wound up and terminated in accordance with the terms of this Agreement.
SECTION 2.4.    Purpose; Powers. The nature of the business or purposes to be conducted or promoted by the Company is to engage in any lawful act or activity for which limited partnerships may be organized under the Act. The Company may engage in any and all activities necessary, appropriate, desirable, advisable, ancillary or incidental to the accomplishment of the foregoing purpose.
SECTION 2.5.    Foreign Qualification. The Company shall be qualified or registered under foreign limited partnership statutes or assumed or fictitious name statutes or similar Applicable Laws in any jurisdiction in which the Company owns property or transacts business to the extent, in the judgment of the Board, such qualification or registration is necessary or advisable in order to protect the limited liability of the Limited Partners or to permit the Company lawfully to own property or transact business. The General Partner, and each Officer or any other Person designated by the Board, as an authorized person within the meaning of or as permitted by the Act, shall cause the Company to comply, to the extent procedures are available and those matters are reasonably within the control of such Person, with all requirements necessary to qualify the Company as a foreign entity in that jurisdiction if such qualification is required. At the request of the Board, each Limited Partner shall execute, acknowledge, swear to, and deliver all Contracts and other documents conforming with this Agreement that are necessary or appropriate to qualify, register, continue and terminate the Company as a foreign limited partnership in all such jurisdictions in which the Company may reasonably be expected to conduct business.
SECTION 2.6.    Registered Office; Registered Agent; Principal Place of Business. The registered office of the Company required by the Act to be maintained in the State of Delaware shall be the office of the initial registered agent named in the Certificate or such other office (which need not be a place of business of the Company) as the Board may designate from time to time in the manner provided by Applicable Law. The registered agent of the

Company in the State of Delaware shall be the initial registered agent named in the Certificate or such other Person or Persons as the Board may designate from time to time in the manner provided by Applicable Law. The principal place of business of the Company shall be at such place as the Board may designate from time to time, which need not be in the State of Delaware, and the Company shall maintain records there. The Company may have such other offices as the Board may designate from time to time.
SECTION 2.7.    Ownership of Property. Legal title to all Property conveyed to, or held by, any Company Entity shall reside in such Company Entity and shall be conveyed only in the name of such Company Entity and no Partner or any other Person, individually, shall have any ownership of such Property.
ARTICLE III

PARTNERS; UNITS
SECTION 3.1.    Units Generally. Equity Securities of the Company shall be represented by issued and outstanding Units, which may be divided into one or more types, classes or series, with each type, class or series having the rights and privileges set forth in this Agreement.
SECTION 3.2.    Authorization and Issuance of Units.
(a)    Class A Units.  The Company has authorized the issuance of an unlimited number of Class A Units.
(b)    Class B Units.  The Company has authorized the issuance of an unlimited number of Class B Units. Class B Units will be issued to Persons in return for their employment with or service as a Service Provider, and are intended to constitute “profits interests” for U.S. federal income tax purposes. The actual issuance of any Class B Unit will be determined by, and subject to the approval of, the Board. Upon the issuance of any Class B Unit, the Board shall fix the Distribution Threshold for such Class B Unit, if any, in accordance with this Agreement, the applicable Award Agreement and the Equity Incentive Plan. Without limiting the foregoing, all Class B Units and the holders thereof shall be subject to the applicable terms of the Award Agreement and the Equity Incentive Plan, in each case, applicable to such Class B Units and the holders thereof (including any vesting, clawback, repurchase, forfeiture or other rights or obligations set forth therein) in addition to any and all of the respective benefits and obligations to which such Units and the holders thereof are entitled or subject as provided in this Agreement.
(c)    Class GP Unit. The Company has authorized the issuance of one (1) Class GP Unit.
(d)    Additional Units. The Board may, subject to the terms of this Agreement, cause the Company to issue from time to time additional Class A Units and Class B Units.

(e)    Other Units. Subject to the terms of this Agreement, the Board may cause the Company to create additional classes or series of Units with such designations, preferences, rights, powers, limitations and duties as the Board shall determine and which may include additional classes or series of Units reflecting additional Capital Contributions, to which the assets and liabilities and income and expenditure attributable or allocated to such class shall be applied or charged.
(f)    Fractional Units. The Company may issue fractional Units as determined by the General Partner from time to time.
(g)    Certificates. Unless and until the Board shall determine otherwise, the Units shall be uncertificated and recorded in the books and records of the Company.
(h)    Proxy. Each Limited Partner represents, warrants and covenants that such Limited Partner shall not, without the prior written consent of the Board (including, for so long as the Indigo Partners are entitled to appoint one (1) Director, the approval of one (1) Indigo Director), (i) grant any proxy or enter into or agree to be bound by any voting trust or agreement with respect to its Units, except as expressly contemplated by this Agreement or, solely with respect to any proxy, voting trust or other agreement entered into by an SL Partner, that would not have the effect of contravening the SL Partners’ control of the Board in accordance with Section 4.7(a), or (ii) enter into any agreement or arrangement of any kind with any Person with respect to its Units which is inconsistent with the provisions of this Agreement, including agreements or arrangements with respect to the Transfer or voting of its Units.
(i)    Future Securities. Each Partner agrees that all Units now held or which may be issued or Transferred hereafter to a Partner in consequence of any additional issuance, purchase, Transfer, exchange or reclassification of any such Units, corporate reorganization, or any other form of recapitalization, consolidation, acquisition, split or dividend, or which are acquired by a Partner in any other manner, in each case, shall be subject to the provisions of this Agreement.
SECTION 3.3.    Admission of Limited Partners. The name of each Partner, and the respective Units of each Partner, as of the Effective Date, are set forth on Schedule I. When any Unit is issued, redeemed, forfeited, cancelled or Transferred in accordance with this Agreement, Schedule I shall be promptly amended by the General Partner (without the consent of any other Person) to reflect such issuance, redemption, forfeiture, cancellation or Transfer, the admission of Additional Partners or the admission of Substitute Partners. Following the Effective Date, no Person shall be admitted as a Partner and no additional Units shall be issued except as expressly provided herein.
SECTION 3.4.    Substitute Partners and Additional Partners. No Transferee of any Units or Person to whom any Unit is issued pursuant to this Agreement shall be admitted as a Partner hereunder or acquire any rights hereunder, including any right to receive distributions and allocations in respect of the Transferred or issued Unit, as applicable, unless such Unit is Transferred or issued in compliance with the provisions of this Agreement. Upon complying with the immediately preceding sentence, without the need for any further action of any Person, a

Transferee or recipient shall be deemed admitted to the Company as a Partner. As promptly as practicable after the admission of any Person as a Partner, the books and records of the Company shall be amended by the General Partner to reflect the admission of such Substitute Partner or Additional Partner.
SECTION 3.5.    Spouses of Partners. Spouses of the Partners who are natural Persons do not become Partners as a result of such marital relationship. Each Partner (a) who either (i) is a natural Person, (ii) is a resident of a community property jurisdiction at the time of entry into this Agreement (or becomes a resident of such jurisdiction at any time thereafter) and (iii) is married at the time of entry into this Agreement (or marries or re-marries at any time thereafter) or (b) whose Spouse is a resident of a community property jurisdiction at the time of entry into this Agreement (or becomes a resident of such jurisdiction at any time thereafter), shall deliver to the Company an executed spousal consent in the form attached hereto as Exhibit B, with such changes as may be required or agreed to by the General Partner (a “Spousal Consent”), to evidence the agreement and consent of such Partner’s Spouse to be bound by the terms and conditions of this Agreement as to such Spouse’s interest, whether as community property or otherwise, if any, in the Units owned by such Partner.
SECTION 3.6.    Voting Rights. Except as otherwise expressly provided in this Agreement or as determined by the General Partner in writing, the Limited Partners shall have no voting rights or rights of approval, veto or consent or similar rights over any actions of the Company or the General Partner. Solely with respect to any matter required by the Act or this Agreement to be submitted to a vote of the Limited Partners, each Class A Unit shall have the right to one vote for each Class A Unit held by a Limited Partner as to such matter. Class B Units shall be non-voting and each Class B Unit shall have no voting rights or rights of approval, veto or consent or similar rights over any actions of the Company or the General Partner. To the extent any Class B Units are required by, or eligible under, Applicable Law to vote with respect to any matter, the holder thereof shall vote all of such holder’s eligible Class B Units in the manner directed by the Board.
SECTION 3.7.    Representations and Warranties.  Each Limited Partner, as of the date such Limited Partner is first admitted as a “Limited Partner” (with respect to such Limited Partner, the “Representation Date”), hereby represents and warrants to each of the other Limited Partners, the General Partner and the Company as follows:
(a)    The Units being acquired by such Limited Partner are being acquired for such Limited Partner’s own account and not with a view to, or for sale in connection with, any distribution or public offering thereof within the meaning of the Securities Act or any Applicable Laws relating to state securities law.  Such Limited Partner understands that such Limited Partner’s Units have not been registered under the Securities Act or any Applicable Laws relating to state securities law by reason of their contemplated issuance in transactions exempt from the registration and prospectus delivery requirements thereof and that the reliance of the Company and others upon such exemptions is predicated in part on the representations and warranties of such Limited Partner contained herein.  No other Person has any right with respect to or interest in the Units acquired by such Limited Partner, nor has such Limited Partner agreed to give any Person any such interest or right in the future.
(b)    Such Limited Partner has the requisite power and authority (whether corporate or otherwise) and legal capacity to enter into, and to carry out such Person’s obligations under, this Agreement.  The execution, delivery and performance by such Limited Partner of this Agreement and the consummation by such Limited Partner of the transactions contemplated hereby have been duly authorized by all necessary action (corporate or otherwise) on the part of such Limited Partner.
(c)    This Agreement has been duly executed and delivered by such Limited Partner and constitutes a valid and binding obligation enforceable against such Limited Partner in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Applicable Law of general application affecting rights of creditors and general principles of equity.
(d)    Such Limited Partner is not subject to, or obligated under, any provision of (i) any agreement, contract, arrangement or understanding, (ii) any license, franchise or permit, or (iii) any Applicable Law, in each case, that would be breached or violated, or in respect of which a right of termination or acceleration or any encumbrance or other Lien on any of such Limited Partner’s assets would be created, by such Limited Partner’s execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.
(e)    No authorization, consent or approval of, waiver or exemption by, or filing or registration with, any public body, court or other governmental authority or any other third party is necessary on such Limited Partner’s part for the execution, delivery or performance by such Limited Partner of this Agreement or the consummation of the transactions contemplated by this Agreement that has not previously been obtained or made by such Person.
(f)    Such Limited Partner has not or will not have, as a result of any act or omission by such Limited Partner, any right, interest or valid claim against the Company or any other Person for any commission, fee or other compensation as a finder or broker, or in any similar capacity, in connection with the execution, delivery or performance by such Limited Partner of this Agreement or the consummation of any of the transactions contemplated by this Agreement.
(g)    Other than as disclosed to the General Partner in writing prior to the Representation Date, such Limited Partner, to the extent such Limited Partner is a holder of Class A Units, is an “accredited investor” as defined in Rule 501 under the Securities Act.  Such Limited Partner is acquiring such Limited Partner’s Units based upon such Limited Partner’s own investigation, and the exercise by such Limited Partner of such Limited Partner’s rights and the performance of such Limited Partner’s obligations under this Agreement will be based upon such Limited Partner’s own investigation, analysis and expertise.  Such Limited Partner is an informed and sophisticated participant in the transactions contemplated hereby.  Such Limited Partner has knowledge and experience in financial and business matters such that such Limited Partner is capable of evaluating the merits and risks of the investment contemplated by this

Agreement and such Limited Partner is able to bear the economic risk of such Limited Partner’s investment in the Company (including a complete loss of such Limited Partner’s investment).  During negotiation of the transactions contemplated herein, such Limited Partner has been afforded (i) access to books, financial statements, records, contracts, documents and other information concerning the Company Entities and (ii) the opportunity to ask questions concerning the business, operations, financial condition, assets and liabilities of the Company Entities and other relevant matters, in each case, as such Limited Partner has deemed necessary or desirable and has been provided with all such information as has been requested.  Such Limited Partner has entered into this Agreement under such Limited Partner’s own free will, has consulted with legal counsel regarding this Agreement and its terms and provisions, and has had a full opportunity to consult with such Limited Partner’s legal, tax and other professional advisors prior to signing this Agreement.  Such Limited Partner acknowledges and agrees that none of the Company Entities, the other Limited Partners (and their respective Affiliates), the General Partner or any Person acting on behalf of any of the foregoing are advising such Limited Partner as to any legal, tax, investment or accounting matters in connection with the investment or other transactions contemplated by this Agreement, and none of the Company Entities, the other Limited Partners (and their respective Affiliates), the General Partner or any Person acting on behalf of any of the foregoing shall have any responsibility or liability to such Limited Partner with respect thereto.
(h)    Such Limited Partner recognizes that no public market exists for the Units acquired hereunder and under related documents, and no representation has been made to such Limited Partner that any such public market will exist in the future.  Such Limited Partner understands that such Limited Partner must bear the economic risk of such Limited Partner’s investment in the Company indefinitely unless such Limited Partner’s Units are registered pursuant to the Securities Act or an exemption from such registration is available, and unless the disposition of such Units registered or qualified under Applicable Laws relating state securities laws or an exemption from such registration or qualification is available, and that the Company has no obligation or intention of so registering or qualifying such Units.  Such Limited Partner understands that there is no assurance that any exemption from the Securities Act will be available, or, if available, that such exemption will allow such Limited Partner to dispose of or otherwise Transfer any or all of such Limited Partner’s Units, in the amounts or at the times any such Limited Partner might desire.  Such Limited Partner acknowledges that the Company is not currently under any obligation to (i) register the Units under Section 12 of the Exchange Act or the Applicable Laws of applicable states relating to securities or any other applicable jurisdiction or (ii) make publicly available the information specified in Rule 144 under the Securities Act and, in each of clauses (i) and (ii) of this Section 3.7(h), that the Company may never be required to do so.
(i)    Unless such Limited Partner is an individual, neither such Limited Partner nor any of its Affiliates is, nor will the Company as a result of such Limited Partner holding an interest in the Company be, an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

(j)    If such Limited Partner is a natural Person, a resident of a community property jurisdiction and married, or such Limited Partner’s Spouse is a resident of a community property jurisdiction, such Limited Partner has delivered to the Company a duly-executed copy of a Spousal Consent.
(k)    Such Limited Partner is not subject to any of the “bad actor” disqualifications described in the Securities Act Rule 506(d)(1).
All representations and warranties made by each Limited Partner in this Agreement will be considered to have been relied upon by the Company, the General Partner and each other Limited Partner regardless of any investigation made by or on behalf of any such Person and will survive the execution and delivery of this Agreement.
ARTICLE IV

MANAGEMENT AND BOARD OF DIRECTORS
SECTION 4.1.    Management of the Company; Delegation of Authority and Duties.
(a)    The General Partner may act for and bind the Company. Except as expressly set forth in this Article IV, the General Partner shall have the authority to undertake all actions on behalf of the Company which the Company is authorized to undertake, including to make distributions and sell assets of the Company, and shall have the exclusive right to manage the business and affairs of the Company, and shall delegate such management duties and responsibilities to such Officers or other Persons designated by it as it may determine (including Affiliates of the General Partner or any of its beneficial owners or equityholders). Without limiting the generality of the foregoing, the General Partner shall have the right to employ, on behalf of the Company, such Persons (including advisors, accountants and attorneys) as it deems advisable for the conduct of the business of the Company, on such terms and for such compensation as the General Partner may determine.
(b)    [Gryphon GP, L.L.C.] shall serve as the General Partner unless and until a successor or substitute general partner is appointed and admitted to the Company in accordance with this Agreement at the time such successor or substitute general partner executes a counterpart of this Agreement.
(c)    The General Partner shall be governed by the Board in accordance with, and subject to the limitations contained in, this Article IV and the GP LLC Agreement. Except as expressly provided herein or the GP LLC Agreement, the Board shall have the exclusive power and authority to authorize and approve any act or determination to be made by the General Partner or the Company. All such authorizations and approvals and any other act of the Board shall be made in the Board’s sole discretion, except as is otherwise expressly set forth in this Article IV or the GP LLC Agreement.

(d)    Except as otherwise expressly provided in this Agreement (including Section 4.13), the Limited Partners, in their capacities as such, shall not participate in the management of the Company, and shall have no right, power or authority to act for or on behalf of, or otherwise bind, the Company. Except as expressly provided in this Agreement (including Section 4.13) or required by any non-waivable provisions of the Act, the Limited Partners (in their capacity as such) shall have no right to vote on or consent to any other matter, act, decision or document involving the Company or its business. No Limited Partner (in its capacity as such) shall take any action in the name of or on behalf of the Company, including assuming any obligation or responsibility on behalf of the Company, unless such action, and the taking thereof by such Limited Partner, shall have been expressly authorized in writing by the Board.  Notwithstanding any contrary provisions in this Agreement, (i) in no event shall a Limited Partner be considered a general partner of the Company by agreement, estoppel, as a result of the performance of its duties or otherwise, and (ii) the Limited Partners shall not be deemed to be participating in the control of the business of the Company as a result of any actions taken by a Limited Partner hereunder.
(e)    Subject to the direction of the Board, the day-to-day administration of the business of the Company may be carried out by employees and agents of the General Partner or the Company. The employees and agents of the General Partner and the Company shall have such titles and powers and perform such duties as shall be determined from time to time by the Board, which may include the designation of officers for the General Partner or the Company (“Officers”). Any number of offices may be held by the same Person. The Board may choose not to fill any office for any period as it may deem advisable. Any Officers so designated shall have such authority and perform such duties as the Board may, from time to time, delegate to them.
(f)    Each Officer shall hold office until such individual’s successor shall be duly designated and shall qualify or until such individual’s death or until such individual shall resign or shall have been removed in the manner hereinafter provided. The salaries or other compensation, if any, of the Officers shall be fixed from time to time by the Board. Any Officer may resign as such at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time be specified, at the time of its receipt by the Board. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation. Any Officer may be removed as such, either with or without cause, at any time by the Board. Designation of an Officer shall not of itself create any contractual or employment rights.
(g)    Each Service Provider shall owe fiduciary duties to the Company Entities to the same extent that an officer of a Delaware corporation owes fiduciary duties to a corporation under the General Corporation Law of the State of Delaware. For the avoidance of doubt, no Officer, Director or other service provider to the Company Entities that is not a Service Provider shall owe fiduciary duties to the Company Entities.
SECTION 4.2.    Management Matters.

(a)    Notwithstanding any other provision of this Agreement to the contrary, but subject to due authorization of the relevant action by the Board, any Person dealing with the Company shall be entitled to rely exclusively on the representations of the General Partner as to its power and authority to enter into arrangements and shall be entitled to deal with the General Partner as if it were the sole party in interest therein, both legally and beneficially. In no event shall any Person dealing with the General Partner or the General Partner’s representative (including any Officer) with respect to any business or property of the Company be obligated to ascertain that the terms of this Agreement or the GP LLC Agreement have been complied with, or be obligated to inquire into the necessity or expedience of any act or action of the General Partner or the General Partner’s representative (including any Officer) and every Contract or other document executed by the General Partner or the General Partner’s representative with respect to any business or property of the Company shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (i) at the time of the execution or delivery thereof this Agreement and the GP LLC Agreement were in full force and effect, (ii) such Contract or document was duly executed in accordance with the terms and provisions of this Agreement and the GP LLC Agreement and is binding upon the Company and (iii) the General Partner or the General Partner’s representative (including any Officer) was duly authorized and empowered to execute and deliver any and every such Contract or document for and on behalf of the Company.
(b)    Upon due authorization of the relevant action by the Board, the General Partner may take all action which may be necessary or appropriate (i) for the continuation of the Company’s valid existence as a limited partnership under the laws of the State of Delaware (and of each other jurisdiction in which such existence is necessary to enable the Company to conduct the business in which it is engaged) and (ii) for the maintenance, preservation and operation of the business of the Company in accordance with the provisions of this Agreement and Applicable Laws. The General Partner may file or cause to be filed for recordation in the office of the appropriate authorities of the State of Delaware, and in the proper office or offices in each other jurisdiction in which the Company is formed or qualified, such certificates (including certificates of limited partnership and fictitious name certificates) and other documents as are required by the applicable statutes, rules or regulations of any such jurisdiction or as are required to reflect the identity of the Partners and the number and type of Units held by each Partner and the Capital Contributions of each Partner.
(c)    The Company shall bear and be responsible for, or cause another Company Entity to bear and be responsible for, all reasonable and documented out-of-pocket third party fees and expenses incurred by or on behalf of the General Partner in connection with the operation of (i) the Company Entities and (ii) the General Partner, which, in the case of clause (ii), shall not exceed, without the prior written consent of the Indigo Partners, an aggregate amount of $1,000,000 per annum. Such out-of-pocket third party fees and expenses of the General Partner shall be paid (or, if paid by the General Partner, reimbursed) by the Company or another Company Entity, and shall be limited to the following out-of-pocket third party fees and expenses:

(i)    fees, costs and expenses of any administrators, agents, custodians, advisors, attorneys and accountants (including audit and certification fees and the costs of financial and tax reports, including the costs of printing and distributing reports to Partners);
(ii)    the out-of-pocket costs of any litigation, directors’ and officers’ liability or other insurance and indemnification expense permitted by Section 9.4 or any other extraordinary expense or liability relating to the affairs of the Company Entities or the General Partner;
(iii)    expenses of liquidating one or more of the Company Entities or the General Partner; and
(iv)    registration expenses and any taxes, fees or other governmental charges levied against any Company Entity or the General Partner and all expenses incurred in connection with any tax audit, investigation, settlement or review of the Company Entities or the General Partner.
SECTION 4.3.    Board Composition.
(a)    Notwithstanding anything to the contrary in this Agreement or the GP LLC Agreement, but subject to the rights to designate Directors contained in this Article IV, the size of the Board may be increased at any time, as the result of the appointment of additional Independent Directors pursuant to Section 4.3(b), or, subject to Section 4.10, reduced at any time as the result of the resignation, removal, death, or disability of any Director. Each Limited Partner shall take all necessary or desirable actions within such Limited Partner’s control, and the Company and the General Partner shall take all necessary or desirable actions within their respective control, in each case, to ensure that the Board shall consist of Directors designated as follows:
(i)    the Indigo Partners shall be entitled to appoint and maintain (A) for so long as the Indigo Percentage Interest is twenty-five percent (25%) or more, two (2) Directors (each an “Indigo Director” and together the “Indigo Directors”), who will initially be [●] and [●], and (B) for so long as the Indigo Percentage Interest is five percent (5%) or more but less than twenty-five percent (25%), one (1) Director; provided, that each Indigo Director shall be (1) a full-time employee or director of Indigo or any of its Affiliates or (2) an individual otherwise reasonably acceptable to the SL Partners;
(ii)    the SL Partners shall be entitled to appoint and maintain three (3) Directors (each an “Investor Director” and together the “Investor Directors”), who will initially be [●], [●] and [●]; and
(iii)    the then-serving Chief Executive Officer of the Company shall be appointed as a Director (the “CEO Director”).

(b)    The Board shall have the right to designate one or more additional Independent Directors nominated by the Board or a nominating committee of the Board created in accordance with Section 4.5, and upon such action the size of the Board shall commensurately increase.
(c)    Notwithstanding anything to the contrary in this Agreement, (i) a Director appointed pursuant to this Section 4.3 shall immediately resign as a Director (and the Limited Partner which appointed that Director shall procure such resignation), or may be removed by the Board by notice in writing to the relevant Director, if at any time the Limited Partner or Limited Partners, as applicable, which appointed such Director fail to satisfy the ownership requirements for appointment of a Director pursuant to this Section 4.3 and (ii) in the event that the Person serving as the CEO Director ceases to be Chief Executive Officer of the Company, such Person shall automatically without further action by any Person be deemed to have resigned from the Board at the time such Person ceases to be the Chief Executive Officer of the Company.
SECTION 4.4.    Chair. Each meeting of the Board will be presided over by the Chair of the Board. The Chair of the Board will be appointed by the Board.
SECTION 4.5.    Committees. The Board may (a) designate, change the membership of or terminate the existence of any committee or committees of the Board, each committee to consist of one or more of the Directors, including at least one (1) Indigo Director (for so long as the Indigo Partners have the right to appoint at least one (1) Director) and at least one (1) Investor Director, and (b) determine the extent to which each such committee will have and may exercise the powers of the Board in the management of the business and affairs of the Company, except such powers that by Applicable Law or by this Agreement or the GP LLC Agreement are prohibited from being so delegated.
SECTION 4.6.    Quorum. Except and only to the extent required by Applicable Law or as otherwise expressly set forth herein or the GP LLC Agreement, at any meeting of the Board or any committee thereof, a quorum will consist of Directors then holding a majority of the voting power of all Directors then in office and present in person or by proxy, including at least one (1) Indigo Director (for so long as the Indigo Partners have the right to appoint at least one (1) Director) and at least one (1) Investor Director (the “Quorum Requirement”). If the Quorum Requirement is not satisfied at any duly called meeting, such meeting may be postponed to a time no earlier than two (2) Business Days after the date of such postponed meeting and the General Partner shall give each Director at least one (1) Business Day prior written notice of the new meeting date; provided, that, if, at two consecutive meetings for which notice was duly given, the Quorum Requirement is not satisfied as a result of no Indigo Director being present (including by telephonic or similar means), then the attendance of such Indigo Director shall not be required to constitute a quorum at such second meeting or for a subsequent meeting with substantially the same agenda as such prior meetings (for the avoidance of doubt, the Quorum Requirement shall continue to apply in any future meeting of the Board or any committee thereof to the extent such future meeting does not have substantially the same agenda as such prior meetings). For the avoidance of doubt, in no event will the Quorum Requirement be satisfied in the absence of an Investor Director.

SECTION 4.7.    Action of the Board.
(a)    When the Quorum Requirement is satisfied at any meeting of the Board or a committee thereof, the vote of a majority of the Directors present (including by proxy) at such meeting of the Board or such committee will be the act of the Board or such committee, as applicable; provided that, notwithstanding anything to the contrary in this Agreement, the total number of votes exercised by the Investor Director(s) appointed by the SL Partners present at any meeting of the Board or any committee thereof, or cast by written consent pursuant to Section 4.7(b), shall in all events be deemed to carry one (1) vote more than the total number of votes exercised or cast by written consent, as applicable, by all other Directors present and voting at the same meeting of the Board or such committee or acting by written consent, as applicable. Any Director may be represented and vote at a meeting of the Board or any committee thereof either in person or by proxy executed in writing by such Director.
(b)    Any action required or permitted to be taken at any meeting of the Board (or committee thereof) may be taken without a meeting if the number of Directors, assuming no vacancies, who would be required to satisfy the Quorum Requirement and approve or authorize such action at a meeting at which all Directors entitled to vote thereon were present and voted consent thereto in writing or by electronic communication (including via .pdf, electronic mail or other means of electronic transmission) and such writing or writings are filed with the records of the meetings of the Board (or applicable committee thereof); provided, that, the General Partner must provide at least three Business Days’ prior written notice (inclusive of the date on which such notice is delivered) to each Director before any action by written consent may be taken by the Board and made effective; provided, further, that such notice period may be shortened with respect to an action of the Board taken by written consent (i) as agreed by at least one (1) Indigo Director or (ii) to the extent (A) the failure of the Board to act in less than three (3) Business Days would, in the good faith determination of the Directors executing such consent, reasonably be expected to (x) have a material and adverse effect on the Company Entities (taken as a whole), (y) result in an acceleration of, or event of default or material breach of covenant under, any financing facility or agreement or instrument evidencing financial indebtedness of any of the Company Entities (or result in a failure to remedy any of the foregoing), or (z) result in any of the Company Entities becoming insolvent, and (B) prior written notice is provided to each Director as soon as reasonably practicable and, in any event, before the written consent is approved by the Board and made effective. Such consent will be treated for all purposes as the act of the Board (or applicable committee thereof).
SECTION 4.8.    Removal. Any Director may be removed upon the written request of the Limited Partner entitled to designate such Director (or by the Board, in the case of the CEO Director or any Independent Director appointed pursuant to Section 4.3(b)) at any time with or without cause. Each Limited Partner shall take all necessary or desirable actions within such Limited Partner’s control, and the Company and the General Partner shall take all necessary or desirable actions within their respective control, in each case, to remove such Director upon such written request. Other than pursuant to Section 4.3(c), no Director may be removed except in accordance with this Section 4.8.

SECTION 4.9.    Resignation. A Director may resign at any time from the Board or any committee thereof by delivering such Director’s written resignation to the Board. Any such resignation shall be effective upon receipt thereof unless it is specified to be effective at some other time or upon the occurrence of some other event. The Board’s, the General Partner’s or the Company’s acceptance of a resignation shall not be necessary to make it effective.
SECTION 4.10.    Vacancies. In the event that a vacancy is created on the Board resulting from the resignation, removal, death, or disability of a Director, (i) the Limited Partner that designated such Director pursuant to Section 4.3 shall, for so long as such Limited Partner is entitled to designate a Director pursuant to Section 4.3(a), have the right to designate an individual to fill such vacancy and (ii) in case of the resignation, removal, death, or disability of the CEO Director, such seat shall be vacant until a successor Chief Executive Officer of the Company is appointed, at which time such successor Chief Executive Officer will be appointed to serve as the CEO Director. Each Limited Partner shall take all necessary or desirable actions within such Limited Partner’s control, and the Company and the General Partner shall take all necessary or desirable actions within their respective control, in each case, to ensure the election or appointment of such designee to fill such vacancy on the Board.
SECTION 4.11.    Compensation; No Employment.
(a)    Each Director will serve without compensation in their capacity as such; provided, that each Director shall be reimbursed by the Company for his or her reasonable and documented out-of-pocket expenses incurred in the performance of his or her duties as a Director, including attendance in person at meetings of the Board (or any committees thereof), pursuant to such policies as from time to time established by the Board; provided, further, that any Director that is not an officer, employee or Affiliate of any SL Partner or Indigo Partner or any of their respective Affiliates may receive such reasonable compensation for serving in such capacity as may be approved by the Board. Nothing contained in this Section 4.11 shall be construed to preclude any Director from serving any Company Entity in any other capacity and receiving reasonable compensation for such services.
(b)    This Agreement does not, and is not intended to, confer upon any Director any rights with respect to employment by any Company Entity, and nothing herein shall be construed to have created any employment agreement or relationship with any Director.
(c)    Each Director and Observer shall, from time to time and on request of the Board, be required to complete and submit to the Board a director conflict of interest questionnaire, and each Limited Partner shall cause any Director or Observer appointed by it to comply with such requirement.
SECTION 4.12.    Board Observers.
(a)    The Indigo Partners shall be entitled to designate one (1) non-voting observer (the “Indigo Observer”) to attend the meetings of the Board and any committee thereof; provided, for the avoidance of doubt, the Indigo Observer shall be (x) a full-time employee or director of Indigo or any of its Affiliates or (y) an individual otherwise reasonably acceptable to the SL Partners.
(b)    The SL Partners shall be entitled to designate one or more non-voting observers to attend the meetings of the Board and any committee thereof (each such Person an “SL Investor Observer;” and the Indigo Observer and each SL Investor Observer are referred to herein as an “Observer”).
(c)    An Observer shall not be counted for purposes of determining whether the Quorum Requirement is satisfied at any meeting of the Board or its committees and shall not have the right to vote at any such meeting. Subject to Section 4.14, an Observer shall receive notice of all meetings, and information packages with respect to any such meetings, of the Board and its committees as if such Observer were a member of the Board and shall be entitled to speak at and observe any meeting of the Board or its committees. All Observers shall execute and deliver to the Company a customary confidentiality agreement in a form reasonably acceptable to the Board prior to receiving any materials or other information or attending any meeting of the Board or its committees.
(d)    The Indigo Partners may, in their sole discretion, remove the Indigo Observer and appoint another representative as the Indigo Observer by notice in writing to the Board. The Indigo Observer shall initially be [●].
SECTION 4.13.    Actions Requiring Indigo Consent. Notwithstanding anything herein or in the GP LLC Agreement to the contrary, for so long as any Indigo Partner is a Qualifying Partner, the Company shall not take or enter into, and the General Partner shall cause each of the other Company Entities not to take or enter into, any commitment, obligation or agreement to take, any of the following actions, without the affirmative approval of the Indigo Partners (and any action taken that is not in compliance with this Section 4.13 shall be null and void ab initio and of no force or effect):
(a)    subject to Section 4.13(b), any amendment to the terms of the Organizational Documents of the Company or the General Partner, other than an amendment that would not, by its express terms, materially, adversely and disproportionately affect (i) a holder of a class or series of Units (in their capacity as such) as compared to other holders of the same class or series of Units (in their capacity as such) or (ii) the Indigo Partners as compared to the SL Partners; provided, for the avoidance of doubt, that, subject to Section 4.13(b), neither the issuance of additional Units (whether an existing class or series or a new class or series) nor any amendments to incorporate the terms of any new class or series of Units issued in accordance with the terms hereof, including Units that have any voting, allocation, distribution or other rights that are senior to or pari passu with those of any other series or class of Units, shall be deemed an amendment that requires any approval pursuant to this Section 4.13(a);
(b)    any amendment to Section 4.3(a)(i), Section 4.3(c), Section 4.5 (provided, that Section 4.5 may be amended without the affirmative approval of the Indigo Partners so long as each committee must still include at least one (1) Indigo Director (for so long as the Indigo Partners have the right to appoint at least one (1) Director)), Section 4.6 (provided, that

Section 4.6 may be amended without the affirmative approval of the Indigo Partners so long as the Quorum Requirement still includes at least one (1) Indigo Director (for so long as the Indigo Partners have the right to appoint at least one (1) Director)), Section 4.7, Section 4.8, Section 4.10, Section 4.11(a), Section 4.12(a), Section 4.12(c), Section 4.12(d), Section 4.13, Article VI (including, for the avoidance of doubt, the definition of “Transfer,” but other than Section 6.7 (except for the final sentence of Section 6.7(d), which shall be subject to this Section 4.13(b)), Section 5.3(b)(i)(A) (and any other amendment to Section 5.3(b)(i) that would cause the Indigo Partners’ rights to receive Distributions and proceeds of any Company Sale pursuant to Section 5.3(b)(i)(A) to be subordinate to any rights to Distributions held by any other Limited Partner (in its capacity a such)), Section 7.2, Section 7.4 or Section 7.6 hereof (including definitions used exclusively in Section 5.3(b)(i)(A) and Section 7.6);
(c)    any issuance of Equity Securities to any SL Partners or their Affiliates that are not Units in the same class and with the same rights, powers and preferences as the Units held by the Indigo Partners, except as ranks junior to or pari passu with all such Units held by the Indigo Partners with respect to the rights, powers and preferences thereof and which are issued in accordance with Section 6.6.2
(d)    the issuance or grant of Equity Securities pursuant to an Equity Incentive Plan to any SL Partner, any SL Officer or any employee of an SL Partner or its Affiliates;
(e)    any redemption or repurchase of Units except (i) to the extent that each Limited Partner holding the same class or series of Units as is being redeemed or repurchased is entitled to participate in such redemption or repurchase to the extent of such Units on a pro rata basis (subject to differences due to applicable Distribution Thresholds) and on terms and conditions that are not less favorable to such Limited Partner in its capacity as a holder of such class or series of Units relative to any other Limited Partner holding the same class or series of Units, (ii) pursuant to the Equity Incentive Plan, this Agreement or the Award Agreement or (iii) customary redemptions or repurchases upon the termination of an individual’s employment;
(f)    any declaration or payment of any dividend or distribution on account of any Units, except to the extent that each Limited Partner holding the same class or series of Units as to which the dividend or distribution is being paid is entitled to participate in such dividend or distribution to the extent of such Units on a pro rata basis and on terms and conditions that are not less favorable to such Limited Partner in its capacity as a holder of such class or series of Units relative to any other Limited Partner holding such class or series of Units in an amount determined in accordance with Section 5.3(b);
(g)    entry into any transaction or series of related transactions, with an amount or amounts involved exceeding (individually or in the aggregate) $250,000, with an SL Partner or any of its Affiliates (disregarding, solely for this Section 4.13(g), the exclusion set forth in clause (i) of the last sentence of the definition of “Affiliate”, but without otherwise affecting or
2     Note to Draft: The $500M of debt-like preferred equity issued on the Effective Date will be an exception to this veto right (provided, that as discussed, SL will be capped at $250M of that $500M). This provision will be updated to this effect prior to closing.

modifying such definition) (an “SL Related Party Transaction”); provided, that no approval of the Indigo Partners shall be required under this Section 4.13(g) for any of the following:
(i)    entering into any Contract or transaction on arm’s-length terms with any portfolio company of an SL Partner, its Affiliates or of any of its affiliated investment funds;
(ii)    entering into or amending any Contract or transaction expressly contemplated by the Transaction Agreement, this Agreement, the GP LLC Agreement or the other Organizational Documents of any Company Entity, or the exercise by any Person of its rights under any of the foregoing; provided, that for so long as any Indigo Partner is a Qualifying Partner any amendment to, or waiver of any provision by the Company under, the Services Agreement shall require the approval of the Indigo Partners;
(iii)    any exercise by the Board of its authority or rights pursuant to this Agreement or the GP LLC Agreement, including any waiver or enforcement of any provision hereof or thereof or right hereunder or thereunder;
(iv)     any (A) Company Sale or (B) IPO of the type contemplated in clause (c) of the definition thereof, in each case, in circumstances where each Limited Partner is given an opportunity to participate on a pro rata basis on terms and conditions that are not less favorable to such Limited Partner relative to any SL Partner or any Affiliate thereof (provided, that the SL Partners and their controlling Affiliates do not hold, directly or indirectly, a majority of the equity interests or voting power of, or otherwise have the power, direct or indirect, to direct or cause the direction of the management and policies of, the counterparty to such Company Sale or IPO) or any transactions in furtherance thereof or in connection therewith;
(v)    entering into or amending, and any payments or transactions under, any Director Indemnification Agreement;
(vi)    any issuances of Units to any SL Partner or any Affiliate thereof of the same class and with the same rights, powers and preferences as the Units held by the Indigo Partners, or that rank junior to or pari passu with the Units held by the Indigo Partners, in each case, pursuant to Section 6.6 or with respect to which the Indigo Partners are otherwise given an opportunity to participate on a pro rata basis; or
(vii)    any other transaction expressly permitted by this Agreement that would otherwise be deemed an SL Related Party Transaction, including those contemplated by Section 4.2(c).
(h)    entry into any Contract containing a non-competition, non-solicitation or similar provision that would purport to bind any Indigo Partner or its Affiliates.

(i)    the undertaking of any steps to wind up or terminate the Company’s legal existence, make any assignment for the benefit of creditors generally, appoint a receiver or administrator, or file for bankruptcy or similar protection under Applicable Law, or consent to any of the foregoing steps being taken.
SECTION 4.14.    Conflicts of Interest; Access to Information.
(a)    Notwithstanding anything to the contrary in this Agreement, Indigo and its Affiliates, Indigo Directors, the Indigo Observer and any member of a Subsidiary Board appointed by Indigo and any Representative of any of the foregoing shall in all cases be excluded from all or any portion of any meeting of the Board, any Subsidiary Board or any committee of the Board or Subsidiary Board, and otherwise restricted from receiving or otherwise gaining access to any information or materials (including any information packages, books and records, Contracts, documents or other materials), in each case, (i) relating in any way to or otherwise involving any past, current or future Contract, arrangement, transaction, investment or business opportunity, litigation, action or dispute between, among or involving any Company Entity or its Affiliates, on the one hand, and Indigo or its Affiliates, on the other hand or (ii) in the event the Board reasonably determines in good faith that such Person has, directly or indirectly, competing or conflicting personal, professional or financial interests that make it difficult for such Person to act impartially or solely in the best interests of the Company Entities.
(b)    No Non-SL Partner shall, and no Non-SL Partner shall permit its Affiliates to, enter into any transaction or Contract with any Company Entity (excluding any Contract or transaction in effect as of the date of this Agreement, or expressly contemplated by this Agreement, the GP LLC Agreement or the Transaction Agreement, or the exercise by any Person of its rights under any of the foregoing), without the prior written consent of the Board (and any action taken that is not in compliance with this Section 4.14(b) shall be null and void ab initio and of no force or effect).
SECTION 4.15.    Subsidiaries. Subject to the requirements of any Applicable Law, the board of directors or similar governing body of any Subsidiary of the Company (each a “Subsidiary Board”) shall, unless otherwise determined by the Board, be comprised of employees of the Company or its Subsidiaries; provided, however, that the SL Partners shall be entitled at any time and from time to time to designate and appoint one (1) or more individual(s) to serve on any Subsidiary Board, in which case the Indigo Partners shall, for so long as the Indigo Partners are entitled to appoint at least one (1) Director, have the right to appoint one (1) or more individual(s) to serve on such Subsidiary Board; provided further, that in the event the SL Partners have appointed any individual(s) to serve on any Subsidiary Board, at least one (1) such individual shall in all cases be present in person or by proxy to establish quorum at any meeting of such Subsidiary Board or any committee thereof and the vote of all individual(s) appointed by the SL Partners shall be deemed to carry one vote more than the total number of votes held by all other individuals serving on such Subsidiary Board or committee.
SECTION 4.16.    Termination. Notwithstanding anything to the contrary in this Agreement, this Article IV shall automatically terminate upon the consummation of a Company Sale or an IPO.

ARTICLE V

CAPITAL CONTRIBUTIONS; ALLOCATIONS; DISTRIBUTIONS
SECTION 5.1.    Capital Contribution.
(a)    Initial Capital Contributions. As of the Effective Date, each Limited Partner listed in the books and records of the Company has made initial capital contributions to the Company consisting of cash or Equity Securities in the amounts set forth in the books and records of the Company (with respect to each Limited Partner, an “Initial Capital Contribution”) and such books and records will be updated following the Effective Date to reflect the Limited Partners’ additional Capital Contributions made in accordance with Section 5.1(b) and the other terms of this Agreement.
(b)    Additional Capital Contributions. Subject to the terms of this Agreement (including Section 4.13), additional Capital Contributions may be made and additional Units issued in respect thereof, on such terms and conditions as the Board may determine, but no Partner shall be required to make any additional Capital Contributions after the Effective Date without such Partner’s consent. Additional Capital Contributions may be in cash or any type of property, including promissory notes, as may be determined by the Board.
(c)    Return of Contributions. Except as otherwise provided in Section 5.3, (i) no Partner is entitled to withdraw any part of its Capital Contributions or to demand and receive any property of the Company or any distribution in return for such Partner’s Capital Contributions, or to be paid interest in respect of either its Capital Account or its Capital Contributions, (ii) an unrepaid Capital Contribution is not a liability of the Company or of any Partner and (iii) a Partner is not required to contribute or to lend any cash or property to the Company to enable the Company to return any Partner’s Capital Contributions.
(d)    Capital Accounts. A separate capital account (a “Capital Account”) shall be established and maintained for each Partner. The Capital Account of each Partner shall be (i) credited with (x) such Partner’s Capital Contributions with respect to Units acquired by it, if any, (y) all items of income and gain allocated to such Partner pursuant to Section 5.2, and (z) the amount of any Company liability assumed by such Partner or secured by any property distributed by the Company to such Partner, and (ii) debited with (x) all items of loss and deduction allocated to such Partner pursuant to Section 5.2, (y) all cash and the Gross Asset Value of any property distributed by the Company to such Partner and (z) any liability of such Partner assumed by the Company or secured by any property contributed by such Partner to the Company. To the extent not provided for in the preceding sentence, the Capital Accounts of the Partners shall be adjusted and maintained in accordance with the rules of Treasury Regulations Section 1.704-1(b)(2)(iv) and 1.704-2, as the same may be amended or revised. In the event that the Board shall reasonably determine that it is necessary to modify the manner in which the Capital Accounts, or any additions thereto or subtractions therefrom, are computed in order to comply with such Treasury Regulations, the Board may make such modification; provided, that, to the extent such modifications could reasonably be expected to result in a material and disproportionate negative impact on any of the Indigo Partners relative to the SL Partners (or vice versa), the consent of such disproportionately affected Partner shall be obtained (which consent shall not be unreasonably withheld, conditioned or delayed). Any references in any Section of this Agreement to the Capital Account of a Partner shall be deemed to refer to such Capital Account as the same may be credited or debited from time to time as set forth above. In the event of any Transfer of any Units in the Company in accordance with the terms of this Agreement, the Transferee shall succeed to the Capital Account of the Transferor to the extent it relates to the Transferred Units. In determining the amount of any liability for purposes of this Section 5.1(d), there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Treasury Regulations.
(e)    Partner Loans. No Partner shall be required to lend any funds to the Company. A loan by any Partner to the Company shall not be considered an additional Capital Contribution unless (i) otherwise determined in good faith by the Board and (ii) the Partner making such loan has consented in writing to such determination in advance. For the avoidance of doubt, loans by any SL Partner to the Company (or vice versa) shall be subject to the provisions of Section 4.13(g).
SECTION 5.2.    Allocations of Profits and Losses.
(a)    General Allocations. Except as otherwise provided in this Agreement, Net Income and Net Losses and to the extent necessary, individual items of income, gain or loss or deduction of the Company shall be allocated in a manner such that the Adjusted Capital Account of each Partner immediately after making such allocation is, as nearly as possible, equal (proportionately) to the distributions that would be made pursuant to Section 10.2(b) if the Company were dissolved, its affairs wound up and its assets sold for cash equal to their Gross Asset Value, all liabilities of the Company were satisfied (limited with respect to each non-recourse liability to the Gross Asset Value of the assets securing such liability) and the net assets of the Company were distributed in accordance with Section 10.2(b) to the Partners immediately after making such allocation. Notwithstanding the foregoing, the Board may make such allocations as it deems reasonably necessary to give economic effect to the provisions of this Agreement, taking into account such facts and circumstances it deems reasonably necessary for this purpose; provided, that, to the extent such allocations could reasonably be expected to result in a material and disproportionate negative impact on any of the Indigo Partners relative to the SL Partners (or vice versa), the consent of such disproportionately affected Partner shall be obtained (which consent shall not be unreasonably withheld, conditioned or delayed).
(b)    Special Allocations. Notwithstanding any other provision in this Section 5.2:
(i)    Minimum Gain Chargeback. If there is a net decrease in Company Minimum Gain or Partner Nonrecourse Debt Minimum Gain (determined in accordance with the principles of Treasury Regulations Sections 1.704-2(d) and 1.704-2(i)) during any taxable year of the Company, the Partners shall be specially allocated items of income and gain of the Company for such year (and, if necessary, subsequent years) in an amount equal to their respective shares of such net decrease during such year, determined pursuant to Treasury Regulations

Sections 1.704-2(g) and 1.704-2(i)(5). The items to be so allocated shall be determined in accordance with Treasury Regulations Section 1.704-2(f). This Section 5.2(b)(i) is intended to comply with the minimum gain chargeback requirements in such Treasury Regulations Sections and shall be interpreted consistently therewith; including that no chargeback shall be required to the extent of the exceptions provided in Treasury Regulations Sections 1.704-2(f) and 1.704-2(i)(4).
(ii)    Qualified Income Offset. If any Partner unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of income and gain of the Company shall be specially allocated to such Partner (in proportion to the deficit balances in their respective Adjusted Capital Accounts) in an amount and manner sufficient to eliminate the deficit balance in such Partner’s Adjusted Capital Account created by such adjustments, allocations or distributions as promptly as possible; provided, that an allocation pursuant to this Section 5.2(b)(ii) shall be made only to the extent that a Partner would have a deficit balance in its Adjusted Capital Account in excess of such sum after all other allocations provided for in this Article V have been tentatively made as if this Section 5.2(b) were not in this Agreement. This Section 5.2(b) is intended to comply with the “qualified income offset” requirement of the Code and shall be interpreted consistently therewith.
(iii)    Gross Income Allocation. If any Partner has a deficit Capital Account at the end of any taxable year which is in excess of the sum of (i) the amount such Partner is obligated to restore, if any, pursuant to any provision of this Agreement, and (ii) the amount such Partner is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations Section 1.704-2(g)(1) and 1.704-2(i)(5), each such Partner shall be specially allocated items of income and gain of the Company in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 5.2(b)(iii) shall be made only if and to the extent that a Partner would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article V have been tentatively made as if Section 5.2(b)(ii) and this Section 5.2(b)(iii) were not in this Agreement.
(iv)    Certain Additional Adjustments. To the extent that an adjustment to the adjusted tax basis of any asset of the Company pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Partner in complete liquidation of its Units, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Partners in accordance with their Units in the event that Treasury Regulations

Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Partners to whom such distribution was made in the event that Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.
(v)    Nonrecourse Deductions. Nonrecourse Deductions for any taxable period shall be allocated to the Partners on a pro rata basis based on their ownership of Units.
(vi)    Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any taxable period shall be allocated to the Partner who bears the economic risk of loss with respect to the liability to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(j).
(vii)    Ameliorative Allocations. Any special allocations of income or gain pursuant to Section 5.2(b)(i) through Section 5.2(b)(vi) hereof (the “Regulatory Allocations”) shall be taken into account in computing subsequent allocations of items of income, gain, loss and deduction among the Partners, so that the net amount of any items so allocated and all other items allocated to each Partner shall, to the extent possible, be equal to the net amount that would have been allocated to each Partner if the Regulatory Regulations had not occurred.
(c)    Income Tax Allocations. For United States federal income tax purposes, each item of income, gain, loss, deduction and credit of the Company shall be allocated among the Partners in the same manner as the corresponding items of Net Income and Net Losses and specially allocated items are allocated for Capital Account purposes; provided, that in the case of any asset the Gross Asset Value of which differs from its adjusted tax basis for United States federal income tax purposes, income, gain, loss and deduction with respect to such asset shall be allocated solely for income tax purposes in accordance with the principles of Code Sections 704(b) and 704(c) (using any method approved under Code Section 704(c) and the applicable Treasury Regulations as chosen by the Board) so as to take account of the difference between Gross Asset Value and adjusted basis of such asset; provided, that, to the extent such selected method could reasonably be expected to result in a material and disproportionate negative impact on any of the Indigo Partners relative to the SL Partners (or vice versa), the consent of such disproportionately affected Partner shall be obtained (which consent shall not be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, the Board may make such allocations as it deems reasonably necessary to give economic effect to the provisions of this Agreement, taking into account such facts and circumstances it deems reasonably necessary for this purpose; provided, that, to the extent such allocation could reasonably be expected to result in a material and disproportionate negative impact on any of the Indigo Partners relative to the SL Partners (or vice versa), the consent of such disproportionately affected Partner shall be obtained (which consent shall not be unreasonably withheld, conditioned or delayed).
(d)    For any Fiscal Year or other period during which any interest in the Company is Transferred between the Partners or by a Partner to another Person, the portion of the Net Income, Net Losses and other items of income, gain, loss, deduction and credit that are allocable with respect to such interest shall be apportioned between the Transferor and the Transferee under any method or convention allowed pursuant to Code Section 706 and the applicable Treasury Regulations as selected by the Board in its reasonable discretion; provided, that, to the extent such selected method or convention could reasonably be expected to result in a material and disproportionate negative impact on any of the Indigo Partners relative to the SL Partners (or vice versa), the consent of such disproportionately affected Partner shall be obtained (which consent shall not be unreasonably withheld, conditioned or delayed). Any such selection by the Board shall be set forth in a dated, written statement maintained with the Company’s books and records in accordance with Treasury Regulations Section 1.706-4(f). The Partners hereby agree that any such selection by the Board is made by “agreement of the partners” within the meaning of Treasury Regulations Section 1.706-4(f).
SECTION 5.3.    Distributions.
(a)    General Principles. Subject in each case to this Section 5.3 and Section 4.13, restrictions imposed by Applicable Law and each applicable Award Agreement, distributions of cash, Equity Securities or other assets available for distribution (the “Distributable Assets”) to the Partners in respect of their Units (each, a “Distribution”) shall be made by the Company to the Partners if, when and in such amounts as may be determined by the Board from time to time; provided, that if the Distributable Assets consist of more than one kind of asset, all Distributable Assets shall be allocated as reasonably determined by the Board in good faith. All distributions made under this Section 5.3 shall be made to the Partners of record set forth in the books and records of the Company.
(b)    Non-Tax Distributions.
(i)    Applicable Distributions. Subject to this Section 5.3, including for the avoidance of doubt, Section 5.3(a), Section 5.3(b)(ii), Section 5.3(b)(iii), Section 5.3(c) and Section 4.13, and Section 7.6, each Distribution and the proceeds of any Company Sale (whether or not received by the Company) shall be made or otherwise allocated to the Limited Partners with respect to their respective Units as follows:
(A)    first, to the extent one or more Company Entities has paid any portion of the Contingent Consideration Obligation to the Indigo Partners pursuant to Section 7.6 (the aggregate amount of such payments, as adjusted from time to time, the “Catch-Up Amount”), to the Indigo Partners (pro rata in proportion to the aggregate number of Class A Units held by each such Indigo Partner) until, the Indigo Partners have received cumulative Distributions pursuant to this Section 5.3(b)(i)(A) in an aggregate amount equal to the Catch-Up Amount (if any); provided, that, (x) any portion of the Contingent Consideration Obligation paid by or on behalf of the SL Partners to Indigo shall not increase the Catch-Up Amount, (y) the Catch-Up Amount shall be reduced by the amount of any Distributions or other proceeds received by any Indigo Partner pursuant to this Section 5.3(b)(i)(A) and (z) the maximum aggregate amount of such Distributions or other proceeds that the Indigo Partners shall be entitled to under this Section 5.3(b)(i)(A) is $250,000,000;
(B)    second, at any time the Catch-Up Amount is equal to zero (0), to the holders of Class A Units, pro rata in proportion to the number of Class A Units held by such holders over the total number of outstanding Class A Units, until, with respect to each such holder of Class A Units, such holder has received cumulative Distributions pursuant to this Section 5.3(b)(i)(B) in an amount equal to such holder’s respective aggregate Capital Contributions in respect of such holder’s Class A Units; and
(C)    thereafter, the remaining amount, if any, to the holders of Class A Units or Class B Units, pro rata in proportion to the number of Class A Units or Class B Units, as applicable, held by such holders over the total number of outstanding Class A Units and Class B Units; provided, that, unless otherwise determined by the Board, each Class B Unit shall only be eligible to participate in any such Distribution, and be counted for purposes of determining the amount that the holders of Class A Units and Class B Units are entitled, pursuant to this Section 5.3(b)(i)(C) (the “Applicable Distribution”) to the extent that the amount distributed (excluding Tax Distributions which have not been recouped under this Section 5.3(b)(i)(C)) under Section 5.3(b)(i)(C) or Section 10.2(b) after the grant of such Class B Unit implies an amount per Class A Unit outstanding as of the grant date of such Class B Unit equal to or exceeding the Distribution Threshold applicable to such Class B Unit.
(ii)    Discretionary Distributions. Notwithstanding anything in this Section 5.3 to the contrary, the Board may, in its sole discretion, authorize the Company to make a distribution to any Class B Unit under Section 5.3(b)(i)(C) without regard to the proviso therein (a “Discretionary Distribution”); provided, that (A) the amount of any such Discretionary Distribution made in respect of such Class B Unit shall not exceed the amount that the holder thereof would be entitled to receive in respect of such Class B Unit if 100% of the outstanding Units were sold in a hypothetical sale for a cash purchase price equal to the Fair Market Value thereof and the net proceeds thereof were distributed to the holders of Units in accordance with Section 10.2(b) and (B) any such Discretionary Distribution made in respect of such Class B Unit shall be treated as an advance on, and shall reduce, on a dollar-for-dollar basis, any subsequent distributions to be made under this Section 5.3 in respect of such Class B Unit.
(iii)    Unvested Class B Units. Unless otherwise determined by the Board in its sole discretion, no Applicable Distribution (other than a Tax Distribution) shall be made in respect of any Unvested Class B Units. The amount of any Applicable Distribution that would have otherwise been distributed in respect of such Unit that is an Unvested Class B Unit had such Unit been a Vested Class B Unit at the time of such initial Applicable Distribution (for each such Unvested Class B Unit, the “Unpaid Amount”) shall be distributed solely to the holders of Class A Units pro rata in accordance with their respective ownership of Class A Units at such time. To the extent that any such Unvested Class B Units that were outstanding at the time of such initial Applicable Distribution subsequently become Vested Class B Units and are outstanding at the time of any subsequent Applicable Distribution (any such outstanding Vested Class B Units, “Subsequently Vested Class B Units”, and such subsequent Applicable Distribution, a “Subsequent Applicable Distribution”), then on the date of such Subsequent Applicable Distribution, the amounts that would otherwise have been distributable in such Subsequent Applicable Distribution in respect of the Class A Units held by the respective holders thereof under Section 5.3(b)(i)(C) shall be distributed instead to the holders of such Subsequently Vested Class B Units in respect of their respective Subsequently Vested Class B Units until such amounts (plus any amounts previously distributed to such Subsequently Vested Class B Units under this Section 5.3(b)(iii)) equal the Unpaid Amounts which otherwise would have been distributable in such initial Applicable Distribution under Section 5.3(b)(i)(C) if such Subsequently Vested Class B Units had been Vested Class B Units at the time of such initial Applicable Distribution; provided, that, with respect to any such Subsequent Applicable Distribution, in the event that the sum of (x) the amount of such Subsequent Applicable Distribution that would be distributed to the holders of Class A Units in respect of their Class A Units under Section 5.3(b)(i)(C) plus (y) any amounts previously distributed to such Subsequently Vested Class B Units under this Section 5.3(b)(iii) is less than the aggregate amount of such Unpaid Amounts (such deficit with respect to each such Subsequently Vested Class B Unit, the “Unpaid Amount Deficit”), then the terms of this Section 5.3(b)(iii) shall continue to apply to any further Subsequent Applicable Distributions until the holders of such Subsequently Vested Class B Units have received distributions pursuant to this Section 5.3(b)(iii) in respect of such Subsequently Vested Class B Units that are in the aggregate equal to such Unpaid Amount Deficit; provided, further, that no Subsequent Applicable Distribution shall be due or payable if such Subsequent Applicable Distribution (including any dividends or other distributions or loans from any other Company Entity to the Company in connection therewith) would result in a default or an event of default under any financing agreement of any Company Entity (a “Financing Default”) or immediately prior to such payment, a Financing Default exists. For the avoidance of doubt, in no event shall the Company be required to set aside any cash or other reserves in connection with any Subsequent Applicable Distribution.
(iv)    Treatment of Transfers. If all or any portion of a Partner’s Units are Transferred (including pursuant to a purchase thereof by the Company), then subsequent distributions (i) to the Transferor Partner pursuant to this Agreement with respect to the portion of such Partner’s Units (if any) that are not so Transferred shall be determined without regard to amounts previously distributed to such Transferor Partner in respect of the Units so transferred and (ii) to the

Transferee Partner pursuant to this Agreement shall be determined with regard to amounts previously distributed to the Transferor Partner in respect of the Units so Transferred.
(v)    Modification of Provisions. Subject to Section 4.13 and Section 11.11, the SL Partners may modify the provisions of this Section 5.3 in good faith to reflect the terms of any applicable Award Agreement; provided, however, that no such modification may adversely affect the amount or priority of distributions to the holders of Class A Units or Class B Units. Any Vested Class B Units which are forfeited, cancelled, exchanged or repurchased pursuant to the terms of the applicable Award Agreement shall, except to the extent reissued as Class B Units in the sole discretion of the Board, be deemed to continue to be outstanding solely for purposes of determining the rights to distributions of any of the Limited Partners, provided, that any distribution that would have been made in respect of such forfeited, cancelled, exchanged or repurchased Vested Class B Units shall instead be distributed solely to the holders of the Class A Units pro rata in accordance with their respective ownership of the Class A Units.
(c)    Tax Distributions. If the Board reasonably determines that the taxable income of the Company for a taxable year will give rise to taxable income for any Partner (after giving effect to any net cumulative taxable losses allocated to such Partner from prior taxable years that have not previously been taken into account to reduce the amount of Tax Distributions pursuant to this sentence and to the extent such taxable losses are deductible by the relevant Partner) in excess of distributions previously made to such Partner under this Section 5.3 with respect to such taxable year, the Board shall cause the Company prior to the date any quarterly estimated tax payment is due in respect of a U.S. individual, to make a distribution (a “Tax Distribution”) to the Partners (to the extent that the Board reasonably determines, taking into account the reasonable needs and obligations of the Company or any of its Subsidiaries, that there is cash available for distribution by the Company) based on reasonable estimates for such quarter, so that aggregate distributions to each Partner pursuant to this Section 5.3 for such taxable year are at least equal to the U.S. federal, state and local income tax liability that would be payable in respect of the net taxable income or gain allocable to such Partner for such taxable year (taking into account any taxable income allocable as a result of Code Section 704(c)) determined (A) solely by reference to such Partner’s allocable share of the Company’s net taxable income or gain, (B) as if such Partner were subject to the highest marginal U.S. federal, state and local income tax rate applicable to an individual resident in New York, New York or Los Angeles, California or a corporation resident in Delaware, whichever is highest, including taxes imposed under Section 1411 of the Code and by taking into account the character of such income and the deductibility of state and local income taxes (subject to any applicable limitations on deductibility) and (C) taking into account any prior year net losses with respect to the Company allocable to such Partner to the extent such net losses would be deductible against such Partner’s share of the Company’s taxable income and have not previously been taken into account for purposes of this Section 5.3(c) (assuming such net losses are carried forward to the extent of any Applicable Law), provided that such calculation shall be made on the assumption that taxable income or tax loss from the Company is such Partner’s only taxable income or tax loss. A final accounting for Tax Distributions shall be made for each taxable year after the taxable income or loss of the Company has been determined for such taxable year, and the Company shall promptly thereafter make supplemental Tax Distributions (or future Tax Distributions will be reduced) to reflect any difference between estimates previously used in calculating Tax Distributions and the relevant actual amounts recognized. If, following an audit or examination, there is an adjustment that would affect the calculation of the Company’s taxable income or taxable loss for a given period or portion thereof, or in the event that the Company files an amended tax return which has such effect, then, subject to the availability of cash for distribution as reasonably determined by the Board, taking into account the reasonable needs and obligations of the Company or any of its Subsidiaries, the Company shall promptly recalculate each Partner’s Tax Distribution for the applicable period and make additional Tax Distributions (increased by an additional amount estimated to be sufficient to cover any interest or penalties) to give effect to such adjustment or amended tax return. If any portion of a Partner’s Units are redeemed by the Company pursuant to and in accordance with this Agreement or the terms of any applicable Award Agreement to which such Partner is a party, then such Partner’s Tax Distribution in respect of income of the Company after the date of such redemption shall be determined without regard to any items allocated to, or amounts distributed to, such Partner in respect of such redeemed Units. Unless otherwise determined by the Board in its reasonable discretion, such Tax Distributions shall be made pro rata among the Limited Partners in accordance with the number of Class A Units held by each Limited Partner (provided, that the Board shall have the discretion to determine whether any portion of such distributions that would otherwise be made in respect of the Class A Units shall be made in respect of the Class B Units based on the Board’s determination of whether taxable income of the Company would be allocated to such Class B Units). A Tax Distribution pursuant to this Section 5.3(c) to a Partner in respect of any Unit shall be treated as an advance on, and shall reduce, dollar-for-dollar, current or future distributions to which such Partner would otherwise have been entitled under this Section 5.3 or Section 10.2(b), in respect of such Unit, other than with respect to current or future distributions to which such Partner would otherwise have been entitled under Section 5.3(b)(i)(A) or Section 5.3(b)(i)(B) (or in accordance with such Section for purposes of Section 10.2(b)). Notwithstanding the foregoing, no Tax Distribution shall be made by the Company to the extent such Tax Distribution would result in a default or event of default, or otherwise would be restricted or prohibited, under any financing agreement of any Company Entity.
(d)    Distributions In-Kind. Subject to compliance with Applicable Laws, and, in the case of Equity Securities, restrictions on transfer established by the issuer thereof (e.g., limitation of transfers to “accredited investors”), to the extent that the Company distributes property in-kind to the Partners, the Company shall be treated as making a distribution equal to the Fair Market Value of such property for purposes of this Section 5.3 and such property shall be treated as if it were sold for an amount equal to its Fair Market Value.

ARTICLE VI

TRANSFERS OF UNITS
SECTION 6.1.    General Restrictions on Transfer.
(a)    Each Non-SL Partner acknowledges and agrees that such Non-SL Partner (and any Permitted Transferee or other transferee of such Non-SL Partner) shall not, without the prior written consent of the SL Partners, Transfer, directly or indirectly, any Units (and such Non-SL Partner shall not permit any Transfer of equity interests in any other Person that holds, directly or indirectly, such Units and agrees that any such Transfer shall constitute a breach of this Agreement), except as permitted pursuant to and in accordance with the procedures set forth in this Article VI.
(b)    Each SL Partner acknowledges and agrees that such SL Partner (and any Permitted Transferee of such SL Partner) shall not, without the prior written consent of the Indigo Partners, Transfer, directly or indirectly, any Units (i) to a “foreign entity of concern” (15 C.F.R. § 231.104) or a “person of a country of concern” (31 C.F.R. § 850.221), or (ii) if such Transfer is a Tag-Along Sale, and any Indigo Partner who elects to participate in such Tag-Along Sale is prohibited by any Applicable Law enacted, order issued by any Governmental Authority or legally binding restatements or interpretations of any Applicable Law, in each case, following the Effective Date from Transferring its Equity Securities of the Company in such Tag-Along Sale (provided, for purposes of this clause (ii), that (A) each such Indigo Partner shall be obligated to use reasonable best efforts to cooperate with the SL Partners to structure the proposed Transfer in a manner consistent with such Applicable Law or order so that such Tag-Along Sale may be consummated in accordance with this Section 6.1(b)(ii), and (B) any SL Partner may effectuate any Tag-Along Sale in which an Indigo Partner elects to participate so long as the terms of such Tag-Along Sale provide for the acquisition of all of the Units then held by such Indigo Partner, notwithstanding the Tag-Along Portion applicable to such Tag-Along Sale).
(c)    Without limitation of Section 3.4, and except with respect to any Transfer pursuant to a Drag-Along Sale, an IPO or a Company Sale, no Transfer of any Units pursuant to any provision of this Agreement (other than any indirect Transfer) shall be deemed completed until the Transferee shall have entered into a Joinder Agreement substantially in the form of Exhibit A.
(d)    Without limitation of Section 6.1(a) and Section 6.1(b) and notwithstanding any other provision of this Agreement (including Section 6.2), each Partner agrees that, unless such conditions are waived by the Indigo Partners and the SL Partners, such Partner will not Transfer, directly or indirectly, any of such Partner’s Units:
(i)    other than in compliance with the Securities Act and other applicable federal or state securities or blue sky laws, and then, with respect to a Transfer of Units, if requested by the Board, only upon delivery to the Company of an opinion of counsel in form and substance satisfactory to the Company to the effect that such Transfer may be effected without registration under the Securities Act;
(ii)    if such Transfer or issuance would result in the Company being unable to qualify for one or more safe harbors set forth in Treasury Regulations Section 1.7704-1 (or such other guidance subsequently published by the IRS setting forth safe harbors under which Units will not be treated as “readily tradable on a secondary market (or the substantial equivalent thereof)” within the meaning of Code Section 7704), or could otherwise cause the Company to be treated as a “publicly traded partnership” for U.S. federal income tax purposes;
(iii)    if such Transfer or issuance would cause the Company to be required to register as an investment company under the Investment Company Act of 1940; or
(iv)    if such Transfer or issuance would cause the assets of the Company to be deemed “Plan Assets” as defined under the Employee Retirement Income Security Act of 1974 or its accompanying regulations or result in any “prohibited transaction” thereunder involving the Company.
(e)    Any Transfer or attempted Transfer of any Units (including, for the avoidance of doubt, any Transfer of equity interests in any other entity that holds, directly or indirectly, such Units) in violation of this Agreement shall be null and void ab initio, shall not bind or be recognized by the Company or any other Person, no such Transfer shall be recorded on the Company’s books, and the purported Transferee in any such Transfer shall not be treated (and the purported Transferor shall continue to be treated) as the owner of such Units for all purposes of this Agreement. Without limiting the generality of the foregoing, in the event of any Transfer in contravention of this Agreement, to the greatest extent permitted by the Act and other Applicable Law, the purported Transferee shall have no rights as a Partner.
(f)    Any obligations or rights of, and references to, a Limited Partner shall apply to and include the respective Permitted Transferees of such Partner that become Substitute Partners in accordance with the terms of this Agreement and it shall be a condition to any such Transfer that any such Permitted Transferee be bound as a Limited Partner hereunder. Notwithstanding anything herein to the contrary, each of the Indigo Partners acknowledges that its rights, if any, under Article IV are personal to it and do not attach to the Units held by it, and no such rights may be assigned or otherwise Transferred to any Transferee, in each case, other than in connection with a Transfer of Units to any Permitted Transferee of the Indigo Partners.
(g)    Subject to Section 6.1(f), any Transfer permitted by this Article VI, and purporting to be a sale, transfer, assignment, or other disposal of the entire interest represented by the Units subject to such Transfer, inclusive of all the rights and benefits applicable to such Units, shall be deemed a sale, transfer, assignment, or other disposal of such Units in its entirety as intended by the parties to such Transfer, and shall not be deemed a sale, transfer, assignment, or other disposal of any less than all of the rights and benefits thereof, unless otherwise explicitly agreed to by the parties to such Transfer.

(h)    No Partner shall (and each Partner shall ensure that none of its Affiliates shall) employ any device or technique or participate in any transaction designed or intended to circumvent any of the restrictions on Transfer or other provisions of this Article VI.
SECTION 6.2.    Permitted Transfers.
(a)    The provisions of Section 6.1(a), Section 6.1(b) and Section 6.3 shall not apply to (i) any Transfer by any Partner (other than any Indigo Partner) of such Partner’s Units to such Partner’s Affiliate who, in the case of a direct Transfer of Units, accedes to and agrees to be bound by this Agreement on the same basis as such Transferor Partner or (ii) any Transfer by any Indigo Partner of its Units to a Qualifying Affiliate who, in the case of a direct Transfer of Units, accedes and agrees to be bound by this Agreement on the same basis as such Transferor Partner and, in case of the foregoing clauses (i) and (ii), so long as such Transfer does not have the purpose or effect of permitting any Transferor Partner to monetize or receive value for the Units, directly or indirectly, in contravention of the terms and intention of the restrictions on Transfer contained in this Agreement; (each, a “Permitted Transfer” and the recipient of such Transfer, a “Permitted Transferee”).
(b)    If a Partner Transfers any Units to a Permitted Transferee, such Partner shall cause such Permitted Transferee to continue to qualify as a Permitted Transferee of such Partner for so long as such Permitted Transferee holds Units. If, at any time, a Permitted Transferee of a Partner ceases to be a Permitted Transferee of such Partner (a “Former Permitted Transferee”), then all the Units then held by such Former Permitted Transferee (and all interests and rights related thereto) will, without any further action required by such Former Permitted Transferee, be automatically Transferred back to the Transferor of such Units, and such Former Permitted Transferee and the Transferor shall take such action as the Board reasonably deems appropriate to document and effect such Transfer.
SECTION 6.3.    Tag-Along Rights.
(a)    Participation. Subject to Section 6.1(b), if any SL Partner (the “Selling Partner”) proposes to Transfer any Units (other than in an Exempted Transfer) to any Person (a “Proposed Transferee”), then each other Limited Partner (except any Limited Partner that exclusively holds Class B Units) shall be permitted to participate in such sale (a “Tag-Along Sale”) on the terms and conditions set forth in this Section 6.3.
(b)    Sale Notice. Prior to the consummation of any Tag-Along Sale, the Selling Partner shall deliver to the Company and to the Indigo Partners a written notice (a “Sale Notice”) of the proposed Tag-Along Sale following its receipt or negotiation of an offer to Transfer all or any portion of the Selling Partner’s Units in such proposed Tag-Along Sale. The Sale Notice shall describe in reasonable detail:
(i)    the aggregate number, type, class and series of Units that the Proposed Transferee has offered to purchase (the “Offered Tag Units”);

(ii)    with respect to each type, class and series of Offered Tag Units, a fraction (A) the numerator of which is equal to the number of such Offered Tag Units proposed to be sold by the Selling Partner and (B) the denominator of which is equal to the total number of Units of the same type, class and series of such Offered Tag Units then held by the SL Partners (each, a “Tag-Along Portion”);
(iii)    the identity of the Proposed Transferee;
(iv)    the proposed date, time, and location of the closing of the Tag-Along Sale;
(v)    with respect to each type, class and series of Offered Tag Units, the purchase price per Offered Tag Unit and the other material terms and conditions of the Transfer, including a description of any non-cash consideration in sufficient detail to permit the valuation thereof (solely to the extent such information is possessed by the Selling Partner); and
(vi)    a copy of the written offer received from the Proposed Transferee and, to the extent then available, each form of material agreement that Tag-Along Partners would be required to execute in connection with the Transfer.
(c)    Exercise of Tag-Along Right.
(i)    Each Limited Partner (other than any Limited Partner that exclusively holds Class B Units) will have the right to participate in a Tag-Along Sale by delivering to the Selling Partner, no later than ten (10) Business Days after receipt of the Sale Notice (such period, the “Tag-Along Period”), a written notice (a “Tag-Along Notice”) stating such Person’s election to do so and specifying the number of Offered Tag Units (up to the Tag-Along Portion of the number of Offered Tag Units owned by such Person as of the date of the Tag-Along Notice) that such Person is offering to Transfer to the Proposed Transferee (such Person participating in the Tag-Along Sale by timely delivering the Tag-Along Notice, a “Tag-Along Partner,” and such Offered Tag Units proposed to be sold by such Tag-Along Partner, the “Tagged Units”); provided, that no Tag-Along Partner may Transfer any Class B Units to the Proposed Transferee under this Section 6.3.
(ii)    The offer of each Tag-Along Partner to Transfer Tagged Units to the Proposed Transferee set forth in a Tag-Along Notice will be irrevocable, and, to the extent such offer is accepted, such Tag-Along Partner shall be bound and obligated to consummate the Transfer on the terms and conditions set forth in this Section 6.3.
(d)    Waiver. Subject to Section 6.1(b), if a Limited Partner does not deliver a Tag-Along Notice in compliance with Section 6.3(c)(i), such Limited Partner shall be deemed to have waived all of its rights to participate in the Tag-Along Sale with respect to the applicable

Offered Tagged Units owned by such Limited Partner, and the Selling Partner shall (subject to the rights of any Tag-Along Partner participating in the Tag-Along Sale) thereafter be free to sell to the Proposed Transferee its Offered Tag Units identified in the Sale Notice at a price or prices no greater than the applicable price(s) set forth in the Sale Notice and on other terms and conditions that are not in the aggregate materially more favorable to the Selling Partner than those set forth in the Sale Notice, without any further obligation to the other Partners.
(e)    Conditions of Sale.
(i)    Upon the consummation of a Tag-Along Sale, the consideration per Tagged Unit to be received by each Tag-Along Partner participating in such Tag-Along Sale will be the same as the consideration per Offered Tag Unit to be received by the Selling Partner, and if the Selling Partner is given an option as to the form of consideration to be received for any of its Offered Tag Units, then the same option will be given to all Tag-Along Partners participating in such Tag-Along Sale with respect to their Tagged Units of the same type, class and series and in the same proportion (relative to any other form of consideration) as offered to the Selling Partner for such type, class and series of Unit; provided, that, notwithstanding the foregoing, if the consideration to be paid in a Tag-Along Sale includes any securities and (A) a Tag-Along Partner is not an “accredited investor” (as defined under the Securities Act), (B) except to the extent such Tag-Along Partner is an Indigo Partner, the issuance of such securities to such Tag-Along Partner would, in the reasonable determination of the Board, require the Company or the Proposed Transferee to satisfy onerous disclosure, registration, qualification or other requirements that would or would reasonably be expected to prevent or materially impede or materially delay such Tag-Along Sale or (C) except to the extent such Tag-Along Partner is an Indigo Partner, cause materially adverse tax or regulatory consequences for the Selling Partner, then, at the election of the Selling Partner, the consideration to be received by such Tag-Along Partner in such Tag-Along Sale may include an equivalent amount of cash (as determined in good faith by the Board consistent with the valuation reflected by such Tag-Along Sale) in lieu of such securities; provided, further, that notwithstanding anything to the contrary set forth herein, the SL Partners and their respective Affiliates may be entitled to receive governance, consent or similar non-economic rights or benefits in relation to any post-closing or successor entit(ies) in connection with any Tag-Along Sale that are not otherwise provided to other Tag-Along Partners.
(ii)    No Tag-Along Partner shall be required to agree to any non-competition, non-solicitation, non-disparagement or other similar restrictive covenants or release bona fide claims in its capacity as a Partner, except that each Tag-Along Partner will, if reasonably requested by the Proposed Transferee, agree to any customary non-solicitation covenant (A) with a term of no longer than 12 months following the closing of the Tag-Along Sale, (B) that is applicable only to the solicitation of any employee at the level of senior vice president or above, and

(C) containing customary carve-outs, or any release of claims, that, in each case, is in a substantially similar form agreed to by the Selling Partner; provided that Tag-Along Partners who are Service Providers may be required to execute agreements with non-competition, non-solicitation, no-hire, confidentiality and/or other restrictive covenant provisions that may not be executed by the Selling Partner to the extent reasonably required by the Proposed Transferee in the Tag-Along Sale;
(iii)    Each Tag-Along Partner participating in the Tag-Along Sale shall make or provide the same representations, warranties, covenants, indemnities, and agreements as the Selling Partner makes or provides in connection with the Tag-Along Sale, so long as: (A) such Tag-Along Partner is only obligated to make Individual Representations in connection with the Tag-Along Sale, and not with respect to any other Partner or Equity Securities held by any other Partner; (B) such Tag-Along Partner is not liable for the inaccuracy in any representation or warranty made by any other Partner in connection with the Tag-Along Sale (other than pro rata responsibility in proportion to the amount of consideration to be paid to such Tag-Along Partner in the Tag-Along Sale (as compared to the amount of consideration to be paid to all Partners participating in the Tag-Along Sale) for any indemnification for representations and warranties relating to the Company Entities, including their respective businesses, operations, results of operations, assets and liabilities); and (C) if any such Tag-Along Partner is liable for indemnification in the Tag-Along Sale for the inaccuracy of any representations or warranties relating to the Company Entities, such liability (1) is several and not joint with any other Partner (except to the extent that funds may be paid out of an escrow or holdback established to partially or wholly secure any indemnification obligations of the Partners in connection with such Tag-Along Sale), and is pro rata in proportion to the amount of consideration to be paid to such Tag-Along Partner in the Tag-Along Sale (as compared to the amount of consideration to be paid to all Partners participating in the Tag-Along Sale) and (2) does not exceed the amount of consideration to be paid to such Tag-Along Partner in the Tag-Along Sale (except in the case of fraud committed by or to the actual knowledge of such Tag-Along Partner).
(f)    Consummation of Sale.
(i)    If the number of Offered Tag Units of a particular type, class and series proposed to be sold by the Selling Partner plus the number of Tagged Units of such type, class and series elected by the Tag-Along Partners to participate in a Tag-Along Sale in accordance with this Section 6.3 exceed the number of Units of such type, class and series that the Proposed Transferee is willing to purchase, then the number of Units of such type, class and series to be sold in such Tag-Along Sale shall be allocated between the Selling Partner and the applicable Tag-Along Partner(s) who shall have timely elected to participate in such Tag-Along Sale pro rata (based on the number of Units of such type, class and series proposed to be included in the Tag-Along Sale by such Selling Partner or Tag-Along Partner(s), as applicable, relative to the total number of Units of such type, class and series proposed to be included in the Tag-Along Sale by the Selling Partner and all applicable Tag-Along Partners).
(ii)    The Selling Partner shall have sixty (60) days following the expiration of the Tag-Along Period in which to consummate the Tag-Along Sale, on terms not more favorable to the Selling Partner than those set forth in the Tag-Along Notice (which such sixty (60)-day period may be extended (A) for a reasonable time not to exceed an additional thirty (30)-day period to the extent reasonably necessary to obtain any third-party approvals or (B) if any Mandatory Consents are required to in order to complete the Tag-Along Sale, until the date that is five (5) Business Days following the date the last of such Mandatory Consents have been received). If at the end of such period the Selling Partner has not completed the Tag-Along Sale, the Selling Partner may not then effect such Tag-Along Sale without again fully complying with the provisions of this Section 6.3.
(iii)    Subject to Section 6.3(e)(ii) and Section 6.3(e)(iii), upon the request of the Selling Partner, each Tag-Along Partner shall use commercially reasonable efforts to take or cause to be taken all such actions as are reasonably necessary or desirable in order to consummate expeditiously any Tag-Along Sale pursuant to this Section 6.3, including (A) executing, acknowledging and delivering consents, assignments, waivers, agreements and other documents or instruments, (B) filing applications, reports, returns, filings and other documents or instruments with Governmental Authorities reasonably necessary to effectuate the Tag-Along Sale and (C) otherwise reasonably cooperating with the Selling Partner and the proposed Transferee(s). Without limitation of the foregoing, to the extent requested by the Selling Partner, each Tag-Along Partner shall, and shall cause its Affiliates to, prior to the consummation of a Tag-Along Sale, expressly waive and not enforce any right of notice, consent, termination, amendment, cancellation or acceleration, and any similar right in favor of such Tag-Along Partner or its Affiliates, under commercial agreements with any Company Entity; provided, however, that, with respect to any such commercial agreements entered into after the date hereof, this obligation shall only apply to the extent such commercial agreements contain an explicit reference to this clause (iii).
(g)    Participation of Class B Units. Notwithstanding anything to the contrary set forth in this Section 6.3, at the written request of the Selling Partner, each Limited Partner holding Class A Units shall use commercially reasonable efforts to permit the Transfer (including through a redemption and reissuance as contemplated in clause (ii) below) of a pro rata number of Vested Class B Units held by a Service Provider Partner identified by the Selling Partner in connection with a Tag-Along Sale, including by (i) agreeing to reduce the number of Tagged Units such Limited Partner may Transfer in such Tag-Along Sale on a pro rata basis (based on the number of Units proposed to be included in the Tag-Along Sale by the Selling

Partner and the Tag-Along Partner(s)); provided, that no Limited Partner shall be required to agree to any such reduction unless the Selling Partner agrees to an equivalent pro rata reduction of the number of Offered Tag Units that such Selling Partner may sell in such Tag-Along Sale (in relation to the total number of Units that the SL Partners hold at such time), and (ii) entering into such agreements that are reasonably necessary or appropriate to effectuate the foregoing, including in connection with the Company’s redemption of such Vested Class B Units in exchange for cash in an amount that is substantially equivalent to the Fair Market Value of such Vested Class B Units and the issuance to the Proposed Transferee of a number of Units of the type, class and series of Offered Tag Units with a Fair Market Value that is substantially equivalent to the Fair Market Value of such redeemed Vested Class B Units (provided that all such Units are sold as soon as reasonably practicable in such Tag-Along Sale, and any such Units not sold upon the consummation of such Tag-Along Sale are cancelled automatically and without further action by any Person).
SECTION 6.4.    Drag-Along Rights.
(a)    Participation.
(i)    Each SL Partner (a “Dragging Partner”) shall have the right to undertake and effect, and to direct the Company to undertake and effect, (A) a Company Sale to a purchaser (the “Drag-Along Purchaser”), (B) an IPO or (C) a transaction or series of related transactions resulting in a Company Sale or IPO (each of clauses (A) through (C), a “Drag-Along Sale”) without the consent of any other Partner. If a Dragging Partner seeks to pursue a Drag-Along Sale, then such Dragging Partner shall have the right (but not the obligation), after delivering the Drag-Along Notice in accordance with Section 6.4(b) and subject to compliance with Section 6.4(d), to require that each other Partner (each, a “Dragged Partner”) participate in such transaction or transactions in the manner set forth in this Section 6.4 and Section 6.5. A Dragging Partner may pursue one or more alternative Drag-Along Sales in parallel.
(ii)    Without limitation of Section 4.13(g), in connection with a Drag-Along Sale, the Dragged Partners shall be deemed to have provided any applicable consent under this Agreement (and, if requested by the Dragging Partner, will confirm such consent in writing) to the extent reasonably necessary to effect such Drag-Along Sale in accordance with the terms hereof.
(iii)    Subject to compliance with Section 6.4(d), if required to do so by the Dragging Partner, each Dragged Partner shall (A) sell in the Drag-Along Sale the same percentage of Units held by such Dragged Partner as the percentage of Units that the Dragging Partner proposes to directly or indirectly Transfer (the “Drag-Along Percentage”) to the Drag-Along Purchaser (provided, that each Indigo Partner shall only be required to sell, for each type, class and series of Units that the Dragging Partner proposes to directly or indirectly Transfer to the Drag-Along Purchaser, the same percentage of each such type, class and series of Units held by such Indigo Partner that the Dragging Partner proposes to directly or indirectly Transfer to the Drag-Along Purchaser (and such percentage, for each such type, class and series of Units, shall be deemed such Indigo Partner’s Drag-Along Percentage with respect thereto); and (B) subject to the foregoing, otherwise participate in such Drag-Along Sale as reasonably requested by the Dragging Partner, in each case on the same economic terms (including escrow, holdback and indemnification terms) other than price, which shall be, for each Unit sold in such Drag-Along Sale, the applicable Equivalent Price for such Unit, and other terms and conditions as the Dragging Partner is prepared to accept from the Drag-Along Purchaser in the Drag-Along Sale, and in the manner and to the extent set forth in this Section 6.4 and Section 6.5; provided, that notwithstanding anything to the contrary set forth herein, the SL Partners and their respective Affiliates may be entitled to receive governance, consent or similar non-economic rights in any post-closing or successor entity(ies) in connection with any Drag-Along Sale that are not otherwise provided to other Partners.
(b)    Sale Notice. The Dragging Partner shall deliver a written notice (the “Drag-Along Notice”) to the Company and each Dragged Partner following its decision to pursue a Drag-Along Sale. The Drag-Along Notice shall specify, as applicable:
(i)    the Drag-Along Purchaser (in the case of a Company Sale);
(ii)    the proposed date, time, and location of the closing of the Drag-Along Sale;
(iii)    the proposed valuation of the Company and, in the case of a Company Sale, the portion of the proceeds resulting from such Company Sale proposed to be paid to such Dragged Partner (based on the applicable Equivalent Price(s) for the Units to be sold by such Dragged Partner in such Company Sale);
(iv)    the Drag-Along Percentage (including, in the case of each Indigo Partner, the Drag-Along Percentage for each applicable type, class and series of Units), if applicable;
(v)    the other material terms and conditions of the Drag-Along Sale; and
(vi)    if available, a copy of any form of definitive purchase agreement proposed to be executed in connection with the Drag-Along Sale.
Upon delivery of a Drag-Along Notice to the Company, the Company and each Dragged Partner shall, and the Company and each Dragged Partner shall cause their respective Affiliates and Representatives to, take such actions as are reasonably requested or directed by the Dragging Partner or are necessary to accomplish the Drag-Along Sale specified therein as soon as reasonably practicable and reasonably cooperate with the Dragging Partner in the undertaking and consummation of such Drag-Along Sale. A Drag-Along Notice shall be revocable by the Dragging Partner by written notice to the Company and the Dragged Partners, at any time before the completion of the Drag-Along Sale, and any such revocation shall not prohibit the Dragging Partner from exercising its rights under this Section 6.4 at any time in the future.
(c)    Failure to Comply. If the Drag-Along Sale includes a sale of Units and any Dragged Partner fails to comply with its obligations under this Section 6.4 and Section 6.5, then the Dragging Partner may cause to be deposited into an escrow account established for such purpose the consideration payable to such Dragged Partner in connection with the Drag-Along Sale for the applicable Units held by such Dragged Partner. Upon such deposit, (i) all such Units held by such Dragged Partner shall be deemed to have been sold or Transferred in the Drag-Along Sale without further action by any Person, and (ii) the rights of such Dragged Partner in respect of such Units after such deposit shall be limited to receiving such consideration (subject to reduction, from time to time, in accordance with the terms of the Drag-Along Sale, including, if applicable, reduction as a result of indemnification claims made by the Drag-Along Purchaser) upon presentation and surrender by such Dragged Partner of: (A) the certificates or other documents representing such Units, duly endorsed for transfer; and (B) any other agreements, documents and instruments required to be executed and delivered by such Dragged Partner under this Section 6.4 or Section 6.5 in connection with the Drag-Along Sale. If any Dragged Partner fails to comply with such Dragged Partner’s obligations under this Section 6.4 or Section 6.5 in connection with a Drag-Along Sale, then the Drag-Along Purchaser may elect, in its sole discretion, to effect the acquisition of the applicable Units held by Dragged Partners who comply with this Section 6.4 or Section 6.5 in lieu of, prior to or concurrent with effecting the transfer of the applicable Units held by such non-complying Dragged Partner in accordance with the immediately preceding sentence. In furtherance of the rights of the Dragging Partner and the obligations of each Dragged Partner under this Section 6.4 and Section 6.5, each Dragged Partner hereby: (1) irrevocably appoints the Dragging Partner as its agent and attorney-in-fact (with full power of substitution) to execute all agreements, instruments and certificates and take all actions necessary or desirable to perform such Dragged Partner’s obligations under this Section 6.4 and Section 6.5; (2) grants the Dragging Partner an irrevocable, durable proxy (which each Dragged Partner acknowledges is coupled with a sufficient interest) to vote, or act by written resolution in respect of, the applicable Units held by such Dragged Partner in accordance with such Dragged Partner’s voting obligations under this Section 6.4 and Section 6.5; and (3) agrees to take such further action or execute such other documents and instruments as may be necessary or desirable to effectuate the provisions of this Section 6.4(c). The exercise by any Person of any remedies pursuant to this Section 6.4(c) shall not be deemed to waive, limit or cure the applicable Dragged Partner’s breach of the provisions of this Section 6.4 or Section 6.5, and all rights and remedies of any Person in respect of such breach will be preserved.
(d)    Conditions of Sale. The obligations of the Dragged Partners in respect of a Drag-Along Sale under this Section 6.4 are subject to the satisfaction of the following conditions:
(i)    upon the consummation of a Drag-Along Sale, the consideration per Unit to be received by each Dragged Partner will be such Dragged Partner’s Equivalent Price for such Unit, and if the Dragging Partner is given an option as to the form of consideration to be received for any particular type, class and series of Units held by it (or a portion thereof), then the same option will be given to all Dragged Partners with respect to their Units of the same type, class and series and in the same proportion (relative to any other form of consideration) as offered to the Dragging Partner for such type, class and series of Unit; provided, that, notwithstanding the foregoing, if the consideration to be paid in a Drag-Along Sale includes any securities and (A) a Dragged Partner is not an “accredited investor” (as defined under the Securities Act) or (B) except to the extent such Dragged Partner is an Indigo Partner, the issuance of such securities to such Dragged Partner would, in the reasonable determination of the Board, require the Drag-Along Purchaser or the Company to satisfy onerous disclosure, registration, qualification or other requirements that would or would reasonably be expected to prevent or materially impede or materially delay such Drag-Along Sale, then, at the election of the Dragging Partner, the consideration to be received by such Dragged Partner in such Drag-Along Sale may include an equivalent amount of cash (as determined in good faith by the Board consistent with the valuation of such securities reflected by such Drag-Along Sale) in lieu of such securities;
(ii)    no Dragged Partner shall be required to agree to any non-competition, non-solicitation, non-disparagement, other similar restrictive covenants or release bona fide claims, other than in the same form as any such restrictive covenants or release of claims in such Dragged Partner’s capacity as a Partner agreed to by the Dragging Partner; provided that (1) in no event shall any Indigo Partner be required to agree to any non-competition covenants, whether or not in the same form as any such covenant agreed to by the Dragging Partner, (2) any non-solicitation covenant agreed to by an Indigo Partner must be a customary non-solicitation covenant (A) with a term of no longer than 12 months following the closing of the Drag-Along Sale, (B) that is applicable only to the solicitation of any employee at the level of senior vice president or above, and (C) containing customary carve-outs and (3) Dragged Partners who are Service Providers may be required to execute agreements with non-competition, non-solicitation, no-hire, confidentiality and/or other restrictive covenant provisions that may not be executed by the Dragging Partner to the extent reasonably required by the Drag-Along Purchaser in the Drag-Along Sale;
(iii)    to the extent requested by the Drag-Along Purchaser or its Affiliates in the Drag-Along Sale, each Dragged Partner shall, and shall cause its Affiliates to, prior to the consummation of a Drag-Along Sale, expressly waive and not enforce any right of notice, consent, termination, amendment, cancellation or acceleration, and any similar right in favor of such Dragged Partner or its Affiliates, in each case to the extent triggered or reasonably likely to be triggered by such Drag-Along Sale, under commercial agreements with any Company Entity; provided, however, that, with respect to any such commercial agreements entered into after the date hereof, this obligation shall only apply to the extent such commercial agreements contain an explicit reference to this clause (iii);

(iv)    each Dragged Partner shall only be obligated to make Individual Representations in connection with the Drag-Along Sale, and not with respect to any other Partner or the Equity Securities held by any other Partner;
(v)    no Dragged Partner will be liable for the inaccuracy in any representation or warranty made by any other Partner in connection with the Drag-Along Sale (other than pro rata responsibility in proportion to the amount of consideration to be paid to such Partner in the Drag-Along Sale (as compared to the amount of consideration to be paid to all Partners in the Drag-Along Sale) for any indemnification for representations and warranties relating to the Company Entities, including their respective businesses, operations, results of operations, assets and liabilities); and
(vi)    if any Dragged Partner is held liable for indemnification in the Drag-Along Sale for the inaccuracy of any representations and warranties relating to the Company Entities, such liability (A) is several and not joint with any other Partner (except to the extent that funds may be paid out of an escrow or holdback established to partially or wholly secure any indemnification obligations of the Partners in connection with such Drag-Along Sale), and is pro rata in proportion to the amount of consideration to be paid to such Partner in the Drag-Along Sale (as compared to the amount of consideration to be paid to all Partners in the Drag-Along Sale) and (B) does not exceed the amount of consideration to be paid to such Dragged Partner in the Drag-Along Sale (except in the case of fraud committed by or to the actual knowledge of such Dragged Partner).
(e)    Consummation of Sale. The Dragging Partner shall have one hundred and eighty (180) days following the date of the Drag-Along Notice in which to consummate the Drag-Along Sale, on the terms set forth in the Drag-Along Notice (which one hundred and eighty (180) day period may be extended if any Mandatory Consents are required to complete the Drag-Along Sale, until the date that is ten (10) Business Days following the date the last of such Mandatory Consents have been received). If at the end of such period the Dragging Partner has not completed the Drag-Along Sale, the relevant SL Partner may not then exercise its rights under this Section 6.4 with respect to such Drag-Along Sale without again fully complying with the provisions of this Section 6.4.
SECTION 6.5.    Other Transfer-Related Matters.
(a)    Other Actions. In the event that any Partner Transfers Units pursuant to Section 6.3 or Section 6.4, such Partner (and in connection with any Drag-Along Sale, each Dragged Partner) shall (and shall cause its Affiliates and Representatives to):
(i)    use reasonable efforts to cause such Transfer or Drag-Along Sale to occur and to take or cause to be taken all actions as may be reasonably requested by the Company, the Selling Partner, the Dragging Partner or the Drag-Along Purchaser or as may otherwise be reasonably necessary or desirable, in order to carry out the terms of Section 6.3 or Section 6.4, as applicable, and to expeditiously consummate the Transfer or Drag-Along Sale pursuant thereto and any related transactions, including:
(A)    executing, acknowledging and delivering the definitive agreement(s) governing the terms and conditions of such Transfer or Drag-Along Sale, and all related consents, assignments, waivers, agreements and other documents and instruments;
(B)    voting all Units that such Partner owns or over which such Partner otherwise exercises voting power (in person, by proxy or by action by written consent, as applicable): (1) in favor of the Transfer or Drag-Along Sale (together with any related amendment to this Agreement reasonably necessary or desirable in order to implement the Transfer or Drag-Along Sale) and (2) in opposition to any and all other proposals that could reasonably be expected to delay or impair the ability of the Selling Partner, the Company, the proposed transferee or the Drag-Along Purchaser to consummate, the Transfer or Drag-Along Sale;
(C)    except as provided in this Agreement, not depositing (and causing its Affiliates not to deposit) Units owned by such Partner or its Affiliate in a voting trust, and not subjecting (and causing its Affiliates not to subject) any such Units to any arrangement or agreement with respect to the voting of such Units, unless specifically requested to do so by the proposed transferee in connection with the Transfer or the Drag-Along Purchaser;
(D)    refraining from exercising and, upon request (whether before or after the closing of the Transfer or Drag-Along Sale, and regardless of whether such Partner received advance notice of the Transfer or Drag-Along Sale), affirmatively waiving, any dissenters’ rights, rights of appraisal or similar rights under Applicable Law at any time with respect to the Transfer or Drag-Along Sale;
(E)    in the event that the other selling Partner(s), in connection with such Transfer or Drag-Along Sale, appoint a representative (the “Partner Representative”) with respect to matters affecting the Partners under the applicable definitive transaction agreements following consummation of such Transfer or Drag-Along Sale: (1) consenting to: (x) the appointment of such Partner Representative; (y) the establishment of any applicable escrow, expense or similar fund in connection with any indemnification or similar obligations; and (z) the payment (from the applicable escrow or expense fund or otherwise) of such Partner’s pro rata share (in proportion to the amount of consideration to be paid to such Partner in connection with such Transfer or Drag-Along Sale as compared to the aggregate consideration received by all selling Partners) of any and all reasonable fees and expenses to such Partner Representative in connection with such Partner Representative’s services and duties in connection with such Transfer or Drag-Along Sale and its related service as the representative of the

Partners; and (2) not asserting any claim or commencing any suit against the Partner Representative or any other Partner with respect to any action or inaction taken or failed to be taken by the Partner Representative in connection with its service as the Partner Representative, absent fraud, gross negligence or willful misconduct;
(F)    furnishing information and copies of documents reasonably necessary to effectuate the Transfer or Drag-Along Sale;
(G)    filing applications, reports, returns, filings and other documents and instruments with Governmental Authorities reasonably necessary to effectuate the Transfer or Drag-Along Sale; and
(H)    otherwise reasonably cooperating with the Company Entities, the other selling Partners, the proposed transferee and the Drag-Along Purchaser, as applicable;
(ii)    if the Transfer or Drag-Along Sale is consummated, pay such Partner’s pro rata share (in proportion to the amount of consideration to be paid to such Partner in connection with the Transfer or Drag-Along Sale as compared to the aggregate consideration received by all selling Partners) of the reasonable costs incurred by the selling Partners and the Company Entities relating to the Transfer or Drag-Along Sale (including legal fees and expenses, accounting fees and expenses and all finders, brokerage or investment banking fees and expenses) (“Transaction Expenses”) to the extent not paid or reimbursed by a Company Entity or the proposed transferee or Drag-Along Purchaser or deducted from the consideration payable to such Partner in the manner described in Section 6.5(b); provided, however, that, (A) subject to the terms of the Registration Rights Agreement, the Company shall bear all costs and expenses in connection with any IPO, including all customary expenses relating to any registration of securities in connection with any IPO and all expenses of the underwriters or other advisors in an IPO and (B) the Dragging Partner can cause the Company to bear all applicable costs and expenses in connection with a Drag-Along Sale; and
(iii)    at the closing of any Transfer of Units pursuant to Section 6.3 or Section 6.4, deliver for transfer to the prospective transferee one or more certificates that represent the number of such Units to be Transferred by such Transferring Partner (if certificated), accompanied by evidence of Transfer and all necessary transfer taxes paid and stamps affixed, if necessary, against delivery of the applicable consideration in consummation of the Transfer of such Units.
(b)    Closing Consideration. In connection with any Transfer of Units or Drag-Along Sale pursuant to Section 6.3 or Section 6.4, the selling Partners shall receive any consideration for such Units or in the Drag-Along Sale after deduction of their pro rata share (in proportion to the amount of consideration to be paid to such Partner in connection with such Transfer or Drag-Along Sale as compared to the aggregate consideration received by all selling

Partners) of: (i) amounts paid into escrow or held back for indemnification or post-closing expenses; (ii) any Transaction Expenses; and (iii) amounts subject to post-closing purchase price adjustments, if and as applicable.
SECTION 6.6.    Preemptive Rights.
(a)    Issuance of New Units. Subject to compliance with Section 4.13, if prior to an IPO, the Company proposes to issue or sell New Units to any Person (each such issuance in compliance with this Section 6.6, a “Preemptive Issuance”), then each Qualifying Partner shall have the right (the “Preemptive Right”) to purchase such Qualifying Partner’s Pro Rata Portion of any such New Units as set forth in this Section 6.6. For purposes hereof, “New Units” shall include any and all new issuances of Units (or debt securities convertible or exchangeable for Units), other than Units or such debt securities issued or sold by the Company: (i) in connection with a grant or award of Class B Units pursuant to the Equity Incentive Plan and an Award Agreement; (ii) as consideration to any Person in connection with an acquisition, merger, business combination or similar transaction that is approved by the Board and, only if and to the extent required pursuant to Section 4.13(g), the Indigo Partners; (iii) in connection with an IPO (including issuing Conversion Shares); (iv) in connection with pro rata dividends, stock splits, distributions, or recapitalizations of the Units; (v) to any Person in connection with strategic alliances, joint ventures, commercial partnerships or similar transactions approved by the Board and, only if and to the extent required pursuant to Section 4.13(g), the Indigo Partners; (vi) to any Person in connection with a debt financing (or refinancing), equipment leasing, real property leasing or similar transaction approved by the Board and, only if and to the extent required pursuant to Section 4.13(g), the Indigo Partners; (vii) upon the exercise or conversion of any options, warrants or other rights to acquire any Units issued in accordance with this Section 6.6, or of any debt securities or Equity Securities otherwise issued in accordance with this Section 6.6, in each case, that are convertible or exchangeable for any Units; (viii) in connection with which such Qualifying Partner has been offered the opportunity to purchase its Pro Rata Portion of the New Units offered and (ix) that are Class GP Units.
(b)    Additional Issuance Notices. The Company shall give written notice (an “Issuance Notice”) of any Preemptive Issuance described in Section 6.6(a) to each Qualifying Partner, which may, if applicable, be accompanied by a written offer from any prospective purchaser seeking to purchase New Units (a “Prospective Purchaser”) and shall set forth the material terms and conditions of the proposed issuance or sale, including:
(i)    the number and description of the New Units proposed to be issued and the percentage of Units then-outstanding (both in the aggregate and with respect to each class or series of Units proposed to be issued but, in each case, excluding Class B Units other than Eligible Class B Units) that such issuance would represent immediately following such issuance;
(ii)    the proposed issuance date, which shall be at least thirty (30) Business Days from the date of the Issuance Notice;

(iii)    the proposed purchase price per Unit of the New Units (or, if the consideration to be paid by the Prospective Purchaser includes non-cash consideration, the Fair Market Value thereof); and
(iv)    an offer by the Company to sell to each Qualifying Partner in accordance with the terms of this Section 6.6 such Qualifying Partner’s Pro Rata Portion of the New Units to be included in the Preemptive Issuance (the “Base Amount”).
(c)    Exercise of Preemptive Rights. Each Qualifying Partner shall for a period of fifteen (15) Business Days following the receipt of an Issuance Notice (the “Exercise Period”) have the right to elect irrevocably to purchase all or any portion of such Partner’s Pro Rata Portion of any New Units, at the purchase price and on such other terms and subject to such other conditions, in each case, set forth in the Issuance Notice by delivering a written notice to the Company (an “Acceptance Notice”) specifying the portion of such Qualifying Partner’s Base Amount that such Qualifying Partner elects to purchase (any Qualifying Partner that elects to purchase any New Units, a “Participating Partner”). The failure of a Partner to deliver an Acceptance Notice by the end of the Exercise Period shall constitute an irrevocable waiver of such Partner’s rights under this Section 6.6(c) with respect to the purchase of such New Units, but shall not affect such Partner’s rights with respect to any future issuances or sales of New Units.
(d)    Over-Allotment. No later than five (5) Business Days following the expiration of the Exercise Period, the Company shall notify each Participating Partner (if any) in writing of the number of New Units that all such Participating Partners have agreed to purchase (the “Over-Allotment Notice”). Each Participating Partner that timely delivered an Acceptance Notice exercising its rights to purchase one hundred percent (100%) of such Partner’s Base Amount (an “Exercising Partner”) shall have a right of over-allotment such that if any other Partner has failed to exercise its right under this Section 6.6 to purchase such other Partner’s full Base Amount of the New Units (each, a “Non-Exercising Partner”), such Exercising Partner may purchase the remainder of such Non-Exercising Partner’s Base Amount (such remainder, the “Unsubscribed Allotment Units”) (or, if there are multiple Exercising Partners, its Over-Allotment Pro Rata Portion of the Unsubscribed Allotment Units) by giving written notice to the Company within ten (10) Business Days of receipt of the Over-Allotment Notice (the “Over-Allotment Exercise Period”). For the avoidance of doubt, the Company will have no obligation pursuant to this Section 6.6(d) in the event there are no Participating Partners or no Exercising Partners, in each case, following expiration of the Exercise Period.
(e)    Sales to the Prospective Purchaser. Following the expiration of the Exercise Period and, if applicable, the Over-Allotment Exercise Period, the Company shall be free to complete the proposed issuance or sale of New Units described in the Issuance Notice with respect to which Partners declined to exercise the preemptive right set forth in this Section 6.6 (including Section 6.6(d)) on terms that are no less favorable in the aggregate to the Company than those set forth in the Issuance Notice (except that the amount of New Units to be issued or sold by the Company may be reduced) so long as: (i) such issuance or sale is closed within sixty (60) Business Days after the expiration of the Exercise Period and, if applicable, the Over-Allotment Exercise Period (subject to the extension of such sixty (60) Business Day period (A) for a reasonable time not to exceed an additional thirty (30) Business Days to the extent reasonably necessary to obtain any third-party approvals or (B) if any Mandatory Consents are required in order to complete the issuance of the New Units, until the date that is five (5) Business Days following the date the last of such Mandatory Consents have been received); and (ii) the price at which the New Units are sold to the Prospective Purchaser is at least equal to or higher than the purchase price (or the minimum purchase price, if applicable) described in the Issuance Notice. In the event the Company has not sold such New Units within such time period, the Company shall not thereafter issue or sell such New Units without first again offering such securities to Qualifying Partners in accordance with the procedures set forth in this Section 6.6.
(f)    Closing of the Issuance. The closing of any purchase by any Qualifying Partner shall be consummated concurrently with the consummation of the issuance or sale described in the Issuance Notice. Upon the issuance or sale of any New Units in accordance with this Section 6.6, the Company shall deliver the New Units free and clear of any Liens (other than those arising hereunder, pursuant to securities laws, and those attributable to the actions of the purchasers thereof), and the Company shall so represent and warrant to the purchasers thereof, and further represent and warrant to such purchasers that such New Units shall be, upon issuance thereof to the Exercising Partners and after payment therefor, duly authorized and validly issued. The Company, in the discretion of the Board, may deliver to each Exercising Partner certificates evidencing the New Units. Each Exercising Partner shall deliver to the Company the purchase price for the New Units purchased by it by certified or bank check or wire transfer of immediately available funds at the closing of any such purchase. Each party to the purchase and sale of New Units shall take all such other actions as may be reasonably necessary to consummate the purchase and sale, including entering into such additional agreements as may be necessary or appropriate, as determined by the Board.
(g)    Post-Issuance Compliance. Notwithstanding the foregoing, subject to compliance with Section 4.13, the Company may proceed with any issuance or sale of New Units prior to having complied with the foregoing provisions of this Section 6.6 (each such issuance or sale, an “Exigent Circumstances Issuance”); provided, however, that the Company shall, (a) within five (5) Business Days after the consummation of such Exigent Circumstances Issuance, provide to each Qualifying Partner who would have been entitled to be given an Issuance Notice in connection with such issuance or sale (i) notice of such Exigent Circumstances Issuance and (ii) the Issuance Notice described in Section 6.6(b) with respect to such issuance or sale in which the actual price per Unit of New Units sold in the Exigent Circumstances Issuance shall be set forth and (b) permit each such Qualifying Partner to exercise its participation rights under this Section 6.6 as modified by this Section 6.6(g) in an amount necessary to return such Qualifying Partner to its Percentage Interest held immediately prior to the consummation of such Exigent Circumstances Issuance, on the same economic terms as those offered to the participants in the Exigent Circumstances Issuance; provided, further, that the Company agrees to use its reasonable best efforts to provide each Indigo Partner that is a Qualifying Partner with advance notice and opportunity to purchase New Units concurrently with the Prospective Purchaser on the terms set forth in this Section 6.6.
SECTION 6.7.    Call Rights.
(a)    Each Service Provider Partner (and each Permitted Transferee of such Service Provider Partner, if any) agrees that, unless otherwise agreed in writing by the Board, prior to the consummation of an IPO or Company Sale, the Company will have the right, but not the obligation, to purchase (the “Call Right”) up to all Units (other than any Unvested Class B Units) held by a Service Provider Partner (and any Permitted Transferees of such Service Provider Partner) (the “Callable Equity”) following the occurrence of (x) a Termination or (y) a Restrictive Covenant Violation (any such event, a “Call Event”), as provided in this Section 6.7. To the extent that the Callable Equity includes any Units (other than any Unvested Class B Units) held by any Permitted Transferee of a Service Provider Partner, each reference to such “Service Provider Partner” in the remainder of this Section 6.7 shall be deemed to include such Permitted Transferees.  Upon a Call Event, the General Partner may exercise the Call Right on behalf of the Company with respect to all or any portion of the Callable Equity by one or more written notices (each, a “Call Right Notice”) delivered to the applicable Service Provider Partner at any time during the period commencing on the date of Termination or the date on which the General Partner acquires actual knowledge of the occurrence of the Restrictive Covenant Violation, as applicable, and ending on the one-year anniversary of the later of the date of Termination and the date on which the General Partner acquires actual knowledge of the occurrence of the Restrictive Covenant Violation, as applicable (such period, the “Call Right Period” and the date such notice is given, the “Call Exercise Date”). Upon the giving of a Call Right Notice, the Company will be obligated to purchase and the applicable Service Provider Partner will be obligated to sell all (or any lesser portion indicated in the Call Right Notice) of the Callable Equity for the consideration calculated either (i) if the Call Event is due to a Termination for “Cause” (as defined in the applicable Award Agreement) or a Restrictive Covenant Violation, the lesser of cost or Fair Market Value or (ii) if the Call Event is due to a Termination for any reason other than described in the preceding clause (i), at the Fair Market Value of such Units on the Call Exercise Date (the “Call Consideration”); provided, that, if, at any time after such Service Provider Partner’s receipt of the Call Consideration, the General Partner acquires actual knowledge of the occurrence of a subsequent or continuing Restrictive Covenant Violation, the General Partner may require such Service Provider Partner to repay promptly to the Company the full amount of the Call Consideration.
(b)    The closing for all purchases and sales of Callable Equity pursuant to this Section 6.7 will be at the principal executive offices of the Company or such other location and such date and time as the Board may determine within sixty (60) days after the Call Exercise Date and set forth in a written notice to such Service Provider Partner (the date on which such closing occurs, the “Call Repurchase Date”). The Call Consideration will be paid to the applicable Service Provider Partner in cash, by cashier’s check or by wire transfer of funds; provided, that if the payment of such cash or the distribution or dividend to the Company by any other Company Entity of the cash needed to make such payment (x) would be in violation of or prohibited by Applicable Law or securities regulations (including as to solvency of the

Company) or (y) would constitute or result in a Financing Default (each such occurrence being a “Default Event”), the Company shall, in lieu of a cash payment, be permitted to issue a promissory note (a “Promissory Note”) equal to the aggregate Call Consideration, with such Promissory Note (1) (A) having an interest rate equal to “prime rate” (as published in The Wall Street Journal) as in effect on the date the Promissory Note is entered into, which interest will be payable in equal yearly installments during the term of the Promissory Note and, at the option of the Board, in cash or in kind and (B) being mandatorily payable within one hundred eighty (180) days (or such shorter period at the sole discretion of the Board) after the date the payment would not (a) violate or be prohibited by Applicable Law or securities regulations and (b) constitute a Default Event, (2) having a term not to exceed four (4) years from the date the Promissory Note was entered into or (3) having such other terms as may be required by any financing agreement of any Company Entity; provided, further, that, in the event of any Default Event, in lieu of closing the purchase and sale of the applicable Callable Equity, the Company, in its sole discretion, may rescind the exercise of such Call Right, in which case, the period upon which the Call Right may be exercised by the Company shall be tolled until thirty (30) days following the date on which there ceases to be any Default Event, and the Company may exercise the Call Right at any time during such thirty (30) day period pursuant to this Section 6.7. Notwithstanding the foregoing, the Company may elect to pay the Call Consideration in shares or other Equity Securities of any Company Entity other than the Company with a Fair Market Value equal to the applicable Call Consideration; provided, that such Company Entity promptly repurchases/redeems such shares or other Equity Securities for cash equal to the applicable Call Consideration or a Promissory Note with a principal amount equal to the applicable Call Consideration. The applicable Service Provider Partner will cause the Callable Equity to be delivered to the Company at the closing free and clear of all Liens of any kind, other than those which continue to apply pursuant to the terms of this Agreement. The applicable Service Provider Partner will take all such actions and deliver all such documents and instruments as the General Partner requests to vest in the Company title to the Callable Equity free of any Lien incurred by or through such Service Provider Partner.
(c)    Each Service Provider Partner hereby makes the following representations and warranties for the benefit of the purchaser of its Callable Equity as of the Call Repurchase Date, which (A) shall survive the consummation of the purchase of the Callable Equity and the termination of this Agreement and (B) may also be set forth in the purchase agreement giving effect to the purchase of the Callable Equity in the form requested by the Company:
(i)    The applicable Service Provider Partner (A) is the legal, record and beneficial owner of, and has good and valid title to, the Callable Equity and (B) has full power and authority to sell, assign and transfer the Callable Equity;
(ii)    The purchaser of the Callable Equity will acquire good, marketable and unencumbered title to such Callable Equity, free and clear of any Liens, and the same will not be subject to any adverse claim or right; and
(iii)    Each representation and warranty of the applicable Service Provider Partner set forth in the applicable Award Agreement mutatis mutandis with respect to the purchase of the Callable Equity and the purchase agreement giving effect to the purchase of the Callable Equity in the form requested by the Company.
(d)    The rights of the Company to deliver a Call Right Notice, as the case may be, as contemplated in this Section 6.7 shall automatically terminate upon the consummation of an IPO or Company Sale; provided, that it is understood and agreed that any Callable Equity that is subject to a Call Right Notice that has been delivered prior to the consummation of an IPO or Company Sale shall continue to be subject to the terms and provisions of this Section 6.7. The Company shall have the right to assign its rights and obligations to purchase any Callable Equity set forth in this Section 6.7 to any Person that has been approved in writing by the SL Partners; provided that, notwithstanding anything to the contrary in this Section 6.7, no amendments to the rights, powers and preferences of the Callable Equity may be made in connection with such assignment.
(e)    In addition to the provisions set forth in this Section 6.7, the Company shall have the right to purchase, from time to time, all or any portion of the Equity Securities owned by any Service Provider Partner to the extent set forth in any subscription agreement, Award Agreement or other agreement pursuant to which such Equity Securities were granted or issued, in each case upon the terms and subject to the conditions set forth in such agreement.
(f)    All obligations in this Section 6.7 shall, except as expressly provided in this Section 6.7, be satisfied in full without set-off, defense or counterclaim.
SECTION 6.8.    Termination. Except as otherwise set forth in this Article VI, this Article VI shall automatically terminate upon the consummation of a Company Sale or an IPO.
ARTICLE VII

MISCELLANEOUS COVENANTS AND AGREEMENTS OF THE PARTNERS
SECTION 7.1.    Initial Public Offering. In the event that the Board determines to consummate an IPO involving the Company (or the business conducted by the Company Entities), then notwithstanding anything to the contrary in this Agreement, (x) the SL Partners, the Indigo Partners and certain other parties designated by the SL Partners shall enter into the Registration Rights Agreement substantially in the form attached hereto as Exhibit D and (y) the Partners agree to cooperate to effect such reorganization or other transaction and to take or cause to be taken any and all actions as may be reasonably requested by the Board in connection with the consummation of those actions contemplated by this Section 7.1, including, but not limited to:
(a)    entering into such agreements that the Board determines are necessary or appropriate to effect such IPO, including any agreements providing for (i) the exchange of Units as contemplated by Section 7.1(b) (and consents and waivers of claims in connection therewith), (ii) customary lock-up and resale restrictions requested by the managing underwriter of an IPO covering the period commencing on the date of the final prospectus relating to the registration statement on Form S-1 and ending on the date determined by the managing underwriter and specified in the applicable lock-up agreement (a “Lock-Up Agreement”); provided, that, the SL Partners, the Indigo Partners and all other holders of at least five percent (5%) of the then-outstanding Units (excluding any such Class B Units) are bound by and have entered into similar agreements and subject to any release from the lock-up period of a Partner applying to other Partners pro rata based on ownership of Units (excluding Class B Units), (iii) an agreement to vote all Conversion Shares held by them to elect persons designated by the Board as the directors of the new entity and (iv) any other agreements as are appropriate and customary; and
(b)    (i) effecting any reorganization of any Company Entity as the Board deems appropriate, reasonably necessary or advisable in preparation for the IPO, (ii) exchanging its Units for equity interests in a new holding company, or common shares of a newly formed corporation or other public vehicle (the entity used to effectuate an IPO, as designated by the Board, the “IPO Entity”) with substantially the same value as determined by the Board in good faith (such shares, “Conversion Shares”), (iii) reasonably assisting in conducting road shows, (iv) entering into appropriate and necessary agreements as are customary, (v) providing all information and documents reasonably necessary to prepare the offer documents, (vi) making the relevant filings with appropriate Governmental Authorities, (vii) providing all such assistance in furtherance of such IPO as reasonably requested by the Board, and (viii) causing its designee on the Board to take or approve any other action required to effect such IPO.
SECTION 7.2.    Post-IPO Transfers.
(a)    Following an IPO and until the date that is the two-year anniversary of such IPO or such earlier date as is determined in writing by the SL Partners (such period the “Transfer Restriction Period”), and subject to any additional applicable lock-up or no transfer period imposed in connection with such IPO (including pursuant to any Lock-Up Agreement), no Non-SL Partner (including, for the avoidance of doubt, any Permitted Transferee of a Non-SL Partner) may Transfer any Conversion Shares without the prior written consent of the SL Partners, except for (i) Transfers of such Conversion Shares to a Permitted Transferee of such Non-SL Partner in compliance with Section 6.2, (ii) without limitation of such Non-SL Partner’s rights with respect to a Special Transfer, Transfers during any six-month period of an aggregate number of Conversion Shares not exceeding for such six-month period twelve and one-half percent (12.5%) of all Conversion Shares (on an as-converted basis) held by such Non-SL Partner at the closing of such IPO, and (iii) Transfers of such Conversion Shares pursuant to clauses (c) through (f) of this Section 7.2 (each such Transfer contemplated by this clause (iii), a “Special Transfer”) in an amount, for purposes of this clause (iii), up to (A) the number of Conversion Shares that are held by him, her or it multiplied by (B) the fraction, expressed as a percentage, determined by the quotient of (x) the number of the SL Partners’ Conversion Shares subject to such Special Transfer, divided by (y) the total number of Conversion Shares held in the aggregate by the SL Partners, in each case, immediately prior to giving effect to such Special Transfer (such ratio with respect to each Non-SL Partner in connection with any Special Transfer being referred to herein as such Non-SL Partner’s “Transfer Pro Rata Portion”).

(b)    Each SL Partner agrees that, until the end of the Transfer Restriction Period, such SL Partner will, prior to making any Transfer of such SL Partner’s Conversion Shares (which, for the avoidance of doubt, shall include but not be limited to any offering of Conversion Shares registered under the Securities Act, any Transfer pursuant to an exemption from registration under the Securities Act, including pursuant to Rule 144, and any distribution of Conversion Shares in kind (a “Conversion Share Distribution”) to the partners of such SL Partner), deliver a written notice (a “Conversion Share Transfer Notice”) to each Non-SL Partner setting forth the expected material terms, conditions and details of the Transfer (including the method of Transfer, the number of Conversion Shares to be Transferred, the proposed trade date and, in the case of a Rule 144 Transfer, the volume limit applicable for the initial measurement period as of the notice date), as applicable, or in the case of a registered offering, in the manner specified in the Registration Rights Agreement (which notice requirements shall not be superseded by the terms of this clause (b)). Notwithstanding anything to the contrary herein, with respect to any Transfer contemplated by a Conversion Share Transfer Notice delivered by an SL Partner pursuant to this Section 7.2(b), all determinations as to whether to complete any such Transfer and as to the timing, manner and other terms of any such Transfer shall be at the sole discretion of such SL Partner and, in the event that such Transfer is not consummated for any reason, then such Conversion Share Transfer Notice shall be null and void, no Non-SL Partner shall be entitled to make any Transfer in reliance thereof, and it shall be necessary for a separate Conversion Share Transfer Notice to be furnished by such SL Partner in the event of a subsequent contemplated Transfer of such Conversion Shares during the Transfer Restriction Period.
(c)    Following the delivery of a Conversion Share Transfer Notice pursuant to Section 7.2(b) regarding a sale pursuant to Rule 144 (each, a “Rule 144 Transfer”), the SL Partners shall not be entitled to consummate such Rule 144 Transfer until two (2) Business Days after the Conversion Share Transfer Notice has been delivered to the Non-SL Partners. The Non-SL Partners shall have the right to participate in a Rule 144 Transfer up to its Transfer Pro Rata Portion by delivering written notice to the SL Partners within one (1) Business Days following receipt of such Conversion Share Transfer Notice. The failure by any Non-SL Partner to deliver any such written notice of participation within such period shall be deemed to be an election by such Non-SL Partner not to exercise its participation rights under this Section 7.2(c) with respect to such contemplated Rule 144 Transfer. Subject to the exercise of such right to participate by the Non-SL Partner under this Section 7.2(c), the SL Partner shall thereafter be free to sell the number of Conversion Shares identified in the Conversion Share Transfer Notice in the manner and on the general terms and conditions contemplated in the respective Conversion Share Transfer Notice during the initial Rule 144 measurement period (measured from the time of the original Conversion Share Transfer Notice). All Partners electing to transfer Conversion Shares for value in a Rule 144 Transfer agree to use commercially reasonable efforts to coordinate the timing and process for Transferring their Conversion Shares, including, but not limited, selling through a single broker to be identified by the SL Partners.
(d)    Following the delivery of a Conversion Share Transfer Notice pursuant to Section 7.2(b) regarding the exercise of registration rights by an SL Partner during the Transfer Restriction Period and under the Registration Rights Agreement (including demand registration, company registration and marketed shelf takedown request rights), the rights of each other Partner to participate in a registered transaction up to its Transfer Pro Rata Portion shall be governed by the terms of the Registration Rights Agreement. Each such Partner’s Transfer Pro Rata Portion will be subject to any cut-back mechanisms specified in the Registration Rights Agreement.
(e)    Following the delivery of a Conversion Share Transfer Notice pursuant to Section 7.2(b) regarding a Conversion Share Distribution by an SL Partner, each Non-SL Partner shall have the right to conduct a substantially concurrent Transfer up to its Transfer Pro Rata Portion by delivering written notice to the initiating SL Partner within five (5) Business Days of receipt of such Conversion Share Transfer Notice from such SL Partner, subject to consummation of the Conversion Share Distribution by such SL Partner. The failure by any Non-SL Partner to deliver any such written notice to the initiating SL Partner within such period shall be deemed to be an election by such Non-SL Partner not to exercise its participation rights under this Section 7.2(e).
(f)    Upon the delivery of a Conversion Share Transfer Notice pursuant to Section 7.2(b) regarding a Transfer of Conversion Shares by an SL Partner other than a Transfer pursuant to Section 7.2(d) or Section 7.2(e) above), no SL Partner shall consummate such Transfer prior to the date that is seven (7) Business Days after the Conversion Share Transfer Notice has been delivered to the other Partners. Following receipt of such a Conversion Share Transfer Notice from an SL Partner, each Non-SL Partner shall have the right to participate in the proposed Transfer by delivering written notice to the initiating SL Partner within three (3) Business Days. The failure by any Non-SL Partner to deliver any such written notice to the initiating SL Partner within such period shall be deemed to be an election by such Non-SL Partner not to exercise its participation rights under this Section 7.2(f) with respect to such contemplated Transfer. Subject to the exercise of such right to participate by any other Non-SL Partner under this Section 7.2(f), the initiating SL Partner shall thereafter be free to sell the number of Conversion Shares identified in the Conversion Share Transfer Notice in the manner and on terms and conditions no more favorable to the SL Partner than contemplated in the respective Conversion Share Transfer Notice. If a Partner elects to participate in such Transfer, such participating Partner shall be entitled to participate in such Transfer up to its Transfer Pro Rata Portion.
(g)    The obligations of each Partner under this Section 7.2 shall survive the consummation of an IPO and, to the extent that an IPO Entity is formed and the Units are exchanged for Conversion Shares, the termination, dissolution, liquidation, and winding up of the Company until the Registration Rights Agreement has been terminated or expires in accordance with its terms.
SECTION 7.3.    Confidentiality.
(a)    Without limiting the applicability of, or any rights granted under, any other agreement to which any Partner is subject (including the Continuing Intercompany Agreements), no Partner shall (and each Partner shall cause its Affiliates and Representatives to whom it has disclosed Confidential Information not to), directly or indirectly, disclose or use

(other than solely in connection with the conduct of the business of the Company Entities or the monitoring of its investment in the Company) at any time, including use for personal, commercial, or proprietary advantage or profit, either during its association with the Company Entities or thereafter, any Confidential Information of which such Partner is or becomes aware, without the prior written consent of the SL Partners and the Indigo Partners. Each Partner in possession of Confidential Information shall take all appropriate steps to (and such Partner shall cause its Affiliates and Representatives to whom it has disclosed Confidential Information to) safeguard such information and to protect it against disclosure, misuse, espionage, loss, and theft. Each Partner agrees that it shall be responsible for any breach of the provisions of this Section 7.3 by any of its Affiliates or any of its Representatives to whom it has disclosed Confidential Information.
(b)    Nothing contained in this Section 7.3(b) shall prevent any Partner (or its Affiliates and Representatives to whom it has disclosed Confidential Information) from disclosing Confidential Information: (i) upon the order of any Governmental Authority; (ii) to any Governmental Authority or rating agency having jurisdiction over such Partner or its Affiliates or with which such Person has regular dealings, so long as such Governmental Authority or rating agency is advised of the confidential nature of such information; (iii) to the extent compelled by legal process or required or requested pursuant to subpoena, interrogatories, or other discovery requests; (iv) to such Partner’s Affiliates or Representatives who, in the reasonable judgment of such Partner, need to know such Confidential Information, are informed of the confidential nature of such information and are bound by confidentiality and non-use obligations with respect to such Confidential Information consistent with and no less onerous than the provisions of this Section 7.3; (v) to any bona fide potential purchaser (and its Affiliates and Representatives) to whom Units are proposed to be directly or indirectly Transferred in accordance with the terms of this Agreement (including in connection with any IPO or Company Sale), as long as such Person is informed of the confidential nature of such information and agrees to be bound by a confidentiality agreement consistent with and no less onerous than the provisions of this Section 7.3; (vi) to the extent expressly contemplated by this Agreement or any Continuing Intercompany Agreement; (vii) to the extent approved by the Board; (viii) subject to Section 4.13, pursuant to any agreement or arrangement entered into by such Partner or its Affiliates and any Company Entity on or following the Effective Date; (ix) to the extent reasonably necessary in connection with the exercise of any remedy hereunder; (x) in the case of any SL Partner or any of its Affiliates, (A) to its and their respective direct or indirect, current, former or prospective partners, members or investors who are bound by customary confidentiality obligations, (B) to any Person that is bound by customary confidentiality obligations in connection with the provision of financing to any SL Partner or its Affiliates or affiliated investment funds, or (C) as part of such Person’s normal reporting and review procedures and normal fund raising, marketing, investing, informational, reporting or operational activities in the ordinary course of business; provided that the Confidential Information permitted to be disclosed under this clause (x) shall not include any trade secret (or material confidential technical or contractual information) of any Company Entity, and, in the case of disclosures of Confidential Information to any Persons who are not United States persons, shall only be provided to such Persons to the extent permitted by Applicable Law, or (xi) to the extent required by Applicable Laws, including the rules and regulations of the SEC or any other applicable stock exchange rules; provided, however, that in the case of clause (i), (ii), (iii) or (xi), such Partner shall to the extent permitted by Applicable Law notify the Company and the Board of the proposed disclosure as far in advance of such disclosure as practicable and use reasonable efforts to ensure that any Confidential Information so disclosed is accorded confidential treatment satisfactory to the Company and the Board, when and if available, and/or to allow the Company or General Partner to seek an appropriate protective order or other remedy to prevent and/or limit such disclosure; provided, further, however, that in the case of clause (v), such Partner shall, before any disclosure of Confidential Information pursuant thereto, use its reasonable best efforts to identify whether such Confidential Information contains Indigo Confidential Information (other than Indigo Intercompany Information) and, if so, reasonably cooperate with the Indigo Partners to review such Confidential Information and, at the reasonable request of the Indigo Partners, limit access to sensitive Indigo Confidential Information to a small set of individuals through a “clean room” disclosure process (including electronically); and, provided, further, however, that the exceptions set forth in clauses (vii), (viii) and (x) shall not apply to any Indigo Confidential Information.
(c)    Notwithstanding anything herein to the contrary, each Partner (and each employee, representative or other agent of such Partner) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of, and the tax strategies relating to, the Company and the Units and all materials of any kind (including opinions or other tax analyses) that are provided to such Partner relating to such tax treatment, tax structure or tax strategies.
(d)    For the avoidance of doubt, notwithstanding anything to the contrary in this Agreement, the Company and each Partner acknowledge and agree that each SL Partner’s (including its Affiliates’ and affiliated private equity funds’) receipt or review of Confidential Information and other information relating to any Company Entity, or to the business of any Company Entity, will inevitably enhance its knowledge and understanding of the Company Entities’ industries in a way that cannot be separated from its other knowledge, and the Company and each Partner acknowledge and agree that nothing in this Agreement shall (i) restrict an SL Partner’s (including its Affiliates’ and affiliated investment funds’) use of such overall knowledge and understanding of such industries, including in connection with the purchase, sale and consideration of, and decisions related to, other investments and serving on the boards of such investments or (ii) prevent any SL Partner or its Affiliates or affiliated investment funds from evaluating or consummating a possible investment in or acquisition of a company whose business is similar to or competitive with the business of any Company Entity or acting as a financing source to any third party; provided that, in each case of the foregoing clauses (i) and (ii), (A) Confidential Information was not intentionally memorized with the intent and the purpose of subsequently using it or disclosing it in breach of this Agreement and can be recalled without having to refer back to Confidential Information or notes or other aids that contain, reflect or summarize Confidential Information, and (B) no Confidential Information is disclosed in breach of this Agreement in connection therewith.

(e)    The obligations of each Partner under this Section 7.3 shall survive for twelve (12) months following the earlier of (i) the termination, dissolution, liquidation, and winding up of the Company and (ii) such Partner’s Transfer of all of such Partner’s Units.
SECTION 7.4.    Non-Solicitation.
(a)    For a period of two (2) years following the date of this Agreement (the “Restricted Period”), each Indigo Partner hereby agrees that it shall not, directly or indirectly, on its own behalf or on behalf of any other Person (except the Company or any other Company Entity), and that it will cause its Subsidiaries not to, solicit for employment or engagement as a service provider, any person who is then an officer, senior management level employee or Technical Employee of the Company or any other Company Entity without the Company’s consent. Nothing contained in this Section 7.4(a) shall prevent (x) general and broad-based advertisements or postings by Indigo or any of its Subsidiaries that are not specifically targeted at employees of the Company or any other Company Entity or (y) Indigo or any of its Subsidiaries from hiring employees of the Company or any other Company Entity who respond to such advertisements or postings and who were not otherwise solicited by or on behalf of Indigo or any of its Subsidiaries in violation of this Section 7.4(a).
(b)    During the Restricted Period, each SL Partner hereby agrees that it shall not, and shall cause each of its Affiliates not to, directly or indirectly, on its own behalf or on behalf of any other Person, solicit for employment or engagement as a service provider, any person who is then an officer, senior management level employee or Technical Employee of (i) the Company or any other Company Entity without the Company’s consent, or (ii) Indigo or any Subsidiary of Indigo without Indigo’s consent. Nothing contained in this Section 7.4(b) shall prevent (x) general and broad-based advertisements or postings by the SL Partners or their Affiliates that are not specifically targeted at employees of the Company or any other Company Entity, or Indigo or any Subsidiary of Indigo or (y) SL Partners or their Affiliates from hiring employees of the Company or any other Company Entity, or Indigo or any Subsidiary of Indigo, who respond to such advertisements or postings and who were not otherwise solicited by or on behalf of the SL Partners in violation of Section 7.4(b).
(c)    During the Restricted Period, the Company hereby agrees that it shall not, directly or indirectly, on its own behalf or on behalf of any other Person, and that it will cause the other Company Entities not to, solicit for employment or engagement as a service provider, any person who is then an officer, senior management level employee or Technical Employee of Indigo or any of Indigo’s Subsidiaries without Indigo’s consent. Nothing contained in this Section 7.4(c) shall prevent (x) general and broad-based advertisements or postings by the Company or any other Company Entity that are not specifically targeted at employees of Indigo or any of Indigo’s Subsidiaries or (y) the Company or any other Company Entity from hiring employees of Indigo or any of Indigo’s Subsidiaries who respond to such advertisements or postings and who were not otherwise solicited by or on behalf of the Company or any other Company Entity in violation of Section 7.4(c).
(d)    Each party hereto acknowledges and agrees that a breach or threatened breach of this Section 7.4 would give rise to irreparable harm to the other parties hereto, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by such party of any such obligations, the other parties hereto shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance, and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).
(e)    Each party hereto acknowledges that the restrictions contained in this Section 7.4 are reasonable and necessary to protect the parties’ legitimate interests and constitute a material inducement to the other parties hereto to enter into this Agreement and consummate the transactions contemplated hereby. If any court of competent jurisdiction determines that any of the covenants set forth in this Section 7.4, or any part thereof, is unenforceable because of the duration or geographic scope of such provision, such court shall have the power to modify any such unenforceable provision in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Section 7.4, or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties hereto, as embodied herein, to the maximum extent permitted by Applicable Law. The parties hereto expressly agree that this Agreement as so modified by the court shall be binding on and enforceable against each of them.
SECTION 7.5.    Public Announcements. Subject to the provisions of the Transaction Agreement, no public release, statement, announcement, or other disclosure with respect to this Agreement and the matters contemplated by this Agreement shall be made by any Partner or its Permitted Transferees other than as approved by the Board or with the prior written consent of the SL Partners and the Indigo Partners (provided, that, except as otherwise provided in this Section 7.5 or as is consistent with any prior public disclosures not made in contravention of this Section 7.5, any such public release, statement, announcement or other disclosure that expressly references the Indigo Partners or Indigo Confidential Information shall require the consent of the Indigo Partners), except as may be required by Applicable Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Governmental Authority (in which case, such Partner shall, to the extent not prohibited by Applicable Law, use reasonable best efforts to afford the SL Partners and the Indigo Partners an opportunity to first review the content of the proposed disclosure and provide reasonable comments thereon).
SECTION 7.6.    Contingent Consideration.
(a)    Subject to the ultimate sentence of this Section 7.6(a), upon the first occurrence of a MoM Measurement Event in which the SL MoM exceeds 3.0x (calculated without giving effect to the payment of any amount by the Applicable Payor pursuant to this Section 7.6(a)), the Applicable Payor shall pay, or cause to be paid, to the Indigo Partners (pro rata in accordance with the aggregate number of Units held by each such Indigo Partner) an aggregate amount, in immediately available funds within five (5) Business Days, equal to the lesser of (i) the Contingent Consideration Obligation and (ii) such amount (if any), the payment of which to the Indigo Partners would result in the SL MoM being equal to 3.0x (such lesser amount, the “Contingent Consideration Payment”). In the event the Contingent Consideration Payment is less than the Contingent Consideration Obligation, then, upon the occurrence of a subsequent MoM Measurement Event (for the avoidance of doubt, other than a Company Sale) in which the SL MoM exceeds 3.0x (calculated without giving effect to the payment of any amount by the Applicable Payor pursuant to this Section 7.6(a) in respect of such MoM Measurement Event), the Applicable Payor shall pay, or cause to be paid, to the Indigo Partners (pro rata in accordance with the aggregate number of Units held by each such Indigo Partner) an aggregate amount equal to the lesser of (x) the then Remaining Contingent Obligation as of such MoM Measurement Event (if any) and (y) such amount (if any), the payment of which to the Indigo Partners would result in the SL MoM being equal to 3.0x, until such time as the Indigo Partners shall have received an aggregate amount equal to the Contingent Consideration Obligation. For the avoidance of doubt, the maximum aggregate amount payable pursuant to this Section 7.6 in respect of all MoM Measurement Events is an amount equal to the Contingent Consideration Obligation. Notwithstanding the foregoing, upon the earlier of a MoM Measurement Event that is (i) a Company Sale occurring before an IPO (as set forth in clause (1) in the definition of “MoM Measurement Event”) or (ii) the date that is 12 months after the consummation of an IPO (as set forth in clause (4) in the definition of “MoM Measurement Event”), and following the Applicable Payor’s compliance with this Section 7.6(a), this Section 7.6(a) shall terminate in its entirety, and none of the SL Partners, the Company Entities nor any other Person shall have an obligation to pay any additional amount thereafter, even if less than the Contingent Consideration Obligation was paid (or no amount was due pursuant to this Section 7.6).
(b)    In the event of a Cash Company Sale, with the prior written consent of the Indigo Partners, the SL Partners may cause one or more Company Entities to pay any amount due pursuant to Section 7.6(a) to the Indigo Partners (pro rata in accordance with the aggregate number of Units held by each such Indigo Partner) in satisfaction of the SL Partners’ payment obligations under Section 7.6(a) with respect to such Cash Company Sale; provided that such consent of the Indigo Partners may not be unreasonably withheld, conditioned or delayed if such payments by the Company Entities are not less favorable from a financial and timing point of view to the Indigo Partners than the SL Partners making the applicable payments in accordance with Section 7.6(a).
(c)    Payment of any portion of the Contingent Consideration Obligation to the Indigo Partners shall not be subject to any counterclaim, set-off, abatement, deferment or defense based upon any claim that the SL Partners may have against any Indigo Partner, any of the Company Entities or any other Person, and such obligation shall remain in full force and effect without regard to, and shall not be released, discharged or affected in any way by any circumstance or condition (whether or not the Purchaser shall have any knowledge thereof) other than the conditions set forth in Section 7.6(a).
(d)    If the Applicable Payor fails to promptly pay, or cause to be paid, any portion of any amount payable to the Indigo Partners pursuant to Section 7.6(a) and no payment of such amount is made pursuant to Section 7.6(b), (i) the Applicable Payor shall also pay, or cause to be paid, any reasonable and documented out-of-pocket costs and expenses incurred by the Indigo Partners in connection with a suit, litigation or legal proceeding to enforce this Agreement that results in a judgment against the Applicable Payor for such amount payable pursuant to Section 7.6(a) and (ii) the Applicable Payor shall pay, or cause to be paid, to the Indigo Partners interest on such overdue amount (for the period commencing as of the date that such overdue amount was originally required to be paid pursuant to Section 7.6(a) and ending on the date that such overdue amount is actually paid in full) at a rate per annum equal to the prime rate published in The Wall Street Journal on the date such payment was required to be made, or such lesser rate per annum that is the maximum permitted under Applicable Law.
(e)    Following the date hereof until the date that the payment obligations under Section 7.6(a) are paid in full, the SL Partners shall not, and shall ensure that its Subsidiaries (including each Company Entity), do not (i) enter into or amend any Contract that expressly by its terms (A) contractually restricts or delays or (B) could, as of the date of entering such Contract, reasonably be expected to restrict or delay, or (ii) take any other action with the specific intention of not paying or delaying, in each case, the payment of any amount payable to the Indigo Partners under Section 7.6(a) as and when due; provided, that, the entry into, or amendment of, any debt financing arrangement to which any Company Entity is a party (including any such debt financing arrangement containing negative covenants or restrictions on distributions or other payments) shall not be deemed a violation of this Section 7.6(e).
(f)    Each of the Company, the Indigo Partners and the SL Partners shall reasonably cooperate in connection with the effectuation of the transactions contemplated by this Section 7.6 and at the request of the Board, each such Person will execute and deliver, or cause to be executed and delivered, such instruments and other documents, and will take, or cause to be taken, such other actions, as the Board may reasonably request for the purpose of carrying out or evidencing the transactions contemplated by this Section 7.6.
ARTICLE VIII

BOOKS AND RECORDS; TAX MATTERS; INFORMATION RIGHTS
SECTION 8.1.    Books of Account.
(a)    The General Partner shall keep or cause to be kept at the Company’s principal place of business books and records of the Company and, as determined by the Board, supporting documentation of the transactions with respect to the conduct of the Company’s business. The records shall include: (a) a copy of this Agreement and all amendments thereto; (b) the current list of the names and last known business, residence, or mailing addresses of all Partners; and (c) the Company’s U.S. federal, state, local and foreign tax returns for all open tax years.
(b)    All determinations, valuations and other matters of judgment required to be made for accounting purposes under this Agreement shall be made by the Board and shall be conclusive and binding on all Partners, their successors, heirs, estates or legal representatives and any other Person, and to the fullest extent permitted by Applicable Law no such Person shall have the right to an accounting or an appraisal of the assets of the Company or any successor thereto.
SECTION 8.2.    Information Rights.
(a)    Except as expressly provided in this Section 8.2 or Section 8.3, no Limited Partner shall have any right to access or inspect, or receive copies of, the books and records of the Company, without the prior written consent of the Board.  Other than the Indigo Partners and the SL Partners, the rights of the Limited Partners (such other Limited Partners, the “Waiving Partners”) to receive information regarding the Company Entities and their businesses and operations or access to their respective books and records shall be the rights of such Waiving Partner (if any) to information expressly set forth in Section 8.2 and Section 8.3.  The terms of the immediately preceding sentence are expressly intended to override, and are included herein in lieu of, the terms set forth in Section 17-305(a) of the Act, in each case solely with respect to the Waiving Partners (provided, that, notwithstanding anything to the contrary set forth in Section 17-305(a) of the Act, the General Partner shall have the right to exclude portions of any books or records to be provided to the SL Partners or the Indigo Partners in accordance with, and subject to the requirements set forth in, Section 8.2(c)(i)). The Company shall promptly furnish to any SL Partner or Indigo Partner any books and records of the Company that are reasonably requested by such SL Partner or Indigo Partner.
(b)    The Company shall use reasonable best efforts to furnish to each Non-SL Partner that is a Qualifying Partner the following reports and other information:
(i)    as soon as practicable, but in any event within one hundred twenty (120) days after the end of each Fiscal Year, audited consolidated balance sheets of the Company as at the end of each such Fiscal Year and audited consolidated statements of income, cash flows, and equity for such Fiscal Year, in each case setting forth in comparative form the figures for the previous Fiscal Year; provided, however, that with respect to the end of the first Fiscal Year following the date of this Agreement, the applicable period for the delivery of reports under this Section 8.2(b)(i) shall be one hundred and eighty (180) days after the end of such Fiscal Year; and
(ii)     as soon as practicable, but in any event within sixty (60) days after the end of each quarterly accounting period in each Fiscal Year (other than the last fiscal quarter of the Fiscal Year), unaudited consolidated balance sheets of the Company as at the end of each such fiscal quarter and unaudited consolidated statements of income, cash flows, and equity for such fiscal quarter and for the current Fiscal Year to date, in each case, setting forth in comparative form the figures for the corresponding periods of the previous fiscal year, all in reasonable detail and all prepared in accordance with GAAP, consistently applied (subject to normal year-end audit adjustments and the absence of notes thereto), and certified by the principal financial or accounting officer of the Company; provided, however, that with respect to the end of the first two (2) quarterly accounting periods following the date of this Agreement, the applicable period for the delivery of reports under this Section 8.2(b)(ii) shall be ninety (90) days after the end of each such quarterly accounting period.
(c)    Notwithstanding anything to the contrary set forth in Section 8.2(a) or Section 8.2(b):
(i)    the General Partner shall have the right to exclude portions of any books and records to be provided to any Limited Partner to the extent necessary to preserve attorney-client privilege, to safeguard highly proprietary, classified or non-public technical information or in relation to any conflict of interest involving such Limited Partner (provided, that the General Partner shall use its reasonable efforts to allow for such disclosure (or as much of such disclosure as possible) in a manner that would not result in a loss of attorney-client privilege or attorney work-product protection, would safeguard such highly proprietary, classified or non-public technical information, or would mitigate the effect of any such conflict of interest, as applicable);
(ii)    without limiting the foregoing, each Limited Partner agrees that (x) the books and records of any Company Entity contain Confidential Information relating to the Company Entities and their affairs that is subject to Section 7.3, and (y) the General Partner shall have the right, except as prohibited by the Act, to prohibit or otherwise limit in its reasonable discretion the making of any copies of such books and records by any Waiving Partner;
(iii)    no Waiving Partner shall have any right to receive or review any copy of any Schedule I (except for information on Schedule I that relates solely to such Waiving Partner) or obtain other information about the identities of the other Limited Partners or the size or nature of their interests in the Company; and
(iv)    prior to furnishing or otherwise providing Schedule I or copies of any other books and records of any Company Entity which reflect any Unit holdings or economic interests of the Limited Partners to any current or former employee or other service provider of any Company Entity, the General Partner shall be entitled to redact any or all of: the identity, identifying information, equity and holdings information or any economic interests information of any other Partners.
SECTION 8.3.    Certain Tax Matters.
(a)    Subject to the provisions of the Transaction Agreement, the General Partner shall cause to be prepared all federal, state and local tax returns of the Company Entities for each year (or portion thereof) for which such tax returns are required to be filed in accordance with applicable law and shall cause such tax returns to be timely filed; provided, that, drafts of such tax returns that are income tax returns or other material tax returns shall be submitted by the General Partner to the Indigo Partners and SL Partners for review and comment at least twenty (20) days prior to the due date (including any applicable extension), and, to the extent any position taken on such tax returns could reasonably be expected to result in a material and disproportionate negative impact on any of the Indigo Partners relative to the SL Partners (or vice versa), the consent of such disproportionately affected Partner shall be obtained (which consent shall not be unreasonably withheld, conditioned or delayed). Subject to the provisions of the Transaction Agreement, the General Partner may in its reasonable discretion cause any Company Entity to make or refrain from making any and all elections permitted by applicable tax laws (including elections under the Partnership Audit Rules); provided, that, to the extent making such election or refraining from making such election could reasonably be expected to result in a material and disproportionate negative impact on any of the Indigo Partners relative to the SL Partners (or vice versa), the consent of such disproportionately affected Partner shall be obtained (which consent shall not be unreasonably withheld, conditioned or delayed). Each Partner agrees not to, except as otherwise required by Applicable Law, treat, on such Partner’s individual income tax returns, any item of income, gain, loss, deduction or credit relating to such Partner’s interest in the Company in a manner inconsistent with the treatment of such item by the Company as reflected on the IRS Schedule K-1 (Form 1065) or other information statement timely furnished by the Company to such Partner for use in preparing such Partner’s income tax returns. Subject to the provisions of the Transaction Agreement, the Company Representative shall be authorized to manage any audit, examination or other administrative or judicial proceeding relating to any Company Entity’s tax matters, and its decision shall be final and binding upon the Company Entities and all Partners; provided, however, that the Company Representative shall (A) diligently conduct any such proceedings in good faith, (B) promptly notify each Partner (1) if any tax return of any Company Entity is audited and (2) upon the receipt of a notice of final partnership administrative adjustment or final partnership adjustment, (C) keep each Partner reasonably informed of the progress of any audits, examinations or other administrative or judicial proceedings, (D) consult with the Indigo Partners and the SL Partners in connection with any audits, examinations or other administrative or judicial proceedings about strategy and give such Partners the opportunity (at the sole cost and expense of such Partners) to attend any scheduled meetings with the Governmental Authorities in such audit, examination, or other administrative or judicial proceeding, (E) provide each Partner with a reasonable opportunity to comment on material written submissions to any taxing authority and consider, in good faith, any reasonable comments on such written submissions, and (F) not enter into any settlement or compromise of any tax audit, examination or other administrative or judicial proceeding involving any Company Entity that would have a material and adverse effect on a Partner without such affected Partner’s consent (which consent shall not be unreasonably withheld or delayed). The Partners shall cooperate fully and in good faith with the Company Representative in connection with any tax audit, examination or other administrative or judicial proceeding, which cooperation shall include, but not be limited to, promptly providing any information reasonably requested by the Company Representative.  All reasonable expenses incurred by the General Partner and the Company Representative in connection with its obligations pursuant to this Section 8.3 (including attorneys’, accountants’ and other experts’ fees and disbursements) shall be expenses of, and payable by, the Company. As soon as reasonably practicable after the close of each Fiscal Year, the General Partner shall cause the Company to deliver to each Partner such information as shall be necessary for the preparation of such Partner’s income tax returns, including a statement showing each Partner’s share of income, gains, losses, deductions and credits for such year for tax purposes, and the amount of any distributions made to such Partners pursuant to this Agreement; provided, that an IRS Schedule K-1 (Form 1065) shall be deemed satisfactory; provided, that, a draft of such IRS Schedule K-1 (Form 1065) or other information statement shall be submitted to the relevant Indigo Partners and SL Partners for review and comment at least twenty (20) days prior to the issuance of the final IRS Schedule K-1 (Form 1065) or other information statement to such Partners, and the General Partner shall consider any reasonable comments made by such Partners in good faith. Notwithstanding any contrary provisions in this Agreement, to the extent any action or intentional omission by the Company Representative in its capacity as “partnership representative” within the meaning of Code Section 6223(a) could reasonably be expected to result in a material and disproportionate negative impact on any of the Indigo Partners relative to the SL Partners (or vice versa), then the consent of such disproportionately affected Partner shall be obtained (which consent shall not be unreasonably delayed, conditioned or withheld).
(b)    The Company intends to be classified and treated as a partnership for U.S. federal tax purposes, and no Person shall make any election to the contrary.
(c)    The Company and each Partner hereby designate the General Partner as the “partnership representative” within the meaning of Code Section 6223(a) (the “Company Representative”). The Company Representative shall have all of the rights, duties, powers and obligations of a “partnership representative” under the Partnership Audit Rules with respect to the Company. Each Partner and former Partner shall indemnify the Company for any “imputed underpayment” (as set forth in Code Section 6225 or under any similar provision of state, local or foreign tax law) paid (or payable) by the Company as a result of an adjustment with respect to any partnership item, including any interest or penalties with respect to any such adjustment (collectively, an “Imputed Underpayment Amount”) to the extent such Imputed Underpayment Amount is attributable to such Partner or former Partner in respect of an interest in the Company held by such Partner or former Partner during the applicable “reviewed year” (within the meaning of Code Section 6225(d)). The Company Representative shall reasonably determine in good faith the portion of an Imputed Underpayment Amount attributable to each Partner and/or former Partner and shall consult in good faith with the Indigo Partners and the SL Partners regarding such determination. Any portion of an Imputed Underpayment Amount that the Company Representative attributes to a former Partner shall be an obligation of such former Partner and any Transferee of such former Partner. The provisions of this Section 8.3(b) shall survive the termination of any Partner’s interest in the Company, the termination of this Agreement and the termination of the Company and shall remain binding on each Partner for the period of time necessary to resolve with the IRS (or any other applicable taxing authority) all tax matters relating to the Company and for the Partners to satisfy their indemnification obligations, if any, pursuant to this Section 8.3(b). For so long as the Company Representative is a person who is not an individual, the Company Representative shall designate an individual (the “Designated Individual”) as the sole individual through whom the Company Representative shall act for all purposes under the Code, and the Company shall appoint the Designated Individual in the manner provided for under the Code and the Treasury Regulations. Unless otherwise stated, references to the Company Representative shall also apply to the Designated Individual if the appointment of a Designated Individual is required as provided in this Section 8.3(b).

(d)    Tax Withholding.
(i)    Each Partner shall deliver to the Company: (A) any certificate that the Company may reasonably request with respect to any federal, state, local, foreign or other tax law; or (B) any other form or instrument reasonably requested by the Company, in each case, relating to its status with respect to any law regarding withholding of taxes from amounts received or distributable by the Company. In the event that a Partner fails or is unable to deliver to the Company any certificate or form described in this Section 8.3(d), the Company may withhold, in accordance with applicable law, amounts from such Partner in accordance with this Section 8.3(d).
(ii)    To the extent (A) the Company is required by law to withhold distributions (or portions thereof) to any Partner or to make tax payments on behalf of or with respect to any Partner (including any taxes or other amounts arising or payable under the Partnership Audit Rules or Code Section 1446(f)) or (B) amounts are withheld on distributions or allocations to the Company on behalf of or with respect to any Partner (together with any interest, penalties and related expenses, “Withholding Advances”), the Company is authorized to withhold or pay such amounts as so required in accordance with applicable law and shall timely remit such amounts withheld to the appropriate Governmental Authority.
(iii)    All Withholding Advances made on behalf of a Partner pursuant to this Section 8.3(d) shall constitute a loan by the Company to such Partner, which shall accrue interest at a rate equal to the prime rate as of the date of such Withholding Advances plus 2.0% per annum and be paid on demand by the Partner in respect of whom such Withholding Advances were made (it being understood that no such payment shall increase such Partner’s Capital Account), unless (A) the Company withholds such payment from a Distribution that would otherwise be made to such Partner or (B) the General Partner reasonably determines that such payment may be satisfied out of the Distributable Assets which would otherwise be distributed to such Partner or the proceeds of the Liquidation otherwise payable to such Partner. Any amounts withheld pursuant to this Section 8.3(d) that do not constitute a loan shall be treated as having been distributed to such Partner under the provisions of Section 5.3(b).
(iv)    Each Partner hereby (A) agrees to reimburse the Company for any liability with respect to Withholding Advances (including interest thereon) required or made on behalf of or with respect to such Partner and (B) grants to the Company a security interest in such Partner’s Units to secure such Partner’s obligation under this Section 8.3(d). Each Partner shall take such actions as the Company shall reasonably request in order to perfect or enforce the security interest created hereunder.  Notwithstanding any other provision of this Agreement, the obligation of each Partner pursuant to this Section 8.3(d) and Section 8.3(b) shall survive a transfer or disposition by such Partner of its interest in the Company, withdrawal by such Partner or the dissolution, winding up and liquidation of the Company.
(e)    ECI, UBTI and CAI. The General Partner shall use reasonable best efforts to conduct the Company’s affairs in such a manner that (i) the Company does not recognize income that (A) is effectively connected with a United States trade or business within the meaning of Code Section 864 or 897, (B) is “unrelated business taxable income” within the meaning of Code Sections 512 through 514, or (C) is derived from the conduct of a commercial activity within the meaning of Code Section 892 and (ii) no Partner will, solely as a result of its ownership of Units, be treated as engaged in the conduct of (A) a trade or business within the United States within the meaning of Code Section 864(b) or (B) commercial activity within the meaning of Code Section 892.
ARTICLE IX

LIMITATION ON LIABILITY, ELIMINATION OF FIDUCIARY DUTIES, EXCULPATION, INDEMNIFICATION AND INSURANCE
SECTION 9.1.    Limitation on Liability. To the fullest extent permitted by Applicable Law, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be the debts, obligations and liabilities of the Company, and no Covered Person shall be obligated personally to any Person (including any creditor of the Company) for the repayment, satisfaction or discharge of any such debt, obligation or liability of the Company solely by reason of being a Covered Person; provided, that any Limited Partner shall, upon the request of the General Partner, be required to return to the Company any Distribution made to such Limited Partner in clear and manifest accounting or similar error.  All Persons dealing with the Company shall have recourse solely to the assets of the Company for the payment of debts, obligations or liabilities of the Company. No Partner shall take, or cause to be taken, any action that would result in any other Partner, in such other Partner’s capacity as a such, having any personal liability for the obligations of the Company.
SECTION 9.2.    Certain Duties and Liabilities of Covered Persons.
(a)    Elimination of Fiduciary Duties. Notwithstanding any duty otherwise existing at law or equity, no Covered Person (other than any Service Provider acting in its capacity as such) shall, to the maximum extent permitted by Applicable Law, owe any fiduciary duty, duty of loyalty or other duty (other than contractual obligations under this Agreement, if applicable) to the Partners, the creditors of the Company or to any other third party under this Agreement. To the extent that any such fiduciary duty, duty of loyalty or other duty is imposed on a Covered Person (other than any Service Provider acting in its capacity as such) under Applicable Law, to the maximum extent permitted by Applicable Law, the Company and the Partners hereby unconditionally and irrevocably waive the same and expressly agree that no Covered Person (other than any Service Provider acting in its capacity as such) shall have any liability for breach of such duties. Neither the Company, nor any Party shall commence or join or otherwise bring or advance or participate in any claim against any Covered Person (other than any Service Provider acting in its capacity as such) based upon any purported breach of fiduciary duty, duty of loyalty or other duty to it; provided that nothing in this Section 9.2(a) negates, eliminates, modifies or otherwise affects (a) any of the rights and obligations expressly provided for in this Agreement, (b) any of the rights, obligations or duties of any Service Provider acting in its capacity as such or (c) the implied contractual covenant of good faith and fair dealing with respect to this Agreement and the subject matter hereof. Each Partner acknowledges that: (1) subject to Section 4.13, the SL Partners and their Affiliates and their respective direct or indirect equityholders may engage in material business transactions with any Company Entity; (2) subject to Section 4.14(a), the Indigo Partners and their Affiliates and their respective direct or indirect equityholders may engage in material business transactions with any Company Entity; (3) subject to Section 4.13, the directors, officers, advisors and/or employees of the SL Partners and their Affiliates may serve as officers, directors and/or employees of any Company Entity; and (4) subject to Section 4.14(a), the directors, officers, advisors and/or employees of the Indigo Partners and their Affiliates, may serve as officers, directors and/or employees of any Company Entity. Notwithstanding anything in this Section 9.2(a) to the contrary, each Service Provider acting in its capacity as such shall owe fiduciary duties to the Company Entities to the same extent that a director or officer, as applicable, of a Delaware corporation owes fiduciary duties to a corporation under the General Corporation Law of the State of Delaware. For the avoidance of doubt, no Officer, Director or other service provider to the Company Entities that is not a Service Provider shall owe fiduciary duties to the Company Entities.
(b)    Applicable Standards. Notwithstanding anything to the contrary in this Agreement (but without any negation, modification, or otherwise any effect on the rights and obligations of the Partners expressly provided for in this Agreement), the Partners expressly intend, acknowledge and agree that, to the fullest extent permitted by Applicable Law, no Partner nor any Director appointed by a Partner in accordance herewith is under any obligation to consider the separate interests of any Company Entity, the Partners (including the tax consequences to the Partners) or any other Person in deciding whether to take or approve (or decline to take or approve) any actions, and that no Partner nor Director appointed by a Partner in accordance herewith shall be liable, at law or in equity, for losses sustained, liabilities incurred or benefits not derived by any Company Entity, any Partner or any other Person in connection with such decisions. In furtherance, and not in limitation of the foregoing, to the fullest extent permitted under Applicable Law, whenever a Covered Person (other than any Service Provider acting in its capacity as such) is permitted or required to make a decision or take an action or omit to take an action or make a decision: (i) in such Covered Person’s “sole discretion” or “discretion” or under a similar grant of authority or latitude or without an express standard of behavior (including standards such as “reasonable” or “good faith”), such Covered Person shall be entitled to consider only such interests and factors, including such Covered Person’s own, as such Covered Person desires, and shall have no duty or obligation to consider any other interests or factors whatsoever, or (ii) with an express standard of behavior (including standards such as “reasonable” or “good faith”), then such Covered Person shall comply with such express standard but, to the fullest extent permitted under Applicable Law, shall not be subject to any other or additional standard imposed by this Agreement or Applicable Law.
(c)    Good Faith Reliance. A Covered Person (other than any Service Provider acting in its capacity as such) shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters such Covered Person reasonably believes are within such other Person’s professional or expert competence, including information, opinions, reports or statements as to the value and amount of assets, liabilities, profits or losses or any other facts pertinent to the existence and amount of assets from which distributions to Partners might properly be paid.  The immediately preceding sentence shall in no way limit any Person’s right to rely on information to the extent provided in Section 17-407 of the Act.
SECTION 9.3.    Exculpation. To the fullest extent permitted by Applicable Law, and except as otherwise expressly provided herein, no Covered Person (other than any Service Provider acting in its capacity as such) shall be liable, including under any legal or equitable theory of fiduciary duty or other theory of liability, to the Company, any Partner or any other Person for any Claims and Expenses (as defined below) arising out of any act or omission of such Covered Person on behalf of the Company to the extent that such act or omission did not constitute Disabling Conduct. No Partner shall make any claim against any Covered Person (other than any Service Provider acting in its capacity as such) for such Claims and Expenses.
SECTION 9.4.    Indemnification.
(a)    To the fullest extent permitted by Applicable Law, the Company shall indemnify and hold harmless each of the Covered Persons from and against any and all liabilities, obligations, losses, damages, fines, taxes and interest and penalties thereon (other than taxes based on fees or other compensation received by such Covered Person from the Company), claims, demands, actions, suits, proceedings (whether civil, criminal, administrative, investigative or otherwise), costs, expenses and disbursements (including reasonable and documented legal and accounting fees and expenses, costs of investigation and sums paid in settlement) of any kind or nature whatsoever (collectively, “Claims and Expenses”) which may be imposed on, incurred by or asserted at any time against such Covered Person in any way related to or arising out of this Agreement, the Company or the management or administration of the Company (including based upon or relating to the Securities Act, the Exchange Act or any other applicable securities or other laws in connection with any offering of securities by the Company and any related document in connection therewith), the control of or ability to influence any Company Entity, or in connection with the business or affairs of the Company or the activities of such Covered Person on behalf of the Company; provided, that a Covered Person shall not be entitled to indemnification hereunder against Claims and Expenses that are Finally Determined to have resulted from such Covered Person’s Disabling Conduct. The rights of any Covered Person to indemnification hereunder will be in addition to any other rights any such Covered Person may have under any other agreement or instrument in which such Covered Person is or becomes a party or is or otherwise becomes a beneficiary or under law or regulation. Any indemnification pursuant to this Agreement will be made only out of the assets of the Company and will in no event cause any Partner or other Covered Person to incur any personal liability or be required to make any contribution to the Company, nor shall it result in any personal liability of any Partner or any other Covered Person to any third party.

(b)    The Company acknowledges and agrees that the Company shall, and to the extent applicable shall cause the other Company Entities to, be fully and primarily responsible for the payment to a Covered Person in respect of Claims and Expenses in connection with any Jointly Indemnifiable Claims (as defined below), pursuant to and in accordance with (as applicable) the terms of (i) the Act, (ii) this Agreement, (iii) any other agreement between the Company or any other Company Entity and such Covered Person pursuant to which such Covered Person is indemnified, (iv) the laws of the jurisdiction of incorporation or organization of any Company Entity or (v) the Organizational Documents of any of any Company Entity ((i) through (v) collectively, the “Indemnification Sources”), irrespective of any right of recovery such Covered Person may have from any corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise (other than any Company Entity or the insurer under and pursuant to an insurance policy of any Company Entity) from whom such Covered Person may be entitled to indemnification with respect to which, in whole or in part, any Company Entity may also have an indemnification obligation (collectively, the “Indemnitee-Related Entities”). The Company waives, relinquishes and releases all Indemnitee-Related Entities from any and all claims against the Indemnitee-Related Entities for contribution, subrogation or any other recovery and under no circumstance shall any Company Entity be entitled to any right of subrogation or contribution by the Indemnitee-Related Entities and no right of advancement or recovery a Covered Person may have from the Indemnitee-Related Entities shall reduce or otherwise alter the rights of the Indemnitee-Related Entities or the obligations of any Company Entity under the Indemnification Sources. In the event that any of the Indemnitee-Related Entities shall make any payment to a Covered Person in respect of indemnification with respect to any Jointly Indemnifiable Claim, (x) the Company shall, and to the extent applicable shall cause the other Company Entities to, reimburse the Indemnitee-Related Entity making such payment to the extent of such payment promptly upon written demand from such Indemnitee-Related Entity, (y) to the extent not previously and fully reimbursed by a Company Entity pursuant to clause (x), the Indemnitee-Related Entity making such payment shall be subrogated to the extent of the outstanding balance of such payment to all of the rights of recovery of such Covered Person against any Company Entity and (z) such Covered Person shall execute all papers reasonably required and shall do all things that may be reasonably necessary to secure such rights, including the execution of such documents as may be necessary to enable the Indemnitee-Related Entities effectively to bring suit to enforce such rights. The Company and each Covered Person agree that each of the Indemnitee-Related Entities shall be third-party beneficiaries with respect to this Section 9.4(b) entitled to enforce this Section 9.4(b) as though each such Indemnitee-Related Entity were a party to this Agreement. The Company shall cause each Company Entity to perform the terms and obligations of this Section 9.4(b) as though each such Company Entity was a party to this Agreement. For purposes of this Section 9.4(b), the term “Jointly Indemnifiable Claims” shall be broadly construed and shall include any Claims and Expenses for which a Covered Person shall be entitled to indemnification from both (1) any Company Entity pursuant to the Indemnification Sources, on the one hand, and (2) any Indemnitee-Related Entity pursuant to any other agreement between any Indemnitee-Related Entity and such Covered Person pursuant to which such Covered Person is indemnified, the laws of the jurisdiction of incorporation or organization of any Indemnitee-Related Entity or the certificate of incorporation, certificate of organization, bylaws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership or other organizational or governing documents of any Indemnitee-Related Entity, on the other hand.
SECTION 9.5.    Advancement of Expenses. To the fullest extent permitted by Applicable Law, the Company shall pay the expenses (including reasonable and documented legal fees and expenses and costs of investigation) incurred by a Covered Person in defending any claim, demand, action, suit or proceeding (other than a claim, demand, action, suit or proceeding brought by the Company against a Partner for such Partner’s material breach or violation of this Agreement) as such expenses are incurred by such Covered Person and in advance of the final disposition of such matter, provided, that such Covered Person shall have provided the Company with a written affirmation of such Covered Person as to such Covered Person’s good faith belief that such Covered Person has met the standard of conduct necessary for indemnification under Section 9.4 and a written undertaking, by or on behalf of such Covered Person, to repay such expenses if it is (a) determined by agreement between such Covered Person and the Company or (b) in the absence of such an agreement, Finally Determined that such Covered Person is not entitled to be indemnified pursuant to Section 9.4.
SECTION 9.6.    Insurance. The Company may, or may cause an Affiliate to, purchase and maintain directors and officers insurance, to the extent and in such amounts as the Board may, in its discretion, deem reasonable.
ARTICLE X

DISSOLUTION AND TERMINATION
SECTION 10.1.    Dissolution.
(a)    The Company shall not be dissolved by the admission of Substitute Partners or Additional Partners pursuant to Section 3.4.
(b)    No Partner shall (i) resign from the Company prior to the dissolution and winding up of the Company except in connection with a Transfer of Units pursuant to the terms of this Agreement or (ii) take any action to dissolve, terminate or liquidate the Company or to require apportionment, appraisal or partition of the Company or any of its assets, or to file a bill for an accounting, except as specifically provided in this Agreement, and each Partner, to the fullest extent permitted by Applicable Law, hereby waives any rights to take any such actions under Applicable Law, including any right to petition a court for judicial dissolution under Section 17-802 of the Act.
(c)    The Company shall be dissolved and its business wound up upon the earlier to occur of either of the following events (each a “Dissolution Event”):
(i)    subject to Section 4.13, by action of the Board; and
(ii)    the entry of a decree of judicial dissolution under Section 17-802 of the Act, in contravention of this Agreement.

The Partners hereby agree that the Company shall not dissolve prior to the occurrence of a Dissolution Event and that no Partner shall seek a dissolution of the Company, under Section 17-802 of the Act or otherwise, other than based on the matters set forth in subsections (i) and (ii) above. If it is Finally Determined that the Company has dissolved prior to the occurrence of a Dissolution Event, the Company hereby agrees to continue the business of the Company without a Liquidation.
(d)    The death, retirement, expulsion, bankruptcy, insolvency or dissolution of any Partner or the occurrence of any other event that terminates the continued membership of any Partner shall not in and of itself cause the dissolution of the Company.
SECTION 10.2.    Winding Up of the Company.
(a)    The General Partner shall promptly notify the Limited Partners of any Dissolution Event. Upon dissolution, the Company’s business shall be liquidated in an orderly manner. Other than in connection with an IPO or a Company Sale, the General Partner shall appoint a liquidating trustee to wind up the affairs of the Company pursuant to this Agreement. In performing its duties, the liquidating trustee is authorized to sell, distribute, exchange or otherwise dispose of the assets of the Company in accordance with the Act and in any reasonable manner that the liquidating trustee shall determine to be in the best interest of the Limited Partners.
(b)    The proceeds of the Liquidation shall be distributed in the following order and priority:
(i)    first, to the creditors (including any Partners or their respective Affiliates that are creditors) of the Company in satisfaction of all of the Company’s liabilities (whether by payment or by making reasonable provision for payment thereof, including the setting up of any reserves which are, in the reasonable judgment of the liquidating trustee, reasonably necessary therefor); and
(ii)    thereafter, to the Partners, in accordance with Section 5.3(b).
(c)    Distribution of Property. In the event it becomes necessary in connection with the Liquidation to make a distribution of Property in-kind, subject to the priority set forth in Section 10.2(b), the liquidating trustee shall have the right to compel each Limited Partner, treating each such Limited Partner in a substantially similar manner, to accept a distribution of any Property in-kind, with such distribution corresponding as nearly as possible to the distributions such Limited Partner would receive under Section 5.3(b) based upon the amount of cash that would be distributed to such Limited Partner if such Property were sold for an amount of cash equal to the Fair Market Value of such Property, as determined by the liquidating trustee in good faith.
SECTION 10.3.    Termination. The Company shall terminate when all of the assets of the Company, after payment of or reasonable provision for the payment of all debts and liabilities of the Company, shall have been distributed to the Partners in the manner provided for in this Article X, and the Certificate shall have been cancelled in the manner required by the Act.
SECTION 10.4.    Survival. Termination, dissolution or Liquidation of the Company for any reason shall not release any party from any liability which at the time of such termination, dissolution or Liquidation already had accrued to any other party or which thereafter may accrue in respect to any act or omission prior to such termination, dissolution or Liquidation.
ARTICLE XI

MISCELLANEOUS
SECTION 11.1.    Further Assurances. Each Limited Partner at the request of the Board, will execute and deliver, or cause to be executed and delivered, such instruments and other documents, and will take, or cause to be taken, such other actions, as the Board may reasonably request for the purpose of carrying out or evidencing the transactions contemplated by this Agreement, as determined by the Board in good faith. Each Limited Partner, including each Additional Partner and Substitute Partner, by the execution of this Agreement or by agreeing in writing to be bound by this Agreement, irrevocably constitutes and appoints the Board or any Person designated by the Board to act on such Limited Partner’s behalf for purposes of this Section 11.1 as such Limited Partner’s true and lawful attorney-in-fact with full power and authority in such Limited Partner’s name and stead to execute, deliver, swear to, file and record at the appropriate public offices such documents as may be necessary or appropriate to carry out this Agreement, including:
(a)    all amendments to this Agreement and the GP LLC Agreement adopted in accordance with the terms hereof or thereof, respectively, and all instruments that the Board deems appropriate to reflect a change or modification of the Company or the General Partner in accordance with the terms of this Agreement and the GP LLC Agreement, as applicable; and
(b)    the appointment of the Board as such Limited Partner’s attorney-in-fact to act on its behalf for purposes of this Section 11.1 will be deemed to be a power coupled with an interest, in recognition of the fact that each of the Limited Partners will be relying upon the power of the Board to act as contemplated by this Agreement in any filing and other action by him, her or it on behalf of the Company, and will survive the bankruptcy, dissolution, death, adjudication of incompetence or insanity of any Limited Partner giving such power and the transfer or assignment of all or any part of such Limited Partner’s interests in the Company; provided, however, that in the event of a Transfer by a Limited Partner of all of its Units, the power of attorney given by the transferor will survive such assignment only until such time as the transferee will have become a Limited Partner hereunder and all required documents and instruments will have been duly executed, filed, and recorded to effect such substitution.
SECTION 11.2.    Expenses.  Except as otherwise provided in this Agreement or as otherwise agreed in writing by the SL Partners and the Indigo Partners, each Limited Partner is responsible for its own expenses and costs (including all legal, accounting, and consulting fees and expenses) that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement, and the transactions contemplated thereby.
SECTION 11.3.    Notices. All notices and other communications pursuant to this Agreement must be in writing and will be deemed duly given (a) on the date of delivery if delivered personally, (b) if sent designated for overnight delivery by nationally recognized overnight air courier (such as DHL or Federal Express), upon receipt of proof of delivery on a Business Day before 5:00 p.m. in the time zone of the receiving party, otherwise upon the following Business Day after receipt of proof of delivery, or (c) at the time sent (if sent before 5:00 p.m. in the addressee’s local time and on the next Business Day if sent after 5:00 p.m. in the addressee’s local time), if sent by email. All notices and other communications must also be sent by email, with the subject line “Limited Partnership Agreement Notice.” All notices and other communications under this Agreement shall be delivered to the addresses set forth below:
If to the Company or the General Partner:
[Address]
Email: [●]
Attention: [●]
with a copy to:
Latham & Watkins LLP
1271 Avenue of the Americas
New York, NY 10020
Attention: Justin Hamill; Chad G. Rolston; Max Schleusener; Bret Stancil
Email:     justin.hamill@lw.com; chad.rolston@lw.com; max.schleusener@lw.com; bret.stancil@lw.com
If to any Indigo Partner:
[Address]
Email: [●]
Attention: [●]
with a copy to:
Skadden, Arps, Slate, Meagher & Flom LLP
525 University Avenue, 14th Floor
Palo Alto, CA 94301
Attention: Amr Razzak; Sonia Nijjar; Christopher Bors
Email: amr.razzak@skadden.com; sonia.nijjar@skadden.com; christopher.bors@skadden.com
If to any SL Partner:

c/o Silver Lake
2775 Sand Hill Road
Suite #100
Menlo Park, CA 94025
Attention: Andrew J. Schader; Julie Rutiz
Email: andy.schader@silverlake.com; julie.rutiz@silverlake.com with a copy to:

Latham & Watkins LLP
1271 Avenue of the Americas
New York, NY 10020
Attention: Justin Hamill; Chad G. Rolston; Max Schleusener; Bret Stancil
Email:     justin.hamill@lw.com; chad.rolston@lw.com; max.schleusener@lw.com; bret.stancil@lw.com
SECTION 11.4.    Headings. The table of contents and headings contained in this Agreement are for convenience of reference only, are not part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.
SECTION 11.5.    Counterparts and Exchanges. This Agreement and the other documents referred to in this Agreement may be signed electronically and in multiple counterparts, each of which will be considered an original, but all of which constitute a single instrument.
SECTION 11.6.    Governing Law; Venue; Jurisdiction; Waiver of Jury Trial.
(a)    This Agreement will be governed by and construed in accordance with the laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflicts of law.
(b)    The parties hereto irrevocably agree that any suit, litigation or legal proceeding arising out of or relating to this Agreement shall be brought and determined in the Delaware Court of Chancery in and for New Castle County, or in the event (but only in the event) that such Delaware Court of Chancery does not have subject matter jurisdiction over such matter, the United States District Court for the District of Delaware (as applicable, the “Chosen Court”), and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of the Chosen Court for themselves and with respect to their respective property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement. The parties hereto agree not to commence any action, suit or proceeding relating thereto except in the Chosen Court, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by the Chosen Court.
(c)    TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY

RIGHT TO TRIAL BY JURY IN ANY SUIT, LITIGATION OR LEGAL PROCEEDING ARISING OUT OF OR RELATING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY (EXCLUDING, FOR THE AVOIDANCE OF DOUBT, TRANSACTIONS CONTEMPLATED BY THE TRANSACTION AGREEMENT), WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY AS PROVIDED IN THIS SECTION 11.6, AND THAT SUCH SUITS, LITIGATIONS OR LEGAL PROCEEDINGS WILL INSTEAD BE TRIED IN A CHOSEN COURT BY A JUDGE SITTING WITHOUT A JURY IN ACCORDANCE WITH THIS SECTION 11.6.
SECTION 11.7.     Dispute and Deadlock Resolution. Any dispute arising out of or relating to Indigo’s approval rights pursuant to Section 4.13 shall be escalated to an ad hoc committee comprised of two (2) senior representatives of Indigo, on the one hand, and two (2) senior representatives of the SL Partners, on the other hand, who shall use reasonable efforts to attempt to achieve mutually satisfactory resolution within five (5) days. To the extent not resolved pursuant to the preceding sentence, each of the applicable Limited Partners may send a notice of demand for non-binding mediation and, following the delivery of such a notice, the applicable Limited Partners will try to resolve the dispute with a mediator. If the Limited Partners do not resolve the dispute within ten (10) days following the notice of demand for mediation, any Limited Partner may, subject to the provisions of Section 11.6, begin litigation.
SECTION 11.8.    Successors and Assigns. This Agreement is made for the benefit of the parties hereto and each of their respective successors and permitted assigns, if any. Except as expressly set forth herein, nothing in this Agreement, express or implied, is intended to or will confer upon any Person other than the parties hereto any legal or equitable rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. Other than as a result of a Transfer of Units permitted pursuant to Article VI, and subject to Section 6.1(f) and Section 6.1(g), no Partner may assign this Agreement or any or all of its rights under this Agreement or delegate any or all of its obligations under this Agreement, in whole or in part, to any other Person without obtaining the prior written consent of the Indigo Partners and the SL Partners, and any such attempt to do so will be void and of no effect. Notwithstanding anything herein to the contrary, the parties hereto hereby acknowledge and agree that each SL Partner may assign any or all of its rights under this Agreement or delegate any or all of its obligations under this Agreement, in whole or in part and whether simultaneously assigned and retained, to any other Person without obtaining the prior written consent of the Indigo Partners or any other Person in connection with a Transfer permitted under this Agreement (but only with respect to such rights and obligations attaching to the Units so Transferred); provided, that, the SL Partners shall only be permitted to assign their respective rights under Section 6.4 and the majority voting power of the Investor Directors appointed by them pursuant Section 4.7 in connection with a Transfer by the SL Partners in accordance with the provisions of this Agreement of at least 51%

of the aggregate number of Class A Units held by all SL Partners immediately prior to such Transfer.
SECTION 11.9.    Specific Performance. Each party hereto agrees that irreparable damage would occur, and the parties would not have an adequate remedy at law, if any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. Accordingly, each party hereto agrees that the other parties hereto will be entitled (without proof of actual damages) to injunctive relief from time to time to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case: (a) without the requirement of posting any bond or other indemnity; and (b) in addition to any other remedy to which it may be entitled, at law or in equity. Furthermore, each party hereto agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement, and to specifically enforce the terms of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under this Agreement. Each party hereto expressly disclaims that it is owed any duty not expressly set forth in this Agreement, and waives and releases all tort claims and tort causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement.
SECTION 11.10.    Waiver.
(a)    No failure on the part of any Person to exercise any right or remedy under this Agreement, and no delay on the part of any Person in exercising any right or remedy under this Agreement, will operate as a waiver of such right or remedy; and no single or partial exercise of any such right or remedy will preclude any other or further exercise thereof of any other right or remedy.
(b)    No Person will be deemed to have waived any claim arising out of this Agreement, or any right or remedy under this Agreement, unless the waiver of such claim right or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.
SECTION 11.11.    Amendment. Subject only to Section 4.13, this Agreement may be modified, waived or amended by the SL Partners, including to (a) cure any ambiguity or correct or supplement any provision hereof which may be inconsistent with any other provision hereof, or correct any printing, typographic or clerical errors or omissions, (b) satisfy any requirements, conditions, guidelines or opinions contained in any opinion, directive, order, ruling or regulation of the Securities Exchange Commission, the IRS, or any other U.S. federal or state or non-U.S. governmental agency, or in any U.S. federal or state or non-U.S. statute, (c) incorporate the terms of any new class or series of Units issued in accordance with Section 6.6, including Units that have any voting, distribution or other rights that are senior to or pari passu with the Class A Units and (d) reflect the terms of any applicable Award Agreement pursuant to Section 5.3(b)(v). Subject to Section 8.2, upon the amendment of any provision of this Agreement pursuant to this Section 11.11, the Company shall provide a written notice to each

Partner setting forth the full details (and a copy of) of such amendment. Any amendment or modification to this Agreement approved in compliance with this Section 11.11 shall be binding on the Company and the Partners and their respective successors and permitted assigns. Any amendment or modification to this Agreement made in breach of Section 4.13 or this Section 11.11 shall be void ab initio and of no force or effect.
SECTION 11.12.    Severability. If any term or provision of this Agreement is Finally Determined by a court of competent jurisdiction, administrative agency or arbitrator to be invalid, illegal or unenforceable by any rule of law or public policy, the court, administrative agency or arbitrator will modify that part to the minimum extent necessary to make that part enforceable, or if necessary, sever that part. All other conditions and provisions of this Agreement shall nevertheless remain in full force and effect.
SECTION 11.13.    Entire Agreement.
(a)    This Agreement, together with the Transaction Agreement, the GP LLC Agreement and all related Exhibits and Schedules, constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter.
(b)    In the event of an inconsistency or conflict between the provisions of this Agreement and any provision of the Transaction Agreement, except where noted otherwise, this Agreement shall control with respect to such conflict and, in the event of an inconsistency or conflict between the provisions of this Agreement and any provision of the GP LLC Agreement, except where noted otherwise, this Agreement shall control with respect to such conflict.
(c)    Each party hereto acknowledges and represents that it has not relied on or been induced to enter into this Agreement by any representation, warranty or undertaking (whether express or implied, contractual or otherwise) given by any of the other parties hereto other than as set out in this Agreement or in the Transaction Agreement.
SECTION 11.14.    Other Business; Corporate Opportunities.
(a)    Each of the Limited Partners may engage independently or with others in other business ventures of any kind, render advice or services of any kind to other investors or ventures, and make or manage other investments or ventures. No Partner shall have any right by virtue of this Agreement or the relationship created hereby in or to such other ventures or activities or to the income or proceeds derived therefrom, and the pursuit of such ventures shall not be deemed wrongful or improper under this Agreement.
(b)    The Partners hereby agree that, (i) each Limited Partner is permitted to have, and may currently or in the future have, investments or other business relationships with entities engaged in the business of the Company Entities, and in related businesses other than through any Company Entity, and have and may develop a strategic relationship with businesses that are and may be competitive with the Company Entities, (ii) no Limited Partner will be prohibited by virtue of any Person’s investment in the Company from pursuing and engaging in any such activities, (iii) no Limited Partner will be obligated to inform any Company Entity of any such opportunity, relationship or investment, and (iv) no Limited Partner will have any duty or obligation to bring any “corporate opportunity” to any Company Entity, regardless of whether such opportunity is, from its nature, in the line of any Company Entity’s business, is of practical advantage to the Company Entities or is one that the Company Entities are financially able to undertake; provided, that nothing in this Section 11.14 shall limit or otherwise affect the terms or interpretation of Section 4.14.
(c)    To the fullest extent permitted by Applicable Law, the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to any Limited Partner or any of their respective Permitted Transferees or Representatives, nor shall any of such Persons have any duty to communicate or present an investment or business opportunity or prospective economic advantage to the Company Entities in which the Company Entities may otherwise have an interest or expectancy (a “Corporate Opportunity”). The Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any Corporate Opportunity. No Limited Partner shall be deemed to have breached any fiduciary or other duty or obligation to the Company by reason of the fact that any such Limited Partner pursues or acquires a Corporate Opportunity for itself or its Permitted Transferees or directs, sells, assigns or transfers such Corporate Opportunity to another Person or does not communicate information regarding such Corporate Opportunity to the Company. Each Partner acknowledges that the SL Partners and their respective Affiliates may offer such Corporate Opportunity to (x) any portfolio company in which any of the SL Partners or their respective Affiliates or affiliated investment funds have made a debt or equity investment (and vice versa) or (y) any limited partners, non-managing members or other similar direct or indirect investors in any of the SL Partners or their respective Affiliates or affiliated investment funds.
SECTION 11.15.    No Employment or Service Contract. Subject to the rights of the SL Partners and the Indigo Partners to appoint, remove and replace Directors in accordance with Article IV, nothing in this Agreement shall confer upon any Person any right to continue in the service of any Company Entity (or any Affiliate thereof) for any period of time or restrict in any way the rights of any Company Entity to terminate any such Person’s employment or directorship at any time for any reason whatsoever, with or without cause.
SECTION 11.16.    Construction. Every covenant, term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Partner.
SECTION 11.17.    Disclosure of Information. The Company and the Partners acknowledge and agree that any Indigo Director or Investor Director may disclose to the Indigo Partners and the SL Partners, respectively, any information received in his or her capacity as a Director, including the Company’s annual budget for any Fiscal Year. To the maximum extent permitted by Applicable Law, any fiduciary duty or obligation of confidentiality that such Indigo Director or Investor Director may otherwise owe to the Company or the Partners with respect to such disclosure is hereby unconditionally and irrevocably waived by the Company and the

Partners, and the Company and the Partners expressly agree that no Indigo Director or Investor Director shall have any liability for any such disclosure.
SECTION 11.18.    Non-Recourse. Notwithstanding anything to the contrary contained in this Agreement and without limitation of any of the terms of the Transaction Agreement, no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or Representative or Affiliate of any Partner or any of its Affiliates or their respective affiliated investment funds shall have any liability (whether in contract, tort, equity or otherwise) for, and each other Partner hereby agrees not to bring any claim or action (including any arbitration) against any such Person in respect of, any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the parties hereto under this Agreement (whether for indemnification or otherwise) or of or for any claim or cause of action based on, arising out of, or related to this Agreement or the transactions contemplated by this Agreement (other than the Transaction Agreement and the transactions contemplated by the Transaction Agreement).
SECTION 11.19.    Conflicts and Privileges.
(a)    The Company Entities, the General Partner, the SL Partners and their respective Affiliates may be represented by the same counsel. The attorneys, accountants and other experts who perform services for the Company Entities may also perform services for related funds and investment vehicles, the General Partner, the SL Partners and any Affiliates of any of the foregoing.  It is contemplated that any such dual representation may continue, and party hereto hereby consents thereto.  The General Partner may, without the consent of any Limited Partner, execute on behalf of the Company Entities any consent to the representation of the Company Entities (or any Affiliate thereof) that counsel may request pursuant to applicable rules of ethics or professional conduct or similar rules in any applicable jurisdiction (the “Ethical Rules”).
(b)    The Company has initially selected Latham & Watkins LLP (“Company Counsel”) as legal counsel to the Company Entities.  Each Non-SL Partner acknowledges that, to the fullest extent permitted by Applicable Law, Company Counsel does not represent any Non-SL Partner in such Non-SL Partner’s capacity as a Limited Partner in the absence of a clear and explicit written agreement to such effect between such Non-SL Partner and Company Counsel (and then only to the extent specifically set forth in such agreement), and that, as a result, in the absence of any such agreement Company Counsel will owe no duties to any Non-SL Partner in its capacity as such.  Each Non-SL Partner further acknowledges that, regardless of whether Company Counsel has in the past represented or is currently representing any Non-SL Partner with respect to other matters, Company Counsel has not represented the interests of any Non-SL Partner in the preparation or negotiation of this Agreement or otherwise in connection with the formation or operation of the Company, including the offering and issuance of Units (or any other matter substantially related thereto).
(c)    In the event any dispute or controversy arises between any Limited Partner and the Company Entities, on the one hand, and the General Partner or an Affiliate thereof that Company Counsel represents, on the other hand, then each Limited Partner agrees that Company

Counsel may represent either the Company Entities or the General Partner or an Affiliate thereof, or both, in any such dispute or controversy to the extent permitted by Applicable Law, and each party hereto hereby consents, and agrees to cause such party’s Affiliates to consent to, to such representation.
(d)    To the fullest extent permitted by Applicable Law, each party hereto hereby waives and agrees not to assert, and agrees to cause such party’s Affiliates to waive and to agree not to assert, any actual or potential conflict of interest arising out of or related to Company Counsel’s representation, before or on or after the Effective Date, of any of the Company Entities, General Partner and the SL Partners (including the Affiliates of the SL Partners), including with respect to any matter or dispute (i) involving this Agreement or any other agreements or transactions contemplated hereby or (ii) in which the interests of any of the Company Entities or the SL Partners may be directly adverse to any of the Non-SL Partners in their capacities as such, in each case of the foregoing clauses (i) and (ii), even though Company Counsel may have represented any of the Company Entities and the SL Partners (or any Affiliate of the SL Partners) in a matter substantially related to any such matter or dispute, or may be handling ongoing matters or disputes for any of the Company Entities and the SL Partners (or Affiliates of the SL Partners).  Each of the parties hereto consents and agrees to, and agrees to cause such party’s Affiliates to consent and agree to, the communication by Company Counsel to any of the Company Entities and the SL Partners (or Affiliates of the SL Partners) in connection with any such representation of any fact known to Company Counsel arising by reason of Company Counsel’s prior representation of any of the Company Entities or the SL Partners (or any Affiliates of the SL Partners).
SECTION 11.20.    Remedies Cumulative. Except as expressly provided herein to the contrary, the rights and remedies under this Agreement are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise.

(Signature Pages Follow)

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the Effective Date.
[GRYPHON GP,] L.L.C.
By:
Name:
Title:
Signature Page to [Gryphon JV,] L.P. – Limited Partnership Agreement

[LIMITED PARTNER]
[By:]
[Name:]
[Title:]
Signature Page to [Gryphon JV,] L.P. – Limited Partnership Agreement

Schedule I
Partners
(See attached.)

Exhibit A
Form of Joinder Agreement
(See attached.)

Exhibit B
Form of Spousal Consent
(See attached.)

Exhibit C
Services Agreement
(See attached.)

Exhibit D
Registration Rights Agreement
(See attached.)